UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. -    )

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TETRA TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
2018

Notice of 2018 Annual Meeting of Stockholders

To the stockholders of TETRA Technologies, Inc.:

Our 2018 Annual Meeting of Stockholders will be held as follows:

When: Friday, May 4, 2018, at 11:00 a.m. local time	Where: TETRA Technologies, Inc. Corporate Headquarters 24955 Interstate 45 North The Woodlands, Texas 77380

The purpose of the meeting is to consider and take action on the following:

1.	Election of seven directors to serve one-year terms ending at the 2019 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed;
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.	Advisory vote on executive compensation;
4.	Approval of our 2018 Equity Incentive Plan; and
5.	Approval of our 2018 Non-Employee Director Equity Incentive Plan.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the Annual Meeting or any adjournments.

Only stockholders of record at the close of business on March 5, 2018 will be entitled to notice of and to vote at the Annual Meeting.

Your vote is important!

Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

Kimberly M. O'Brien Corporate Secretary

March 22, 2018

The Woodlands, Texas

PROXY STATEMENT

Table of Contents

Proxy Statement Highlights	1	Certain Transactions	45
		Equity Compensation Plan Information	45
Proposal No. 1: Election of Directors	2	Non-Stockholder Approved Plans	46
Retirement of Current Board Members	2
Nominees for Director	3	Audit Committee Report	47
		Fees Paid to Principal Accounting Firm	49
Proposal No. 2: Ratification of Selection		Audit Committee Preapproval Policies and Procedures	49
Independent Registered Public Accounting Firm	8	Executive Officers	50

Proposal No. 3: Advisory Vote to Approve		Compensation Discussion & Analysis (“CD&A)	52
Executive Compensation	10	Company Operations and Performance	52
		Consideration of Prior Year’s Advisory Vote &
Proposal No. 4: Approval of 2018 Equity		Stockholder Outreach	53
Incentive Plan	12	Overall Compensation Structure	54
Introduction	12	Alignment of Pay with Performance	54
Factors Considered in Setting Size		Key Compensation Practices and Policies	55
of Requested Share Reserve	13	Overview of Compensation Philosophy and
Key Compensation Practices	14	Objectives Roles and Processes	56
Description of the 2018 Incentive Compensation Plan	15	Compensation Elements	59
U.S. Federal Income Tax Consequences	19	Retirement, Health, and Welfare Benefits	66
Awards Under the 2018 Plan	22	CEO Pay Ratio	67
		Perquisites	67
Proposal No. 5: Approval of 2018 Non-Employee		Severance Plan and Termination Payments	67
Director Equity Incentive Plan	23	Employment Agreements	68
Introduction	23	Double Trigger Change of Control Agreements	68
Factors Considered in Setting Size of Requested		Indemnification Agreements	68
Share Reserve	24	Stock Ownership Guidelines	68
Key Compensation Practices	24	Tax and Accounting Implications of
Description of the 2018 Director Plan	24	Executive Compensation	69
U.S. Federal Income Tax Consequences	27	Changes for Fiscal Year 2018	69
Awards Under the Director Plan	28
		Compensation Committee Report	70
Corporate Governance	30
Corporate Governance Guidelines	30	Compensation of Executive Officers	71
Majority Vote Policy	30	Grants of Plan Based Awards	72
Corporate Governance Documents	30	Outstanding Equity Awards at Fiscal Year End	73
Director Independence	31	Option Exercises and Stock Vested	74
Board Leadership Structure	32	Nonqualified Deferred Compensation	75
Board Oversight of TETRA	32	Potential Payments upon Termination
Strategy	33	or Change of Control	75
Board Role in Risk Oversight	34
Corporate Responsibility	34	Compensation Risk	78
Stock Ownership Guidelines	35
Board Committee and Meetings	36	Director Compensation	79
Board and Committee Succession Planning	40
Director Tenure	40	Beneficial Stock Ownership of Certain
Executive Succession Planning	41	Stockholders and Management	81
Director Orientation and Continuing Education	41	Section 16(a) Beneficial Ownership Reporting
Board Committee Self-Evaluation Process	42	Compliance	83
Executive Sessions of the Board of Directors	43	Proposal of Stockholders	83
Communications with Directors	43	Additional Financial Information	84
Director Nominations Submitted by Stockholders	43	Other Matters	84
Director Nominations by the Nominating
and Corporate Governance Committee	44	General Information About the Meeting & Voting	85
Insider Trading Policy	44
		Appendix A – 2018 Equity Incentive Plan	A-1
		Appendix B – 2018 Non-Employee Director Equity
		Incentive Plan	B-1

PROXY STATEMENT HIGHLIGHTS

These highlights summarize certain information contained elsewhere in the proxy statement and does not contain all the information you should consider.  You should refer to the remainder of the proxy statement for more information about us and the proposals you are being asked to consider.

2017 BUSINESS HIGHLIGHTS

Throughout 2017, we focused on positioning ourselves as critical support for our customers.  While staying on track with our long-term growth strategies, our near-term focus in 2017 was on strategically balancing our continued lean cost and operations management and increasing resources to meet our customers’ needs in a growth environment.

Customer Focus

•   Expanded and enhanced customer engagement and relationships across oil and gas basins worldwide

•   Focused on understanding our customers’ needs and providing innovative solutions

•   Provided outstanding services and products to protect and grow our market share

Continuous Improvement

•   Optimized geographic market presence, streamlined operations, and matched personnel and equipment to market needs

•   Exercised strong cost discipline by allocating capital towards higher return projects and business

•   Focused on developing differentiated, innovative, value-added products and technology

•   Created cost-savings and improved efficiency through our recent systems implementation initiatives for our CSI Compressco LP subsidiary

EXECUTIVE COMPENSATION HIGHLIGHTS	CORPORATE GOVERNANCE HIGHLIGHTS

Our executive compensation program reflects a fundamental belief that rewards should be competitive, both in elements and amount, with the broad market in which we compete for executive talent and commensurate with TETRA’s and the individual executive’s performance.

•   Pay for Performance - Our total compensation for each individual provides reasonable upside potential for exceptional performance; as well as risk of no payment with respect to incentive compensation when performance objectives are not achieved. Our variable pay programs are designed as forward-looking incentives that reflect individual and corporate performance during the year under review.

•   Alignment with Stockholder Value - Our long-term incentive, or LTI, awards reward share price improvement and provide a strong link to stockholder interests.  Our compensation programs are designed and administered to maximize stockholder value.

•   Market Competitiveness - Our overall compensation strategy recognizes that attraction and retention of key talent are critical to the attainment of our stated business goals and objectives and to the creation of value for our stockholders.

The mix of compensation between base salary and short- and long-term incentive awards is heavily weighted towards at-risk-pay, aligning performance with stockholder value.

Our practices include a number of policies and structures that we believe are excellent corporate governance practices, including:

•   Majority vote policy in the election of directors;

•   Annual election of directors;

•   Separation of Chairman of the Board and Chief Executive Officer positions;

•   Regular meetings of our non-management and independent directors;

•   A prohibition against directors and executive officers holding our securities in margin accounts or pledging our securities, absent company approval;

•   A prohibition against directors and executive officers engaging in hedging transactions with respect to our securities;

•   Rigorous stock ownership guidelines applicable to directors and executive officers;

•   Change in control benefits that are subject to “double trigger”;

•   An independent compensation consultant hired by and reporting to the Compensation Committee; and

•   Compensation clawback provisions included in both our annual cash incentive plan and our equity incentive plans that provide us with a mechanism to recover amounts awarded under such plans in certain circumstances.

2018 Proxy Statement	TETRA Technologies, Inc. I 1

PROPOSALS

Proposal No. 1 — Election of Directors

The Board recommends a vote FOR the election of each nominee

Retirement of Current Board Members

Stephen A. Snider and Kenneth E. White, Jr., both current members of the Board of Directors, will retire from the board upon expiration of their respective terms at the upcoming Annual Meeting, and therefore, have not been nominated for reelection.  Immediately following the Annual Meeting, the Board of Directors expects to set the size of the board at seven directors. Proxies solicited hereby cannot be voted for a greater number of persons than the nominees for director set forth below.

Board Recommendation

Our Board of Directors believes that each director nominee for election at the Annual Meeting is highly qualified.  The director nominees’ biographies (below) describe the specific experience, qualifications, attributes, and skills that have been considered by the Nominating and Corporate Governance Committee and contributed to such individuals’ being nominated for our Board of Directors.  As their biographies indicate, all the director nominees possess significant leadership and professional experience, knowledge, including energy industry knowledge, and skills that qualify them for service on our board.  Each director, other than Mr. Brightman, our Chief Executive Officer, satisfies the independence requirements under the listing standards of the New York Stock Exchange (“NYSE”).  All directors satisfy the criteria stated in our Corporate Governance Guidelines and possess the personal characteristics essential for the proper and effective functioning of our board.

The terms of office of each of the nine current directors will expire at the time of the Annual Meeting. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR”, the election of the seven persons listed below who have been nominated to serve one-year terms as directors.  Each of the nominees has consented to be named in this proxy statement and to serve as a director, if elected.

Vote Required

A plurality vote is required for the election of directors in Proposal No. 1, subject to our majority voting policy discussed below. This means that, if a quorum is present at the Annual Meeting, the seven nominees receiving the greatest numbers of “FOR” votes will be elected to serve as directors. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld by you. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

2 I TETRA Technologies, Inc.	2018 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Majority Vote Policy: Our Corporate Governance Guidelines provide that in an uncontested election (that is, an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes WITHHELD for his or her election than votes FOR such election shall, following certification of the stockholder vote, unless such nominee has previously submitted an irrevocable resignation in accordance with the majority vote policy, promptly tender his or her resignation to the Chairman of the Board of Directors. The Nominating and Corporate Governance Committee is required to recommend to the Board of Directors whether such tendered resignation should be accepted or rejected. The Board of Directors will then determine whether to accept or reject the tendered resignation. Following the Board of Director’s decision on the Governance Committee’s recommendation, we will promptly disclose the Board of Director’s decision and decision making process regarding a tendered resignation in a document filed with the Securities and Exchange Commission (the “SEC”). Each of the director nominees has previously submitted an irrevocable resignation letter. Please read our Corporate Governance Guidelines posted in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com for more information regarding our majority vote policy.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with Us	Director Since	Public Directorships (including TETRA and CCLP)
Mark E. Baldwin	64	Director	2014	3
Thomas R. Bates, Jr.	68	Director	2011	4
Stuart M. Brightman	61	Director, CEO	2009	3
Paul D. Coombs	62	Director	1994	3
John F. Glick	65	Director	2014	2
William D. Sullivan	61	Director	2007	4
Joseph C. Winkler III	66	Director	2015	4

See “Beneficial Stock Ownership of Certain Stockholders and Management” on page 62 for information regarding the number of shares of our common stock owned by each nominee.

Mark E. Baldwin
• Age 64 • Independent Director since 2014 Board Committees • Audit Committee (Chairman)

Key Attributes/Skills/Expertise.

Mr. Baldwin, through his experience in executive financial positions with public companies, brings significant knowledge of accounting, capital structures, finance and financial reporting, risk management, strategic planning, and forecasting and provides the board and audit committee important perspective on our financial reporting and governance obligations.  Mr. Baldwin has extensive knowledge of the energy industry and his financial management and operations experience provides a significant contribution to our Board of Director’s mix of backgrounds and skills.

Mr. Baldwin has served as a member of our Board of Directors since January 2014 and as Chairman of our Audit Committee since May 2014. Mr. Baldwin served as the executive vice president and chief financial officer of Dresser-Rand Group, Inc., a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from August 2007 until his retirement in May 2013. Prior to joining Dresser-Rand, he served as the executive vice president, chief financial officer, and treasurer of Veritas DGC Inc., a public company subject to the reporting requirements of the Exchange Act, from August 2004 through February 2007, and operating partner at First Reserve Corporation from April 2003 through July 2004. Mr. Baldwin served as executive vice president and chief financial officer for NextiraOne from October 2001 through August 2002, and as chairman of the board and chief executive officer for Pentacon Inc. from 1997 through 2001. From

2018 Proxy Statement	TETRA Technologies, Inc. I 7

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

1980 through 1997, Mr. Baldwin served in a variety of finance and operations positions with Keystone International Inc., including treasurer, chief financial officer, and president of the Industrial Valves and Controls Group. Mr. Baldwin currently serves as a director and as chairman of the audit committee of KBR, Inc. and as a director, chairman of the audit committee, and a member of the nominating, governance and compensation committee of Nine Energy Service, Inc., both of which are public companies subject to the requirements of the Exchange Act.  He previously served as a director of Seahawk Drilling Inc. from August 2009 until February 2011. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Thomas R. Bates, Jr., Ph.D.
• Age 68 • Independent Director since 2011 Board Committees • Compensation Committee (Chairman)

Key Attributes/Skills/Expertise.

Dr. Bates has over 40 years of experience in the international oil and gas services industry, both in management positions with operational responsibilities and as a director. Through his leadership roles, Dr. Bates has gained significant management development, executive compensation, and succession planning experience. Dr. Bates’ experience serving as a director of other public companies provides cross-board experience and perspective, and his management of a private equity firm provides valuable entrepreneurial and capital markets insight.

Dr. Bates has served as a member of our Board of Directors since November 2011, as Chairman of our Compensation Committee since May 2014, and as a member of that committee since May 2012. Dr. Bates is a private investor and currently an adjunct professor in the Finance Department at Texas Christian University where he teaches in the MBA program at the Neeley School of Business. Dr. Bates joined Lime Rock Management LP, an energy-focused private equity firm, as a managing director in 2001 and became a senior advisor of the firm in 2010 before retiring in 2013. Dr. Bates had 25 years of experience in oil service management and operations before joining Lime Rock. He served from 1998 through 2000 as president of the Discovery Group of Baker Hughes and was responsible for the integration of Western Atlas into Baker Hughes. Earlier, he served as president and chief executive officer of Weatherford Enterra. Previously, Dr. Bates spent 15 years with Schlumberger in both domestic and international locations and was responsible for the Anadrill business unit when early MWD and LWD tools were commercialized. Dr. Bates began his career with Shell Oil Company, where he conducted drilling research. Dr. Bates has been a personal investor and/or a corporate investor in more than a dozen oil service technology startups. Dr. Bates serves as chairman of the board of directors and a member of the compensation and audit committees of Independence Contract Drilling, Inc. and as chairman of the board of directors and a member of the compensation and nominating and governance committees of Tidewater Inc., both of which are public companies subject to the reporting requirements of the Exchange Act.  Dr. Bates also serves on the board of directors and as chairman of the compensation committee of Alacer Gold Corporation, a Canadian publicly traded company, and as chairman of the board of directors and a member of the audit committee of Vantage Drilling International, a private company providing drilling services.  Dr. Bates previously served on the boards of Hercules Offshore, Inc. from 2004 through November 2015, Natco Group, Inc. from 2003 through 2009, and T-3 Energy Services from 2007 until it was acquired in 2011. Dr. Bates is a graduate of the University of Michigan with a Ph.D. in Mechanical Engineering.

8 I TETRA Technologies, Inc.	2018 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Stuart M. Brightman
• Age 61 • CEO Since 2009 • President from 2009 to February 2018 • Director Since 2009 (not Independent) Board Committees • No Committee Memberships

Key Attributes/Skills/Expertise.

Mr. Brightman has more than 30 years of experience in manufacturing and services businesses related to the oil and gas industry. He has experience in corporate finance and in the management of capital intensive operations. Mr. Brightman’s prior service as our Chief Operating Officer and his current position with us as Chief Executive Officer also provides our Board of Directors with an in-depth source of knowledge regarding our operations, our executive management team, and the effectiveness of our compensation programs.

Mr. Brightman has served as our Chief Executive Officer and as a director since May 2009.  From May 2009 until February 2018, he also served as our President. He served as our Executive Vice President and Chief Operating Officer from April 2005 through May 2009. Mr. Brightman also serves as chairman of the board of directors of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco LP ("CSI Compressco" or “CCLP”), one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2004 to April 2005, Mr. Brightman was self-employed. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman also serves on the board of directors and as a member of the compensation and nominating and governance committees of C&J Energy Services, Inc., a public company subject to the reporting requirements of the Exchange Act. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his Master of Business Administration degree from the Wharton School of Business.

Paul D. Coombs
• Age 62 • Director since 1994 (Independent since 2012) Board Committees • Audit Committee • Nominating and Corporate Governance Committee

Key Attributes/Skills/Expertise.

Mr. Coombs has more than 30 years of experience with us, which, together with his entrepreneurial approach to management, provides our Board of Directors with insight into our capabilities and personnel. Mr. Coombs has substantial experience with the oil and gas services we provide, the markets in which we operate, both domestically and internationally, our customers and competitors, and with oil and gas exploration and production operations in general.

Mr. Coombs has served as a member of our Board of Directors since June 1994. He has served as a member of our Nominating and Corporate Governance Committee since July 2012 and as a member of our Audit Committee since May 2015. Mr. Coombs currently serves as a director of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco, also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act.  From April 2005 until his retirement in June 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives, and from May 2001 to April 2005, as our Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as our Executive Vice President - Oil & Gas, from 1987 to 1994 he served as Senior Vice President - Oil & Gas, and from 1985 to 1987, as General Manager - Oil & Gas. He has served in numerous other positions with us since 1982. Mr. Coombs is presently a director and serves on the audit and corporate governance committees of the board of directors of Balchem Corporation, a public company that is subject to the reporting requirements of the Exchange Act.

2018 Proxy Statement	TETRA Technologies, Inc. I 9

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

John F. Glick
• Age 65 • Independent Director since 2014 Board Committees • Nominating and Corporate Governance Committee (Chairman) • Compensation Committee

Key Attributes/Skills/Expertise.

Mr. Glick brings extensive energy industry, management, and oversight experience, having served in executive management positions with various public energy services and manufacturing companies. Mr. Glick’s broad experience in manufacturing and servicing a variety of oilfield drilling and completion products, both domestically and internationally, provides valuable insight to our Board of Directors from an operational and strategic planning perspective.

Mr. Glick has served as a member of our Board of Directors since January 2014, as Chairman of our Nominating and Corporate Governance Committee since May 2015, and has been a member of that committee and our Compensation Committee since May 2014. Mr. Glick served as the chief executive officer and a director of Lufkin Industries, Inc., a public company subject to the reporting requirements of the Exchange Act, from March 2008 until his retirement in July 2013 and served as Lufkin’s president and a director since August 2007. During his tenure, Mr. Glick oversaw the growth of Lufkin and, ultimately, the sale of the company to General Electric in July 2013. From September 1994 through August 2007, Mr. Glick served as the vice president and general manager of Lufkin’s Power Transmission Division. He served as vice president and general manager of Lufkin’s Oilfield Division from August 2007 through August 2008. Prior to joining Lufkin, from 1974 through 1994, Mr. Glick held several senior management level positions with Cameron Iron Works, Inc. Mr. Glick currently serves as chairman of the board of  directors and as a member of the audit, nomination/governance, and remuneration committees of Hunting PLC, an FTSE 350 public company traded on the London Stock Exchange.  Mr. Glick also serves as the vice chairman of the board of directors of CHI St. Luke's Health and sits on its executive committee, and is a director of CHI St. Luke's Memorial Health.  Mr. Glick received a B.S. in Journalism from the University of Kansas and graduated from the Harvard Graduate School of Business Program for Management Development.

William D. Sullivan
• Age 61 • Independent Director since 2007 • Chairman of the Board Board Committees • As Chairman of the Board, Mr. Sullivan is an Ex-Officio member of all board committees

Key Attributes/Skills/Expertise.

Mr. Sullivan has significant management experience in mid-stream oil and gas operations and in the exploration and production of oil and gas on an international level. Mr. Sullivan also has substantial experience in corporate governance and executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry.  As Chairman of our Board of Directors, Mr. Sullivan serves as a critical mentor and advisor to our Chief Executive Officer and is pivotal in creating the conditions for overall board and individual director effectiveness, both inside and outside the boardroom.

Mr. Sullivan has served as a member of our Board of Directors since August 2007 and as Chairman since May 2015. He previously served as Chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. Mr. Sullivan has been retired since August 2005. Mr. Sullivan serves as a director and a member of the audit committee of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco, also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. Mr. Sullivan is the non-executive chairman of the board of directors of SM Energy Company, a publicly traded exploration and production company that is subject to the reporting requirements of the Exchange Act. Mr. Sullivan is also a director and serves on the audit, nominating and corporate governance and conflicts, and compensation committees of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets, primarily in the Permian Basin and Rocky Mountain areas. From February 2007 to May 2015, Mr. Sullivan served as a director and as a member of the conflicts and audit committees of Targa Resources Partners GP, LLC, the general partner of Targa Resources Partners LP, a publicly traded limited partnership. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

10 I TETRA Technologies, Inc.	2018 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Joseph C. Winkler III
• Age 66 • Independent Director since 2015 Board Committees • Audit Committees

Key Attributes/Skills/Expertise.

Mr. Winkler’s extensive energy industry-related operational, financial, international, and capital markets experience provides a significant contribution to our Board of Director’s mix of backgrounds and skills. Mr. Winkler’s substantial experience in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry provides our board with valuable corporate leadership, governance, and strategy development knowledge.

Mr. Winkler has served as a member of our Board of Directors since August 2015 and currently serves on our Audit Committee. Mr. Winkler served as chairman of the board and chief executive officer of Complete Production Services Inc. from March 2007 until February 2012, at which time he retired in connection with the acquisition of Complete by Superior Energy Services, Inc. From June 2005 to March 2007, Mr. Winkler served as Complete Production Services Inc.'s president and chief executive officer. Prior to that, from March 2005 to June 2005, Mr. Winkler served as the executive vice president and chief operating officer of National Oilwell Varco, Inc. and from May 2003 until March 2005, as the president and chief operating officer of such company’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other senior management capacities with Varco and its predecessor. From 1993 to April 1996, Mr. Winkler served as the chief financial officer of D.O.S., Ltd., a privately held company that was acquired by Varco International in April 1996. Prior to joining D.O.S., Ltd., Mr. Winkler served as chief financial officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated. Mr. Winkler has served as a director of the general partner of Hi-Crush Partners LP since 2012 and currently serves as chairman of its audit committee and a member of its conflicts committee, as a director of Commercial Metals Company since 2012 and currently serves as a member of its compensation committee and as chairman of its finance committee, and as a director of Eclipse Resources Corporation since 2014 and currently serves as a member of its audit and compensation committees, all of which are publicly traded companies subject to the reporting requirements of the Exchange Act.  Mr. Winkler also served on the board of Dresser-Rand Group, Inc. from 2007 until its merger with Siemens AG in July 2015. Mr. Winkler received a B.S. degree in Accounting from Louisiana State University.

2018 Proxy Statement	TETRA Technologies, Inc. I 11

Proposal No. 2  — Ratification of Selection of Independent Registered Public Accounting Firm

The Board recommends a vote FOR this Proposal

Proposal No. 2 requests stockholder approval of the Board of Directors’ selection of the firm of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the year ending December 31, 2018.

Independence of our Independent Auditor

The Audit Committee evaluates the selection of the independent auditors each year and has selected E&Y for the current year.  E&Y has served as our independent auditors since 1981. The Audit Committee concluded that many factors contribute to the continued support of E&Y’s independence, such as the oversight of the Public Company Accounting Oversight Board (“PCAOB”) through the establishment of audit, quality, ethics, and independence standards, in addition to conducting audit inspections, the mandating of reports on internal control over financial reporting, PCAOB requirements for audit partner rotation, and limitations imposed by regulation and by our Audit Committee on non-audit services provided by E&Y.  The Audit Committee reviews and pre-approves all audit and non-audit services to be performed by E&Y as well as reviews and approves the fees charged by E&Y for such services.  In its review and pre-approval of non-audit service fees, the Audit Committee considers, among other factors, the possible impact of the performance of such services on the auditors’ independence.  In addition, under the auditor independence rules, E&Y reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed in those rules.  Please see the Audit Committee Report on page 47 for additional information regarding the Audit Committee’s evaluation of E&Y.

Audit Partner Rotation

In accordance with applicable rules on partner rotation, E&Y’s coordinating partner for our audit was changed in 2013, and the coordinating partner on our account since that time rotated off our account at the completion of the 2017 audit, while E&Y’s engagement quality review partner for our audit was most recently changed in 2014 and will rotate off our account after the 2018 audit.  The Audit Committee was involved in the selection of the new coordinating partner who is on our account commencing with the 2018 audit.

Considerations Regarding Appointment

The Audit Committee considers, among other factors, the fact that we require global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit service items, including statutory audits and various regulatory certification items.  Many of these services are provided to us by multinational audit and accounting firms other than E&Y.  A change in our independent auditor may require us to replace one or more of these other multinational service providers and could significantly disrupt our business due to a loss of cumulative knowledge in such service providers’ areas of expertise.

12 I TETRA Technologies, Inc.	2018 Proxy Statement

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board Recommendation

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of E&Y as our independent registered public accounting firm for the 2018 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

As a matter of good corporate governance, the Board of Directors submits the selection of the independent registered public accounting firm to our stockholders for ratification.  If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2018, but the Audit Committee may also elect to retain the firm.  Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.  Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

2018 Proxy Statement	TETRA Technologies, Inc. I 13

Proposal No. 3  — Advisory Vote to Approve Executive Compensation

The Board recommends a vote FOR this Proposal

In Proposal No. 3, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) pursuant to Section 14A of the Exchange Act, as disclosed in this proxy statement in accordance with SEC rules.  While this vote is not binding on our Company, the results of the votes on this proposal will be carefully considered by the Board of Directors and the Compensation Committee of our Board of Directors when making future executive compensation decisions.

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, our compensation philosophy is designed to enable us to recruit and retain the highly qualified and competent executives that are crucial to our long-term success while ensuring that a significant portion of the compensation opportunities available to them is tied to performance; thus aligning their interests with the interests of our stockholders.

The following are some of the key topics discussed in greater detail in the CD&A and in other sections of this proxy statement, and stockholders are encouraged to read these other sections.

•	Every member of our Compensation Committee is independent, as independence is defined in the listing standards of the NYSE (page 37).
•

Our Compensation Committee has established a thorough process for the review and approval of our compensation programs and practices and it has retained and directed an independent compensation consultant to assist in the discharge of its duties (page 57).

•	Our Board of Directors has adopted stock ownership guidelines that apply to our directors and executive officers (pages 35 and 68).
•	We employ our executive officers “at will” under employment agreements similar to those executed by all our employees (page 68).
•

Our insider trading policy prohibits transactions involving short sales, the buying and selling of puts, calls, or other derivative instruments, and certain forms of hedging or monetization transactions involving our securities (page 44).

•

Our Cash Incentive Compensation Plan, Amended and Restated 2007 Long Term Incentive Compensation Plan, and Third Amended and Restated 2011 Long Term Incentive Compensation Plan each includes a clawback provision that provides us with a mechanism to recover amounts awarded under such plans in certain circumstances (page 44).

•

On an annual basis, our Compensation Committee awards performance-based, long-term cash incentives to certain of our executive officers to supplement the long-term performance-based incentive and retention value provided by time-vesting equity awards.

14 I TETRA Technologies, Inc.	2018 Proxy Statement

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

•

We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities. For fiscal year 2017, approximately 84% of the total target compensation awarded to our Chief Executive Officer, Mr. Brightman, consisted of long-term, performance-based incentives, and an average 67% of the total target compensation awarded to other named executive officers consisted of long-term, performance-based incentives. For our Chief Executive Officer and other named executive officers, such long-term, performance-based incentives consist of stock options and shares of restricted stock granted under the TETRA equity plans which together tie a significant portion of our executive officers' compensation directly to our stockholders’ returns. These long-term, performance-based awards weight total prospective target compensation awarded in 2017 to our named executive officers significantly toward long-term performance.

•

We believe that providing both short- and long-term incentive compensation awards also helps reduce risks to us or our stockholders that could arise from excessive focus on short-term performance (page 78).

Our Board of Directors believes that our compensation program is effective in implementing our compensation philosophy and furthering our strategic goals and objectives. Pursuant to SEC rules, we are asking our stockholders to approve the compensation of our named executive officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis (beginning on page 52), the compensation tables (beginning on page 71) and the narrative discussion following the compensation tables. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders of TETRA Technologies, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Company’s 2018 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement.”

Board Recommendation

The Board of Directors recommends that you vote “FOR” approval of the named executive officer compensation as disclosed pursuant to the executive compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion as contained in this proxy statement. Proxies returned will be so voted unless contrary instructions are indicated thereon.

Vote Required

Approval of Proposal No. 3, on an advisory basis, requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

2018 Proxy Statement	TETRA Technologies, Inc. I 15

PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

Proposal No. 4  — Approval of 2018 Equity Incentive Plan

The Board recommends a vote for FOR this Proposal

Board Recommendation

Our stockholders are being asked to approve our 2018 Long Term Incentive Compensation Plan, which is referred to in this description as the 2018 Plan.  The 2018 Plan includes a number of features that our Board of Directors believes are consistent with the interests of our stockholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees.

The Board of Directors recommends that you vote “FOR” the 2018 Plan, and proxies returned will be so voted unless contrary instructions are indicated thereon.

Introduction

On March 15, 2018, our Board of Directors, at the recommendation of our Compensation Committee (“Committee”), approved the TETRA Technologies, Inc. 2018 Equity Incentive Plan (“the 2018 Plan”), subject to approval by our stockholders at our 2018 annual meeting.  The number of shares of our common stock that may be the subject of awards and issued under the 2018 Plan is 6,365,000.  The 2018 Plan will become effective on the date it is approved by our stockholders.  In addition, this year we have elected to bifurcate our equity incentive plans and have established, and are seeking stockholder approval of, a stand-alone equity plan for non-employee directors with a share reserve of an additional 335,000 shares (the “Director Plan”) (please see Proposal No. 5 below).  If both the 2018 Plan and the Director Plan are approved by our stockholders, we intend to continue this practice going forward.

We also have grants outstanding under our 2011 Long Term Incentive Compensation Plan (the “Existing Plan”) and our 2007 Long Term Incentive Compensation Plan (the “2007 Plan”) which continue to be governed by the applicable terms and conditions of the respective plan.  The 2007 Plan has expired and no further options or awards may be granted under such plan.  We may also grant inducement equity awards to new employees under our 2018 Inducement Restricted Stock Plan (the “Inducement Plan”), more fully described on page 23.

If the 2018 Plan is approved by our stockholders, no new awards will be made under the Existing Plan, unless the Director Plan is not approved by stockholders.  If the Director Plan is not approved by stockholders, annual awards to our non-employee directors will continue to be made under the Existing Plan.  Awards outstanding under the Existing Plan and the 2007 Plan as of the date the 2018 Plan becomes effective will continue to be subject to the terms of the applicable plan; however, if those awards subsequently expire, are forfeited, canceled or terminated or are settled in cash, the shares subject to those awards will not become available for awards under the 2018 Plan.

As of the close of business on March 5, 2018, the record date for the Annual Meeting, a total of 9,422,837 shares were subject to outstanding awards under the Existing Plan, of which 3,615,389 shares were subject to outstanding stock options with an average exercise price of $6.91 per share and a weighted average remaining contractual term of 7.43 years, and 1,459,142 shares were subject to unvested restricted stock awards.  As of the same date, 1,577,164 shares were available for future awards under the Existing Plan.  No shares remaining available for future awards under the Existing Plan as of the effective date of the 2018 Plan will  be carried over into the 2018 Plan.

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PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

As of the close of business on March 5, 2018, a total of 2,309,666 shares were subject to outstanding awards under the 2007 Plan, of which 2,031,529 shares were subject to outstanding stock options with a weighted average exercise price of $10.23 per share and a weighted average remaining contractual term of 3.608 years, and 278,137 shares were subject to unvested restricted stock awards.  The 2007 Plan has expired and no further awards can be made under the 2007 Plan.

As of the close of business on March 5, 2018, a total of 923,505 shares were subject to outstanding awards under the Inducement Plan, all of which were subject to unvested restricted stock awards.  As of the same date, 76,495 shares of restricted stock were available for future awards under the Inducement Plan.

Stockholder Approval

Stockholder approval of the 2018 Plan is being sought in order to satisfy the stockholder approval requirements of the New York Stock Exchange and Section 422 of the Internal Revenue Code (the “Code”) to enable options granted under the 2018 Plan to qualify as incentive stock options.

If the 2018 Plan is not approved by our stockholders, the Existing Plan will remain in effect, and we will remain subject to the existing share reserve of the Existing Plan.

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares reserved and issuable under the 2018 Plan, the Compensation Committee and our Board of Directors considered a number of factors, including the following:

Shares available for grant and outstanding awards

Under the heading “Equity Compensation Plan Information” on page 45, we provide information about the shares of our common stock that may be issued under the Existing Plan as of December 31, 2017, the end of our most recent fiscal year.  To facilitate approval of the 2018 Plan, we are providing updated information as of our record date, March 5, 2018.

As of the close of business on March 5, 2018, there were 126,210,853 shares of our common stock issued and outstanding.  The closing sale price of a share of our common stock on the New York Stock Exchange on that date was $3.83.  The following table summarizes information regarding awards outstanding and shares remaining available for grant under the Existing Plan and the 2007 Plan and under the Inducement Plan, as of the close of business on March 5, 2018:

	Existing Plan and 2007 Plan	Inducement Plan
Total shares underlying outstanding stock options	5,646,918	N/A
Weighted average exercise price of outstanding stock options	$8.10	N/A
Weighted average remaining duration (years) of outstanding stock options	6.06 years	N/A
Total shares underlying outstanding unvested time-based restricted stock awards	1,737,279	923,505
Total shares available for grant	1,577,164	76,495

The Compensation Committee is focused on using equity to compensate executives in a manner that links executive and stockholder interests while focusing on the overall dilutive impact of that equity.  The Compensation Committee balances the need to attract, motivate, and retain the level of executive talent required to execute the business strategy and achieve operational excellence at TETRA with the need to carefully consider and manage the usage of equity and the resulting equity dilution.

2018 Proxy Statement	TETRA Technologies, Inc. I 17

PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

Burn Rate

We manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually.  The “burn rate” calculated below shows the dilution of our outstanding equity awards on our total outstanding shares.  We have calculated the burn rate under our equity compensation program for the past three years, as set forth on the following table:

Time Period	Shares Subject to Options Awards	Shares Subject to Restricted Stock Awards	Total Adjusted Awards		Weighted Average Number of Shares Outstanding	Burn Rate (%)
Fiscal 2015	742,334	632,559	1,691,173	(1)	79,169,000	2.14%
Fiscal 2016	851,292	1,226,491	2,691,029	(2)	87,286,000	3.08%
Fiscal 2017	1,351,866	1,146,247	3,071,237	(2)	114,499,000	2.68%
Three year average burn rate						2.63%
(1)	Applying the ISS assigned premium of 1.5X to full value awards granted

Estimated duration of shares available for issuance under the 2018 Plan -  Based on the 6,365,000 shares to be reserved under the 2018 Plan and certain assumptions described below, we expect that the share reserve of the 2018 Plan will cover awards for approximately two years.  Our estimation of the duration of the 2018 Plan is based on a number of assumptions including the anticipated amount of annual grants under the 2018 Plan, the rate at which shares will be returned to the 2018 Plan reserve through forfeitures, cancellations and the like, and our future stock price performance.  While the Committee believes that the assumptions utilized are reasonable, future share usage will differ to the extent that actual events differ from our assumptions.

Potential Dilution

The potential dilution from the 6,365,000 share reserve of the 2018 Plan is approximately 5.07% (calculated as the share reserve divided by the fully-diluted shares outstanding as of the Record Date).  Including the 335,000 share reserve under the Director Plan, the potential dilution is approximately 5.34%.  The board has considered this potential dilution level and believes it is within normal range for similarly situated companies.

In addition to overall dilution, in recommending the size of the share reserve under the 2018 Plan, as well as the Director Plan, the Compensation Committee considered annual dilution from our equity incentive plans, as shown on the following table:

	Basic Dilution (1)	Fully Diluted (2)
December 31, 2015	9.4%	8.6%
December 31, 2016	9.6%	8.8%
December 31, 2017	8.6%	7.9%

(1)	Basic = (awards outstanding + remaining shares available) / shares outstanding
(2)	Fully Diluted = (awards outstanding + remaining shares available) / (shares outstanding + awards outstanding + remaining shares available)

Key Compensation Practices

The 2018 Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•

No repricing of underwater options or stock appreciation rights without stockholder approval -  The 2018 Plan prohibits  actions to reprice options or stock appreciation rights (“SARs”) without stockholder approval.

•	No discounted option or SAR grants - The 2018 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant.

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PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

•	Minimum vesting or performance period for all awards - A minimum vesting or performance period of one year is prescribed for all awards, subject only to limited exceptions.
•

Conservative share recycling provisions – We may not add back to the 2018 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, shares that we repurchase using option exercise proceeds, and shares subject to a stock-settled SAR award that are not issued in connection with the settlement of that award.

•

No liberal definition of “change in control” - No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

•

No automatic accelerated vesting of equity awards upon a change in control - The 2018 Plan only provides for automatic accelerated vesting of equity awards upon a change in control that involves a corporate transaction if such awards are not continued or assumed after the corporate transaction.

Description of the 2018 Incentive Compensation Plan

The major features of the 2018 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2018 Plan, which is attached to this proxy statement as Appendix A.

Eligible Participants - Employees and consultants of the Company or any subsidiary will be eligible to receive awards under the 2018 Plan.  As of March 5, 2018, there were approximately 2,600 employees of the Company and its subsidiaries and an indeterminate number of consultants who would be eligible to receive awards under the 2018 Plan.

Administration - The 2018 Plan will be administered by the Administrator, which is the Board of Directors or any of its committees that may be administering the plan in accordance with the terms of the plan.  To the extent consistent with applicable law, different committees may administer the 2018 Plan with respect to different groups of service providers.

The Administrator has the authority to determine the fair market value of awards, persons to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, performance criteria and restrictions of the awards as well as the manner in which awards are paid and settled. The Administrator may also prescribe, amend, or rescind rules to administer the 2018 Plan, adopt special provisions applicable to certain awards (including awards to foreign employees), interpret the 2018 Plan and any related award agreement, reconcile any inconsistency, correct any defect or supply an omission in the 2018 Plan and any related award agreement, determine in what circumstances an award shall be forfeited, accelerate the vesting or extend the exercise period of an award, otherwise amend the terms of outstanding awards to the extent permitted under the 2018 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable tax laws, if a participant’s rights under an impacted award would be adversely affected by such an amendment, the participant must consent to the amendment.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2018 Plan prohibits the Administrator from repricing any outstanding option or SAR awards without the prior approval of our stockholders.

Subject to certain limitations set forth in the 2018 Plan, the Administrator may also modify the terms of awards under the 2018 Plan with respect to participants who reside outside of the United States or who are employed by a non-U.S. subsidiary of the Company in order to comply with local legal or regulatory requirements.

Available Shares and Limitations on Awards - A maximum of 6,365,000 shares of our common stock may be the subject of awards and issued under the 2018 Plan, subject to adjustment for changes in our corporate structure or shares, as described below. The shares of common stock issuable under the 2018 Plan may come from our authorized but unissued shares or treasury shares.  The maximum number of shares that may be subject to stock

2018 Proxy Statement	TETRA Technologies, Inc. I 19

PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

options or SARs granted to any single participant in any calendar year is 1,000,000 shares.  The maximum number of shares that may be subject to restricted stock awards, restricted stock units, performance shares, performance units and other stock-based awards granted to any single participant in any calendar year is 1,000,000 shares.

Shares of common stock that are issued under the 2018 Plan or that are potentially issuable pursuant to outstanding awards will reduce the 2018 Plan’s share reserve by one share for each share issued or issuable pursuant to an outstanding award.

Any shares of common stock subject to an award under the 2018 Plan that expires, is cancelled or forfeited or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the 2018 Plan share reserve and become available for future awards.  The following shares shall not again become available for awards or replenish the share reserve: any shares tendered or withheld to pay the exercise price of an option or to satisfy a tax withholding obligation in connection with any award; any shares repurchased by the Company using option exercise proceeds; and, and any shares subject to a stock-settled SAR award that are not issued in connection with the settlement of the SAR award.  Awards that may be settled solely in cash will not reduce the share reserve under the 2018 Plan.

Share Adjustment Provisions – If certain transactions occur that cause the per share value of our common stock to change, such as stock dividends, stock splits, spin-offs, rights offerings or certain recapitalizations (referred to as an “equity restructuring”), the Administrator will equitably adjust (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the 2018 Plan, (ii) the number and kind of shares or other securities subject to outstanding awards, (iii) the exercise price of outstanding stock options and SAR awards, and (iv) award limitations under the 2018 Plan. Other types of transactions may also impact our common stock, such as a reorganization, merger, consolidation or partial or complete liquidation of our Company.  If there is such a transaction and the Administrator determines that adjustments of the type previously described in connection with the equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2018 Plan, the Administrator may make such adjustments as it deems equitable.

Types of Awards - The 2018 Plan permits us to award stock options, SARs, restricted stock awards, restricted stock units, performance units, performance shares, other stock-based awards, and cash-based awards to eligible recipients. These types of awards are described in more detail below.

•

Options -  Employees of the Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant. “Fair market value” under the 2018 Plan as of any date generally means the closing sale price of a share of our common stock on the New York Stock Exchange on that date.  As of March 5, 2018, the closing sale price of a share of our common stock on the New York Stock Exchange was $3.83.

The total purchase price of the shares to be purchased upon exercise of an option will be paid in full by the participant (including provision for any applicable tax withholding) in the manner determined by the Administrator and authorized by the award agreement and the 2018 Plan.  Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date and have an aggregate value equal to the purchase price of the shares being purchased.

An option will vest and become exercisable at such time, in such installments, and subject to such conditions as may be determined by the Administrator, and no option may have a term greater than 10 years from its date of grant.  Until shares are issued upon exercise, no dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000.  Any incentive stock options that become exercisable in excess of this amount will be treated as

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PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

nonqualified stock options.  The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2018 Plan is 6,365,000.

•

Stock Appreciation Rights -  A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the fair market value of such shares as of the date the SAR was granted.  The Administrator determines whether payment will be made in shares of our common stock, cash or a combination of both.  The exercise price per share of a SAR award will be determined by the Administrator, but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant.  Until shares are issued upon exercise of a SAR award, no dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award.  A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2018 Plan, as may be determined by the Administrator.

•

Restricted Stock Awards - A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Administrator.  Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture.  The Administrator may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that we, or any of our subsidiaries or business units, satisfy specified performance goals.  No dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award shall be issued or granted with respect to unvested awards, and instead shall be held by us and delivered to the participant, if at all, only upon such award becoming vested. Participants are entitled to vote restricted shares, including unvested restricted shares, unless the Administrator determines otherwise.

•

Restricted Stock Unit Awards - A restricted stock unit award is a right to receive shares of our common stock, cash, or other securities equal in value to the fair market value of one share of our common stock on the date of vesting or settlement.  Such awards may consist shares of restricted stock, performance shares, or performance unit awards that vest at such times, in such installments and subject to such conditions as may be determined by the Administrator.  Until it vests, a restricted stock unit award is subject to restrictions and the possibility of forfeiture.  No dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock unit award shall  be issued or granted with respect to unvested awards, and instead shall be held by us and delivered to the participant, if at all, only upon such award becoming vested.

•

Other Stock-Based Awards - The Administrator may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2018 Plan.  The Administrator has discretion in determining the terms and conditions of such awards.

•	Cash-based Awards – The Administrator may grant cash-based awards in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

Minimum Vesting Periods – Except as described in the following sentence, all awards are subject to a minimum vesting period of one year from the date of grant.  This minimum vesting requirement does not apply: (i) with respect to an acceleration of vesting upon a change in control in accordance with the 2018 Plan or (ii) to awards involving an aggregate number of shares up to 5 percent of the 2018 Plan’s share reserve.  Generally, vesting will be suspended during any unpaid leave of absence.

Transferability of Awards - In general, no right or interest in any award under the 2018 Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than upon a participant’s death to a beneficiary designated pursuant to the plan or by will or the laws of descent and distribution and may be exercised, during the lifetime of the participant, only by the participant.

Performance Based Awards - The 2018 Plan allows for performance-based awards.  The performance measures specified in the 2018 Plan include the following: net income; cash flow; cash flow on investment; cash flow from operations; pre-tax or post-tax profit levels or earnings; operating income or earnings; closings; return on investment; earned value added; expenses; free cash flow; free cash flow per share; earnings; earnings per share;

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PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total stockholder return; stock price; stock price appreciation; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; capital expended; working capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; implementation or completion of critical projects; research; horsepower; horsepower utilization rate; product development; government relations; compliance; mergers; acquisitions or sales of assets or subsidiaries; health; safety; environmental; debt level; cost reduction targets; equity ratios; depreciation and amortization; G&A expense or adjusted G&A measures; charge offs; and such other criteria as established by the Committee in its sole discretion from time to time.

Effect of Termination of Employment -  Unless otherwise set forth in an applicable award agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the 2018 Plan will be treated as set forth in the 2018 Plan.  Unless otherwise set forth in the applicable award agreement, upon termination of a participant for any reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration; however, the participant may exercise the currently vested and exercisable portions of his or her stock option awards within the time period specified in the award agreement.  If the award agreement does not specify the time period within which the currently vested and exercisable portions of such award must be exercised, they shall be exercisable for three months following his or her termination date.  Upon termination due to disability or death, the currently vested and exercisable portions of option awards may be exercised within the time period specified in the award agreement.  If the award agreement does not specify the time period within which the currently vested and exercisable portions of such option must be exercised, they shall be exercisable for twelve months following his or her termination date.

Change in Control - For purposes of the 2018 Plan, a “change in control” generally refers to (i) the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of our voting securities, (ii) the sale of all or substantially all of our assets, other than to persons who beneficially own at least 50% of the combined voting power of our voting securities or a spin-off type transaction of such assets to our stockholders, (iii) our incumbent directors ceasing to constitute a majority of our Board during any consecutive 12-month period, or (iv) a merger or consolidation of us with another corporation (unless immediately following such merger or consolidation all or substantially all of our previous holders of voting securities beneficially own more than 50% of the combined voting power of the resulting entity in substantially the same proportions). A “corporate transaction” means a transaction described in either clause (ii) or clause (iv) of the foregoing sentence.

If a change in control of the Company that involves a corporate transaction occurs, then the consequences will be as described below unless otherwise provided in an applicable award agreement or other agreement with a participant.

If and to the extent outstanding awards are continued, assumed or substituted by a successor entity, and if within 24 months after the date of a change in control a participant’s employment or other service is involuntarily terminated without cause or is terminated by the participant for good reason (as such terms are defined in the 2018 Plan), (i) each of such participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year,  (ii) each of such participant’s unvested awards other than options and SARs will fully vest, and (iii) to the extent vesting of an award is subject to the satisfaction of specified performance goals, such award will be deemed  fully vested if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance is proportionate to the portion of the performance period elapsed prior to the participant’s termination of employment or other service. If and to the extent any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all such outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction,  (ii) all such awards other than options and SARs will fully vest immediately prior to the effective time of the corporate transaction, and (iii) to the extent vesting of an award is subject to the satisfaction of specified performance goals, such award will be deemed fully vested in the same manner as described above,

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PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

except that the  proportionate vesting amount will be determined with respect to the portion of the performance period that elapsed prior to the time of the corporate transaction. Alternatively, if outstanding awards are not continued, assumed or replaced, the Committee may elect to cancel such awards at or immediately prior to the effective time of the corporate transaction in exchange for a cash payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award immediately prior to the effective date of such corporate transaction (which may be the fair market value of the consideration that would otherwise be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment). In the event of a change in control of the Company that does not involve a corporate transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding awards, which may include (i) making such adjustments or modifications to the awards then outstanding as the Committee deems appropriate, which may include acceleration of vesting in full or in part, or (ii) providing for the cancellation of any outstanding award in exchange for a payment in an amount determined in the same manner as described in the preceding paragraph. The Committee is not required to treat all awards similarly in a change in control.

Effective Date and Term of the 2018 Plan - The 2018 Plan will become effective on the date it is approved by our stockholders.  Unless terminated earlier, the 2018 Plan will terminate on the tenth anniversary of the effective date.  Awards outstanding under the 2018 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2018 Plan unless otherwise provided in the applicable award agreements.

Amendment of the Plan - Our Board of Directors may amend the 2018 Plan from time to time, but no amendments to the 2018 Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations, or stock exchange rules.  Our Board of Directors also may suspend or terminate the 2018 Plan at any time. No termination, suspension or amendment of the 2018 Plan may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Amendment of Awards - The Administrator may amend the terms of any award subject to certain limitations, however, no such amendment may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable tax laws.

Clawback -  Awards are subject to forfeiture or recovery pursuant to any clawback policy we may adopt from time to time, including any clawback policy adopted to comply with applicable laws, including the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences relating to the transactions described under the 2018 Plan.  This summary does not purport to address all aspects of U.S. federal income taxation and does not describe state, local, or foreign tax consequences.  This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations issued thereunder, and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.  This information is not applicable to participants who are not subject to U.S. federal income taxation.

Nonqualified Stock Options - A participant receiving a nonqualified stock option that has been issued with an exercise price not less than the fair market value of our common stock on the grant date will not recognize income and we will not be allowed a tax deduction at the time that the nonqualified stock option is granted.  When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by us.  When a participant disposes of shares acquired by the exercise of the nonqualified stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the participant held the shares for more than one year following the exercise date of the option.  If the amount received upon subsequent disposition of the shares is less than the fair market value of the shares on the date of exercise, the loss will be

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PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

treated as short-term or long-term capital loss, depending upon whether the participant held the shares for more than one year following the exercise date of the option.

Incentive Stock Options - incentive stock options granted under the 2018 Plan are intended to meet the requirements of Section 422 of the Code.  A participant receiving a grant of incentive stock option will not recognize income and the we will not be allowed a deduction at the time the incentive stock option is granted.  When a participant exercises an incentive stock option while employed by the us or our subsidiary, or within the three-month period (one year period following termination due to disability) after termination of employment, no ordinary income will be recognized by the participant at that time (and no tax deduction will be allowed to the us) but the excess of the fair market value of the shares acquired via such exercise over the option price will be taken into account in determining the participant’s alternative minimum taxable income for purposes of the federal alternative minimum tax applicable to individuals.  If the shares acquired upon exercise are not disposed of before (i) two years after the date of grant and (ii) one year after the date of transfer of the shares to the participant (i.e., the statutory holding periods for incentive stock options), the excess of the sale proceeds over the aggregate exercise price of such shares will be long-term capital gain, and we will not be entitled to any federal income tax deduction.  Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods for incentive stock options (referred to as a “Disqualifying Disposition”), the excess of the fair market value of such shares at the time of exercise over the aggregate exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if sustained, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and we will be entitled to a federal income tax deduction in a like amount), and the balance of the gain, if any, will be capital gain (short-term or long-term depending upon whether the participant held the shares for more than one year following the exercise date of the incentive stock option).  To the extent that the aggregate fair market value of stock (determined on the date of grant) with respect to which incentive stock options become exercisable for the first time during any calendar year exceeds $100,000, such excess options will be treated as nonqualified stock options.

Special rule if option price is paid for in common stock.  If a participant pays the exercise price of a nonqualified stock option or incentive stock option with previously-owned common stock of ours and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange.  The shares received in excess of the number surrendered will not be taxable income if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a nonqualified stock option is being exercised.  The participant does not recognize income and the Company receives no tax deduction as a result of the tax-free portion of the exchange transaction.  If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results described in the preceding paragraph will apply.  The income tax treatment will apply to the shares disposed of, but will not affect the favorable tax treatment of the shares received.

Stock Appreciation Rights and Restricted Stock - A participant receiving a grant of a stock appreciation right or a restricted stock award will not recognize income, and we will not be allowed a deduction at the time such award is granted, unless the participant makes a Section 83(b) election, as described below, with respect to a restricted stock award.  While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends received and we will be allowed a tax deduction in a like amount.  When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and will be claimed as a tax deduction for federal income tax purposes by us.  Upon disposition of the shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture.  However, if the participant files a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant of restricted stock, the participant’s ordinary income, commencement of the holding period, and the tax deduction will be determined as of the date of grant.  In such a case, the amount of ordinary income recognized by such participant and deductible by us will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. If a Section 83(b) election is made and the participant thereafter forfeits such award, no refund or deduction will be allowed for the amount previously included in the participant’s income.

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PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

Other Awards -  The current federal income tax consequences of other awards authorized under the 2018 Plan generally follow certain basic patterns. Restricted stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable.  In the case of another stock-based award, a participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any common stock received on the date of payment or delivery, provided that the award is either exempt from or complies with applicable requirements under Section 409A of the Code.  In that taxable year, we will receive a federal income tax deduction in an amount equal to the ordinary income amount recognized by the participant.

Parachute Payments - Under the “golden parachute” provisions of Section 280G of the Code, the accelerated vesting of stock options and benefits paid under other incentive awards granted under the 2018 Plan in connection with a change in control of TETRA, as described under Section 280G, may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits under Section 280G.  If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax imposed on the participant and be nondeductible to us.  If a participant’s rights under the 2018 Plan are accelerated as a result of a change of control and the participant is a “disqualified individual” under Section 280G, the then present value of any accelerated rights received by such participant may be included in determining whether the participant received an “excess parachute payment” under Section 280G.

Section 409A of the Code -  Section 409A of the Code applies to certain plans providing deferred compensation to employees, non-employee directors, consultants and other service providers.  Section 409A could potentially apply to certain of the different types of incentive awards available under the 2018 Plan.  Generally, to the extent that the tax deferral of an award granted under the 2018 Plan fails to meet either an exemption from the application of Section 409A, or the requirements for compliance with Section 409A, such award may be subject to taxation and tax penalties under Section 409A.  We intend to structure awards granted under the 2018 Plan and administer the 2018 Plan in a manner that either complies with or is exempt from the requirements of Section 409A.  If any 2018 Plan provision or any outstanding award would result in the imposition of a tax or penalty under Section 409A, we may reform that 2018 Plan provision or award (to the extent permitted by Section 409A) to avoid imposition of the tax or penalty, and no such action taken to comply with Section 409A, or an exemption thereunder, will be deemed to adversely affect the participant’s rights to the award.

Federal Tax Withholding -  Income realized by an employee upon the exercise of a nonqualified stock option or the receipt of shares under another type of award is generally subject to withholding of federal, state, and local income tax, as well as to withholding of the participant’s share of tax under the Federal Insurance Contribution Act.  Because the withholding requirement applies only to employees, a non-employee participant who receives an award under the 2018 Plan is not subject to tax withholding by us.

To satisfy federal income tax withholding requirements, we have the right to require that, as a condition to delivery of any certificate for common stock, the participant remit to us an amount sufficient to satisfy the withholding requirements.  Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations.  Tax withholding does not represent an increase in the participant’s total income tax obligation since it is fully credited toward the participant’s tax liability for the year.  Additionally, withholding does not affect the participant’s basis in shares of common stock received under the 2018 Plan.

ERISA - The 2018 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.  The 2018 Plan is not a qualified plan under Section 401(a) of the Code.

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PROPOSAL NO. 4 — APPROVAL OF 2018 LONG TERM INCENTIVE COMPENSATION PLAN

Awards Under the 2018 Plan

The 2018 Plan will not become effective until it is approved by our stockholders and the Administrator has not yet approved any awards under, or subject to, the 2018 Plan. Because all awards under the 2018 Plan are discretionary with the Administrator, neither the number nor types of 2018 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the Existing Plan during fiscal 2017 to our named executive officers is provided under “Grants of Plan-Based Awards” on page 72.

Vote Required

Pursuant to our bylaws, approval of the 2018 Plan requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. In addition to the vote required by our bylaws described above, under the New York Stock Exchange (“NYSE”) rules, approval of the 2018 Plan requires approval of a majority of votes cast on the proposal.

Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

If the stockholders approve the 2018 Plan, it will be effective as of May 4, 2018. A copy of the 2018 Plan is attached to this proxy statement as Appendix A. The preceding description of the 2018 Plan is not intended to be complete and is qualified by reference to Appendix A, which contains the complete text of the 2018 Plan.

26 I TETRA Technologies, Inc.	2018 Proxy Statement

PROPOSAL NO. 5 — APPROVAL OF 2018 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

Proposal No. 5  — Approval of 2018 Non-Employee Director Equity Incentive Plan

The Board recommends a vote for FOR this Proposal

Board Recommendation

Our stockholders are being asked to approve our 2018 Non-Employee Director Equity Incentive Plan, which is referred to in this description as the “Director Plan”.  The Director Plan includes a number of features that our Board of Directors believes are consistent with the interests of our stockholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive compensation package to attract and retain qualified individuals to serve as our non-employee directors.

The Board of Directors recommends that you vote “FOR” the Director Plan, and proxies returned will be so voted unless contrary instructions are indicated thereon.

Introduction

The 2011 Long Term Incentive Compensation Plan (the “Existing Plan”) has been used in recent years to provide equity-based compensation to our non-employee directors.  As discussed in Proposal 4 regarding the 2018 Equity Incentive Plan (the “2018 Plan”), we have elected to establish, and seek approval of, a stand-alone equity plan for our non-employee directors.  Accordingly, on March 15, 2018, our Board of Directors, at the recommendation of our Compensation Committee (“Committee”), approved the Director Plan, subject to approval by our stockholders at our 2018 annual meeting.  The Director Plan will become effective on the date it is approved by our stockholders.

We believe that, because the market for qualified director candidates is highly competitive, our successful performance depends on its ability to offer fair compensation packages to its non-employee directors that are competitive with our peers.  In that regard, the ability to offer equity-based compensation to our non-employee directors, which both aligns the behavior of non-employee directors with stockholder interests and provides a retention tool, is vital to the our future growth and success.

The proposed Director Plan provides a means of retaining the services of current non-employee directors and attracting qualified persons to serve as non-employee directors in the future.  The equity awards to be granted to non-employee directors will provide significant incentives to them to remain on the Board of Directors and to devote their best efforts to the success of our business and the enhancement of stockholder value in the future.

The number of shares of our common stock that may be the subject of awards and issued under the Director Plan is 335,000.  If the Director Plan is approved by our stockholders, no new awards to non-employee directors will be made under the Existing Plan.  If our stockholders do not approve the Director Plan, equity-based grants to our non-employee directors will continue to be made under our Existing Plan until the Existing Plan expires or shares available for grants under the Existing Plan are no longer available.

Stockholder Approval

Stockholder approval of the Director Plan is being sought in order to satisfy the stockholder approval requirements of the New York Stock Exchange.

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PROPOSAL NO. 5 — APPROVAL OF 2018 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares reserved and issuable under the Director Plan, the Compensation Committee and our Board of Directors considered many of the same factors discussed in Proposal No. 4 regarding the proposed 2018 Plan, including outstanding awards and the number of shares available for grant under the Existing Plan, the 2007 Long Term Incentive Compensation Plan (the “2007 Plan”) and the 2018 Inducement Restricted Stock Plan (the “Inducement Plan”) as well as the number of shares being requested under the 2018 Plan.  We have also considered the potential dilution from the shares requested under the Director Plan in its own accord and in conjunction with the 2018 Plan.

Based upon prior equity-based awards to our non-employee directors and certain assumptions regarding our future stock price and the number of directors on our Board of Directors, we believe that the requested share reserve for the Director Plan will cover awards for approximately two years.

Key Compensation Practices

The Director Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•

No repricing of underwater options or stock appreciation rights without stockholder approval -  The Director Plan prohibits, without stockholder approval, actions to reprice options or stock appreciation rights (“SARs”).

•	No discounted option or SAR grants - The Director Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant.
•

Conservative share recycling provisions – We may not add back to the Directors Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds, or shares subject to a stock-settled SAR award that are not issued in connection with the settlement of that award.

•

No liberal definition of “change in control” - No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

Description of the 2018 Director Plan

The major features of the Director Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Director Plan, which is attached to this proxy statement as Appendix A.

Eligible Participants – Only our non-employee directors will be eligible to receive awards under the Director Plan.  As of March 5, 2018, there were 8 non-employee directors on the Board of Directors.  After the Annual Meeting, there will be 6 non-employee directors.

Administration - The Director Plan will be administered by the Administrator, which is the Board of Directors or a committee thereof that may be administering the plan in accordance with the terms of the plan.

The Administrator has the authority to determine the fair market value of awards, non-employee directors to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, and restrictions of the awards as well as the manner in which awards are paid and settled. The Administrator may also prescribe, amend, or rescind rules to administer the Director Plan,  interpret the Director Plan and any related award agreement, reconcile any inconsistency, correct any defect or supply an omission in the Director Plan and any related award agreement, determine in what circumstances an award shall be forfeited,

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accelerate the vesting or extend the exercise period of an award, otherwise amend the terms of outstanding awards to the extent permitted under the Director Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable tax laws, a participant whose rights under an affected award would be materially impaired by such an amendment must consent to the amendment.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Director Plan prohibits the Administrator from repricing any outstanding option or SAR awards without the prior approval of our stockholders.

Available Shares and Limitations on Awards - A maximum of 335,000 shares of our common stock may be the subject of awards and issued under the Director Plan, subject to adjustment for changes in our corporate structure or shares, as described below.  The shares of common stock issuable under the Director Plan may come from authorized but unissued shares or treasury shares.  No outside director may be granted during any calendar year awards having an aggregate Fair Market Value, determined on the date of grant, in excess of $300,000.

Shares of common stock that are issued under the Director Plan or that are potentially issuable pursuant to outstanding awards will reduce the Director Plan’s share reserve by one share for each share issued or issuable pursuant to an award.

Any shares of common stock subject to an award under the Director Plan that expires, is cancelled or forfeited or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the Director Plan share reserve and become available for future awards.  The following shares shall not again become available for awards or replenish the share reserve: any shares tendered or withheld to pay the exercise price, any shares repurchased by us using option exercise proceeds, and any shares subject to a stock-settled SAR award that are not issued in connection with the settlement of the SAR award.  Awards that may be settled solely in cash will not reduce the share reserve under the Director Plan.

Share Adjustment Provisions – If certain transactions occur that cause the per share value of our common stock to change, such as stock dividends, stock splits, spin-offs, rights offerings or certain recapitalizations (referred to as “equity restructurings”), the Administrator will equitably adjust (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the Director Plan, (ii) the number and kind of shares or other securities subject to outstanding awards, (iii) the exercise price of outstanding stock options and SAR awards and (iv) award limitations prescribed by the Director Plan.  Other types of transactions may also affect our common stock, such as a reorganization, merger, consolidation or partial or complete liquidation of TETRA.  If there is such a transaction and the Administrator determines that adjustments of the type previously described in connection with the equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the Director Plan, the Administrator may make such adjustments as it deems equitable.

Types of Awards - The Director Plan permits us to award stock options, SARs, restricted stock awards, restricted stock units, other stock-based awards, and cash-based awards to our non-employee directors. These types of awards are described in more detail below.

•

Options -  Our Non-employee directors may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant. “Fair market value” under the Director Plan as of any date generally means the closing sale price of a share of our common stock on the New York Stock Exchange on that date.  As of March 5, 2018, the closing sale price of a share of our common stock on the New York Stock Exchange was $3.83.

The total purchase price of the shares to be purchased upon exercise of an option will be paid in full by the participant (including provision for any applicable tax withholding) in the manner determined by the Administrator and authorized by the award agreement and the Director Plan.  Any shares delivered in

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PROPOSAL NO. 5 — APPROVAL OF 2018 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

payment of an exercise price will be valued at their fair market value on the exercise date and have an aggregate value equal to the purchase price of the shares being purchased.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Administrator, and no option may have a term greater than 10 years from its date of grant.  Until shares are issued upon exercise, no dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

•

Stock Appreciation Rights -  A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the fair market value of such shares as of the date the SAR was granted.  The Administrator determines whether payment will be made in shares of our common stock, cash or a combination of both.  The exercise price per share of a SAR award will be determined by the Administrator, but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant.  Until shares are issued upon exercise of a SAR award, no dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award.  A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the Director Plan, as may be determined by the Administrator.

•

Restricted Stock Awards - A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Administrator.  Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture.  The Administrator may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that we, or any of our subsidiaries or business units, satisfy specified performance goals.  No dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award shall be issued or granted with respect to unvested awards, and instead shall be held by us and delivered to the participant, if at all, only upon such award becoming vested. Participants are entitled to vote restricted shares, including unvested restricted shares, unless the Administrator determines otherwise.

•

Restricted Stock Unit Awards - A restricted stock unit award is a right to receive shares of our common stock, cash, or other securities equal in value to the fair market value of one share of our common stock on the date of vesting or settlement.  Such awards may consist shares of restricted stock, performance shares, or performance unit awards that vest at such times, in such installments and subject to such conditions as may be determined by the Administrator.  Until it vests, a restricted stock unit award is subject to restrictions and the possibility of forfeiture.  No dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock unit award shall  be issued or granted with respect to unvested awards, and instead shall be held by us and delivered to the participant, if at all, only upon such award becoming vested.

•

Other Stock-Based Awards - The Administrator may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the Director Plan.  The Administrator has discretion in determining the terms and conditions of such awards.

•	Cash-based Awards – The Administrator may grant cash-based awards in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

Transferability of Awards - In general, no right or interest in any award under the Director Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than upon a participant’s death to a beneficiary designated pursuant to the plan or by will or the laws of descent and distribution and may be exercised, during the lifetime of the participant, only by the participant.

Effect of Termination of Service -  Unless otherwise set forth in an applicable award agreement, if a participant ceases to be a non-employee director, awards under the Director Plan will be treated as set forth in the Director Plan.  Unless otherwise set forth in the applicable award agreement, upon ceasing to be a non-employee director

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for any reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration; however, the participant may exercise the currently vested and exercisable portions of his or her nonqualified stock option awards within the time period specified in the award agreement.  If the award agreement does not specify the time period within which the currently vested and exercisable portions of such award must be exercised, they shall be exercisable for three months following his or her termination date.  Upon termination due to disability or death, the currently vested and exercisable portions of nonqualified stock option awards may be exercised within the time period specified in the award agreement.  If the award agreement does not specify the time period within which the currently vested and exercisable portions of such award must be exercised, they shall be exercisable for twelve months following his or her termination date.

Change in Control - If a change in control of TETRA occurs, then unless otherwise provided in an applicable award agreement, (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested awards other than nonqualified stock options and SAR awards will fully vest. For purposes of the Director Plan, a “change in control” generally refers to (i) the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of our voting securities, (ii) the sale of all or substantially all of our assets, other than to persons who beneficially own at least 50% of the combined voting power of our voting securities or a spin-off type transaction of such assets to our stockholders, (iii) our incumbent directors ceasing to constitute a majority of our Board during any consecutive 12-month period, or (iv) a merger or consolidation of us with another corporation (unless immediately following such merger or consolidation all or substantially all of our previous holders of voting securities beneficially own more than 50% of the combined voting power of the resulting entity in substantially the same proportions).

Effective Date and Term of the Director Plan - The Director Plan will become effective on the date it is approved by our stockholders.  Unless terminated earlier, the Director Plan will terminate on the tenth anniversary of the effective date.  Awards outstanding under the Director Plan at the time it is terminated will continue in accordance with their terms and the terms of the Director Plan unless otherwise provided in the applicable award agreements.

Amendment of the Plan - Our Board of Directors may amend the Director Plan from time to time, but no amendments to the Director Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations or stock exchange rules.  Our Board of Directors also may suspend or terminate the Director Plan at any time. No termination, suspension or amendment of the Director Plan may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Amendment of Awards - The Administrator may amend the terms of any award subject to certain limitations, however, no such amendment may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable tax laws.

Clawback -  Awards are subject to forfeiture or recovery pursuant to any clawback policy we may adopt from time to time, including any clawback policy adopted to comply with applicable laws, including the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences relating to the transactions described under the Director Plan.  This summary does not purport to address all aspects of U.S. federal income taxation and does not describe state, local, or foreign tax consequences.  This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations issued thereunder, and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.  This information is not applicable to participants who are not subject to U.S. federal income taxation.

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PROPOSAL NO. 5 — APPROVAL OF 2018 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

Nonqualified Stock Options - A participant receiving a nonqualified stock option that has been issued with an exercise price not less than the fair market value of our common stock on the grant date will not recognize income and we will not be allowed a tax deduction at the time that the nonqualified stock option is granted.  When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by us.  When a participant disposes of shares acquired by the exercise of the nonqualified stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the participant held the shares for more than one year following the exercise date of the option.  If the amount received upon subsequent disposition of the shares is less than the fair market value of the shares on the date of exercise, the loss will be treated as short-term or long-term capital loss, depending upon whether the participant held the shares for more than one year following the exercise date of the option.

Stock Appreciation Rights and Restricted Stock - A participant receiving a grant of a stock appreciation right or a restricted stock award will not recognize income, and we will not be allowed a deduction at the time such award is granted, unless the participant makes a Section 83(b) election, as described below, with respect to a restricted stock award.  While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends received and us will be allowed a tax deduction in a like amount.  When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and will be claimed as a tax deduction for federal income tax purposes by us.  Upon disposition of the shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture.  However, if the participant files a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant of restricted stock, the participant’s ordinary income, commencement of the holding period. and the tax deduction will be determined as of the date of grant.  In such a case, the amount of ordinary income recognized by such participant and deductible by us will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. If a Section 83(b) election is made and the participant thereafter forfeits such award, no refund or deduction will be allowed for the amount previously included in the participant’s income.

Other Awards -  The current federal income tax consequences of other awards authorized under the Director Plan generally follow certain basic patterns. Restricted stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable.  In the case of another stock-based award, a participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any common stock received on the date of payment or delivery, provided that the award is either exempt from or complies with applicable requirements under Section 409A of the Code.  In that taxable year, we will receive a federal income tax deduction in an amount equal to the ordinary income amount recognized by the participant.

Section 409A of the Code - Section 409A of the Code applies to certain plans providing deferred compensation to non-employee directors.  Section 409A could potentially apply to certain of the different types of incentive awards available under the Director Plan.  Generally, to the extent that the tax deferral of an award granted under the Director Plan fails to meet either an exemption from the application of Section 409A, or the requirements for compliance with Section 409A, such award may be subject to taxation and tax penalties under Section 409A.  We intend to structure awards granted under the Director Plan and administer the Director Plan in a manner that either complies with or is exempt from the requirements of Section 409A.  If any Director Plan provision or any outstanding award would result in the imposition of a tax or penalty under Section 409A, we may reform that Director Plan provision or award (to the extent permitted by Section 409A) to avoid imposition of the tax or penalty, and no such action taken to comply with Section 409A, or an exemption thereunder, will be deemed to adversely affect the participant’s rights to the award.

ERISA - The Director Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.  The Director Plan is not a qualified plan under Section 401(a) of the Code.

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PROPOSAL NO. 5 — APPROVAL OF 2018 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

Awards Under the Director Plan

The Director Plan will not become effective until it is approved by our stockholders and the Administrator has not yet approved any awards under, or subject to, the Director Plan. Because all awards under the Director Plan are discretionary with the Administrator, neither the number nor types of Director Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the Existing Plans during fiscal 2017 to our non-employee directors is provided under “Director Compensation Table” on page 80.

Vote Required

Pursuant to our bylaws, approval of the 2018 Non-Employee Director Equity Incentive Plan requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. In addition to the vote required by our bylaws described above, under the New York Stock Exchange (“NYSE”) rules, approval of the 2018 Non-Employee Director Equity Incentive Plan requires approval of a majority of votes cast on the proposal.

Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

If the stockholders approve the Director Plan, it will be effective as of May 4, 2018. A copy of the Director Plan  is attached to this proxy statement as Appendix B. The preceding description of the Director Plan is not intended to be complete and is qualified by reference to Appendix B, which contains the complete text of the Director Plan.

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INFORMATION ABOUT US

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address applicable NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that:

•	the Board of Directors is independent from management;
•	the Board of Directors adequately performs its function as the overseer of management, and
•	the interests of management and the Board of Directors align with the interests of our stockholders.

Majority Vote Policy

Our Corporate Governance Guidelines provide for a majority vote principle in connection with the election of our directors. This means that in an uncontested election (that is, an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Chairman of the Board unless such nominee has previously submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines. The Corporate Governance Guidelines also provide that the Board of Directors may require, in order for any incumbent director to become a nominee for further service on the Board of Directors, that such incumbent director submit to the Board of Directors an irrevocable resignation. The irrevocable resignation is conditioned upon, and will not become effective until there has been (i) a failure by that nominee to receive more votes “for” his or her election than votes “withheld” from his or her election in any uncontested election of directors and (ii) acceptance of the resignation by the Board of Directors. In the event a director receives a greater number of votes “withheld” from his or her election than “for” his or her election, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors regarding the action to be taken with respect to the tendered resignation. A director whose resignation is being considered will not participate in any committee or Board of Directors meetings where his or her resignation is being considered. The Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and decide whether to accept the tendered resignation within 90 days following the certification of the stockholder vote, and the Board of Directors will promptly and publicly disclose its decision. Each of the nominees for election to the Board of Directors has submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines.

Corporate Governance Documents

The following governance documents are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com and are also available upon written request addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380:

•	Corporate Governance Guidelines which govern the qualifications and conduct of the Board of Directors.
•	Audit Committee Charter.
•	Compensation Committee Charter.
•	Nominating and Corporate Governance Committee Charter.

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•	Code of Business Conduct for directors, officers, and employees. The key principles of this code are honesty, loyalty, fairness, and accountability.
•

Code of Ethics for Senior Financial Officers.  The key principles of this code include acting legally and ethically, promoting honest business conduct, and providing timely and meaningful public disclosures to our stockholders.

•	Stock Ownership Guidelines for Directors and Executive Officers, which are designed to align the interests of our executive officers and directors with the interests of our stockholders.
•

Policy and Procedures for Receipt and Treatment of Complaints Related to Accounting and Compliance Matters (Whistleblower Policy), which provides for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, auditing matters, or possible violations of laws, rules, or regulations applicable to us and the confidential, anonymous submission of concerns regarding those matters.

If any substantive amendments are made to the Code of Ethics for Senior Financial Officers, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either the Code of Business Conduct or the Code of Ethics for Senior Financial Officers is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website.

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The NYSE listing standards require our Board of Directors to be comprised of at least a majority of independent directors. Our Board of Directors determines independence in accordance with the listing requirements of the NYSE, taking into consideration such facts and circumstances as it considers relevant. In order to assist the Board of Directors in making its determination of whether directors are independent, each director completed and delivered to us a questionnaire designed to solicit accurate and complete information that may be relevant in making such independence determinations. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, reviewed summaries of responses to such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and us.

The Board of Directors has affirmatively determined that the following directors are independent:

Transactions Considered in Independence Determinations.  In making its independence determinations, our Board of Directors considered transactions that occurred between us and entities associated with the independent directors and their immediate family members.

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CORPORATE GOVERNANCE

Mr. Sullivan is a director of SM Energy Company and Legacy Reserves GP LLC, and Mr. Winkler is a director of Eclipse Resources. Each of these entities or their affiliates is a customer of TETRA or CSI Compressco, although the revenues received from them are not considered to be material. In addition, Messrs. Sullivan and Coombs are directors of CSI Compressco GP Inc., the general partner of CSI Compressco, which are subsidiaries of ours. We have an ongoing business relationship with CSI Compressco. We have considered the foregoing and have concluded that these transactions and relationships did not automatically disqualify Messrs. Sullivan, Winkler, and Coombs from being considered independent under the rules of the NYSE. Our Board of Directors has also determined that none of Messrs. Sullivan, Winkler, or Coombs has a material interest in these transactions, and that each of them is independent.

Based upon his ongoing employment with us, the Board of Directors has determined that Mr. Brightman is not independent.

Board Leadership Structure; Separation of Positions of Chairman and Chief Executive Officer

As set forth in our Corporate Governance Guidelines, we require the separation of the positions of Chairman of the Board and Chief Executive Officer. Our Board of Directors believes that the separation of these positions strengthens the independence of our Board of Directors and its ability to carry out its roles and responsibilities on behalf of our stockholders. Mr. Brightman, as Chief Executive Officer, is responsible for setting the strategic direction for TETRA and provides the day-to-day leadership of its operations and performance, while Mr. Sullivan, as Chairman, provides overall leadership to our Board of Directors in its oversight function. As Chairman, Mr. Sullivan serves as the presiding director of executive sessions of the non-management and independent directors.

Board Oversight of TETRA

Our board is responsible for, and committed to, the oversight of the business of TETRA.  In carrying out this responsibility, our board advises senior management to help drive long term value creation for our stockholders.  Our board discusses and receives regular updates on a wide variety of matters affecting TETRA.

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Strategy

•	Our board takes an active role in overseeing management’s formulation and implementation of our strategic plans.
•	Our board receives presentations covering company-wide, divisional, and regional strategy and discusses these matters throughout the year both during and outside of board meetings.
•

Our board’s focus on overseeing risk management enhances our directors’ ability to provide insight and feedback to senior management, and if necessary, challenges management, on our strategic direction.

•

Our Chairman of the board helps facilitate our board’s oversight of strategy by ensuring that the directors receive adequate information about strategy and by discussing strategy with independent directors at executive sessions.

Board Role in Risk Oversight

It is our management’s responsibility to manage risks and to bring to the Board of Directors’ attention any aspects of our business or operations that may give rise to a material level of risk.  Our Chief Executive Officer brings members of management from various business or administrative areas into meetings of the Board of Directors from time to time to make presentations and to provide insight to the board, including insight into areas of potential risk. Such risks include competition risks, industry risks, economic risks, credit and liquidity risks, risks from operations, risks posed by significant litigation and regulatory matters, cyber security risks, and risks related to acquisitions and dispositions. The Board of Directors, either directly or through its committees, reviews with our management policies, strategic initiatives, and other actions designed to mitigate various types of risk. The following table summarizes the role of the board and each of its committees in overseeing risk:

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CORPORATE GOVERNANCE

Board Role in Risk Oversight

Board of Directors	Audit Committee

The Board of Directors has ultimate responsibility for protecting stockholder value.  Among other things, our Board of Directors is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and measuring management’s performance against the strategy.  The Board of Directors’ responsibilities include, but are not limited to, appointing our Chief Executive Officer, monitoring our performance relative to our goals, strategies, and the performance of our competitors, reviewing and approving our annual budget, our compliance with rules and regulations, and reviewing and approving investments in and acquisitions and dispositions of assets and businesses.

Our Audit Committee oversees risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and matters reported to the Audit Committee through our internal auditors, our chief compliance officer, and our anonymous reporting procedures. The Audit Committee reviews with management, internal auditors, and our independent auditors the accounting policies, the system of internal control over financial reporting, and the quality and appropriateness of disclosure content in the financial statements or other external financial communications. It also periodically reviews with our management and our independent auditors management’s business continuity plans, cyber security program, and significant financial risk exposures and the processes we have implemented to monitor, control, and report such exposures. Our Audit Committee also performs oversight of our compliance program and monitors the results of our compliance efforts.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees risks primarily associated with our ability to attract, motivate, and retain quality directors, and our corporate governance programs and practices and our compliance therewith. Additionally, the Nominating and Corporate Governance Committee oversees the performance evaluation of the Board of Directors and its committees.

Compensation Committee

Our Compensation Committee oversees risks primarily associated with TETRA and CSI Compressco's abilities to attract, motivate, and retain quality talent, particularly executive talent, including risks associated with the design and implementation of our compensation programs and the disclosure of executive compensation philosophies, strategies, and activities. The Compensation Committee also oversees the compensation of the Board of Directors and its committees.

Corporate Responsibility – Health, Safety, Environment and Quality (“HSEQ”)

Our focus on HSEQ, an approach we call “Drive to ZERO”, is more than a priority, it is deeply rooted as one of our core values.  Emphasizing our commitment to Drive to ZERO incidents, in 2016, we reviewed and updated our HSEQ Policy to better align our message with our Dedicated to the CØre values.  Our HSEQ Policy is a concise message stating our commitment to HSEQ and outlining our cornerstone principles essential for our future success.  Our HSEQ policy has been endorsed by our CEO and communicated throughout the company, and to our suppliers and customers.  Below are some examples of the steps we have taken towards upholding these values:

√	Operationalizing our core values centered on Customers, Drive to ZERO, Returns, and Employees
√	Upholding our HSEQ Policy
√	Promoting a strong HSEQ culture throughout every level of the organization

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√	Setting HSEQ performance objectives and commitments
√	Complying with all applicable HSEQ standards and procedures
√	Continually training and educating our employees and contractors on their responsibility to identify work that is unsafe or environmentally unsound and to help mitigate negative impacts

Stock Ownership Guidelines

Our Board of Directors has adopted a policy with regard to stock ownership for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under this policy, our executive officers have historically been required to hold shares of our common stock with a value equal to a multiple, based upon position, of their base salary.  In addition to ownership of our stock, ownership of common units of CSI Compressco by our executive officers and directors counts toward fulfillment of the ownership requirement. For purposes of this guideline: (1) each share of our common stock and each CSI Compressco common unit owned on the date of our Annual Meeting each year shall be deemed to have a value equal to the greater of (a) the trading price of a share of our common stock or a CSI Compressco LP common unit, as applicable, as of the date the applicable share or common unit was acquired or (b) the trading price of a share of our common stock or a CSI Compressco common unit as of the date of our Annual Meeting.  The policy establishes the following minimum ownership guidelines.

•

Executive Officers - must own shares of our common stock and/or common units of CSI Compressco LP with a value equal to a multiple, based upon position, of their base salary. The multiples are as follows:

•

Under the policy, newly elected officers have five years from their date of appointment to meet the guideline. In addition, in the event the multiple of an executive officer’s base salary is increased, the executive officer will have five years from the time of such increase to meet the new guideline.  The policy has not been updated to establish a guideline for a stand-alone President position.

•

As of the date of this proxy statement, all covered officers are in compliance with the policy, with the exception of one executive officer who is not an NEO.  Such executive officer received a waiver from our board for a two-year period in February 2018.

•

Non-Employee Directors - including the Chairman of the Board of Directors, are required to hold shares of our common stock and/or common units of CSI Compressco having a value equal to five-times their annual cash retainer. Non-employee directors have four years from the date of their election or appointment to be in compliance. As of the date of this proxy statement, all directors are in compliance with the policy.

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CORPORATE GOVERNANCE

Board Committees and Meetings

Board Committees.  The Board of Directors assigns responsibilities and delegates authority to its committees, as appropriate, and the committees regularly report on their activities to the full board.  During 2017, the standing committees of the Board of Directors consisted of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  Each committee has the authority to engage outside experts, advisors, and legal counsel to assist in its work.

The following table identifies the current committee members.  As discussed above, the board has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent in accordance with NYSE standards.

Committee Membership
Director	Audit	Compensation	Governance
Mark E. Baldwin(1)	C
Thomas R. Bates, Jr.		C
Paul D. Coombs	√		√
John F. Glick		√	C
Stephen A. Snider		√	√
William D. Sullivan(2)
Kenneth E. White, Jr.	√	√
Joseph C. Winkler III	√
Number of Committee Meetings held in 2017	5	6	3
(1)	Designated Audit Committee Financial Expert
(2)

As Chairman of the Board, Mr. Sullivan is an ex officio member of the Audit, Compensation, and Nominating and Corporate Governance Committees and has a standing invitation to attend all such committee meetings.  He also serves as the presiding director of executive sessions of the non-management and independent directors.

C	Committee Chair
√	Member

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Meetings and Attendance. During 2017, the Board of Directors held seven meetings, including five regular and two special meetings.  Each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the board and the meetings of each committee of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the Annual Meeting of Stockholders in 2017 attended that Annual Meeting.

Audit Committee.

The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of:

(i)    the integrity of our financial statements;

(ii)   our compliance with legal and regulatory requirements;

(iii)   the independent auditor’s qualifications; and

(iv)   the performance of our internal audit function and independent auditors.

The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of the audit, the Audit Committee consults separately with the independent auditors, the internal auditors, and management. As required by NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee has a relationship with us that might interfere with the exercise of their independence from us or our management, as independence is defined in the listing standards of the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and as defined in the listing standards of the NYSE. Further, our board has determined that Mr. Baldwin, the current Audit Committee chairman, is an “audit committee financial expert” within the definition established by the SEC.

Compensation Committee.

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CORPORATE GOVERNANCE

The functions performed by the Compensation Committee include:

(i)    reviewing and establishing compensation of our Senior Management, including our executive officers;

(ii)   approving and administering our equity compensation plans;

(iii)  approving salary and bonus awards to our executive officers; and

(iv)  reviewing the compensation of our non-employee directors and providing director compensation recommendations to the Board of Directors.

Our Board of Directors has determined that each member of the Compensation Committee is independent, as independence is defined in the listing standards of the NYSE. The Compensation Committee may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

Our equity compensation plans include provisions that enable the Compensation Committee to delegate its authority to approve certain grants of awards under those plans to a committee of our Board of Directors that may consist of one director. The Board of Directors previously established the Non-Executive Award Committee (the "NEA Committee"), which is a committee of one or more members of our Board of Directors. The NEA Committee is currently comprised of one member - Mr. Brightman. The Compensation Committee has delegated authority to the NEA Committee to make special inducement, merit, and retention awards, other than regular annual awards, to participants under those plans who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, subject to certain limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Compensation Committee.

Compensation decisions for our Chief Executive Officer are made by the Compensation Committee. The Compensation Committee is also responsible for approving the compensation of our other executive officers and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer for such other executive officers. As part of its role in reviewing and approving such compensation, the Compensation Committee administers our equity compensation plans and our cash incentive plan under which cash incentive awards may be made to our executive officers and other key employees based on performance, including the attainment of performance goals. Our Chief Executive Officer, with input from senior management, recommends to the Compensation Committee base salaries, target cash incentive levels, actual cash incentive payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The Compensation Committee considers, discusses, and takes action on such proposals as it deems appropriate.

In addition, since our CSI Compressco subsidiary does not have its own compensation committee, our Compensation Committee is also responsible for the oversight of compensation programs that apply to a broad base of employees of CSI Compressco and for specific compensation decisions that relate to the President and other officers of CSI Compressco.

Independent Compensation Consultant. The Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. The Compensation Committee has retained the services of Pearl Meyer & Partners (“Pearl Meyer”), an independent provider of compensation consulting services, to review our compensation programs and practices and to assist in the review of compensation disclosures included in this proxy statement. Pearl Meyer acted as independent advisor to the Compensation Committee and does not provide any other services to us or earn any compensation from us outside of the services provided as an independent advisor to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee during 2017 were Mr. Bates, as Chairman, and Messrs. Glick, Snider, and White, none of whom is or was previously an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section.

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Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee:

(i)   investigates and makes recommendations to the Board of Directors with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees;

(ii)  investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board; and

(iii)  reviews and makes recommendations to the board with regard to candidates for directors properly nominated by stockholders in accordance with our bylaws, if any.

Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent, as independence is defined in the listing standards of the NYSE.

Other Committees. From time to time, the board has established special committees to oversee certain projects or issues.  During 2017, a Special Committee of directors (“Special Committee”), comprised of Messrs. Baldwin (chairman of the Special Committee), Coombs, and Winkler was formed to investigate, review and evaluate award procedures under our Third Amended and Restated 2011 Long Term Incentive Compensation Plan (the “2011 Plan”) and awards granted to Mr. Brightman on February 22, 2017 under the 2011 Plan in response to certain claims in a letter dated March 1, 2017 from an attorney purporting to represent one of our stockholders.  Following the Special Committee investigation, on August 9, 2017, the Compensation Committee approved the reformation of the February 2017 award to Mr. Brightman to comply with the terms of the 2011 Plan by rescinding certain stock option awards granted in excess of the 2011 Plan limits.  As previously disclosed, in replacement of the stock options that were rescinded, the Compensation Committee approved the grant of cash-settled stock appreciation rights to Mr. Brightman (see the description below under the heading “Time-Based Awards Granted under the TETRA 2011 Equity Incentive Compensation Plan during 2017”).  The Special Committee met four times in 2017.

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CORPORATE GOVERNANCE

Board and Committee Succession Planning

The Nominating and Corporate Governance Committee’s ongoing succession planning process for the board takes into account the importance of board refreshment and having an appropriate balance of experience and perspectives on our board and each of its committees.  The committee recognizes the importance of continuity and that refreshment should not be effectuated all at once and anticipates that changes to board composition should occur gradually over several years. Beginning in 2013, the committee retained Russell Reynolds Associates, a leading executive search consulting firm, as an advisor to help the committee oversee a multi-year succession planning process that to date added four new directors to infuse new ideas and fresh perspectives into our boardroom.  In addition, four directors retired from our board during the 2014-2016 time-period and two will retire at the conclusion of the Annual Meeting.

Director Tenure

The following chart illustrates the tenure of the director nominees of our Board of Directors.  We believe the tenure of our directors provides the appropriate balance of expertise, experience, continuity and perspective to our board to serve the best interests of our stockholders.

Years on Board of Directors

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Executive Succession Planning

The Compensation Committee, the CEO, and the Vice President of Human Resources evaluate, from time to time each year, executive development and succession planning to prepare us for future success. The succession planning process covers the CEO position as well as all senior management positions. This review of executive talent determines readiness to take on additional leadership roles and identifies developmental opportunities needed to prepare our executives for greater responsibilities. Our short and long-term business strategy is considered when evaluating candidates and their skills.  Where possible, our board gains insight through exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.  The CEO makes a formal succession planning presentation to the Compensation Committee annually in which our directors who are not members of the Compensation Committee are invited to attend.

Director Orientation and Continuing Education

We provide each new director with an orientation that consists of a series of in-person briefings provided by Senior Management and others on our business operations, strategic plans, significant accounting and risk management issues, corporate governance, compliance, and key policies and practices.  The orientation sessions are tailored to the particular director depending on their orientation needs.  Each director is expected to participate in continuing educational programs as necessary to maintain expertise to perform his or her responsibilities as a director. In this regard, from time to time we provide pertinent articles and information relating to our business, financial affairs, risks, competitors, corporate governance, and changes in legal and regulatory issues.  We may also coordinate training and educational sessions for directors from outside experts and provide directors with tours of our facilities from time to time. We reimburse directors for reasonable costs associated with attending other relevant director education programs.

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CORPORATE GOVERNANCE

Board and Committee Self-Evaluation Process

Our board recognizes the critical role that board and committee evaluations play in ensuring the effective functioning of our board.  Accordingly, each year, our Nominating and Corporate Governance Committee appraises the framework for our board and committee evaluation process and oversees the evaluation process to ensure that the full board and each committee conduct an assessment of their performance and functioning and solicit feedback for enhancement and improvement..

2017 Evaluation – A Multistep Process

Our board evaluations cover the following topics:

•    Board and committee composition, including skills, background and experience

•    Review of key areas of focus for the board and effectiveness in overseeing these responsibilities

•    Satisfaction with board performance, including the performance of the board and committee chairs in those positions

•    Board and committee information needs and quality of materials presented

•    Areas where the board and committees should increase their focus

•    Satisfaction with the board schedule, agendas, time allotted for topics and encouragement of open communication and discussion

•    Satisfaction with committee structure and responsibilities

•    Access to management, experts and internal and external resources

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Executive Sessions of the Board of Directors

Our independent non-management directors meet in executive session at each regularly scheduled meeting. These executive sessions are presided over by Mr. Sullivan or, in his absence, another independent non-management director. The independent non-management directors presently consist of all current directors other than Mr. Brightman.

Communications with Directors

Our security holders and other interested parties may communicate with one or more of our directors (including the non-management directors as a group) by mail sent to our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com.  Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Director Nominations Submitted by Stockholders

The Nominating and Corporate Governance Committee will consider proposals for nominees for director from our stockholders. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our bylaws. (This bylaw provision is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered.

Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that if the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.	name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
2.	a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;
3.	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to made by the stockholder;
4.

for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

5.	for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

2018 Proxy Statement	TETRA Technologies, Inc. I 47

CORPORATE GOVERNANCE

Director Nominations by the Nominating and Corporate Governance Committee

The Board has a robust process for the consideration of potential director candidates through which the Nominating and Corporate Governance Committee (the “Governance Committee” ) establishes criteria, screens candidates, and evaluates the qualifications of persons that may be considered for service as a director, including candidates nominated or recommended by stockholders.  The following graph illustrates our selection process for new directors:

Diversity.  Although we have not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to our board, our Corporate Governance Guidelines provide that when assessing candidates, we will consider diversity, including gender diversity. The Nominating and Corporate Governance Committee believes that board membership should reflect diversity in the broadest sense, and so when reviewing candidates for nomination to the Board of Directors, the committee considers each nominee’s diversity, including gender diversity, taking into account our needs and the current composition of the board. We strive to maintain a diversity of backgrounds and experience among the members of the board, as we believe this improves the quality of the board’s deliberations. The Board of Directors’ final selection of board nominees is based on merit, giving consideration to the nominee’s knowledge, experience, skills in areas deemed critical to understanding our business, personal characteristics such as integrity and judgment, diversity, including gender, ethnicity, and background, and the candidates’ other time commitments.

Insider Trading Policy

We acknowledge that sales of our common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in our common stock may desire to diversify their investment portfolios over time and may be required to sell our common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in our common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to

48 I TETRA Technologies, Inc.	2018 Proxy Statement

CORPORATE GOVERNANCE

occur in an orderly fashion. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, from buying or selling puts, calls or other derivative instruments involving our common stock, and from engaging in certain forms of hedging or monetization transactions involving our common stock.

Certain Transactions

Related Person Transaction Policy. The Board of Directors, upon recommendation of the Audit Committee, has adopted the Policy and Procedures with respect to Related Person Transactions (the “Policy”), for the review and approval of certain related person transactions. The Policy covers transactions in which (i) we, or any subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect material interest. The Policy generally requires that such transactions be approved in advance by the Audit Committee. Under the Policy, the Audit Committee will consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Audit Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Transactions with Related Persons. We have determined that there are no material transactions involving a director or any other related person that require disclosure.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Comp. Plans (Excluding Securities Shown in the First Column)
Equity compensation plans
approved by stockholders(1)

2007 Long Term Incentive	2,031,529	$10.23	—
2011 Long Term Incentive(2)	3,615,389	$6.91	1,577,164
Total	5,646,918	$8.10	1,577,164
Equity compensation plans
not approved by stockholders(3)

Serrano Plan	79,051	$6.60	—
Total	79,051	$6.60	—
All Plans(4)
Total	5,725,969	$8.00	1,577,164

(1)	Consists of the Amended and Restated 2007 Long Term Incentive Compensation Plan and the Third Amended and Restated 2011 Long Term Incentive Compensation Plan.
(2)

Under the Third Amended and Restated 2011 Long Term Incentive Compensation Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the Third Amended and Restated 2011 Long Term Incentive Compensation Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of 1.38 shares of common stock on the grant date.

2018 Proxy Statement	TETRA Technologies, Inc. I 49

CORPORATE GOVERNANCE

(3)	Consists of the award granted to Mr. Serrano in connection with his initial employment and the 2018 Inducement Restricted Stock Plan. A description of each of these plans follows.
(4)

The table above does not include information as of December 31, 2017 regarding 1,737,279 shares of restricted stock subject to awards outstanding under the Amended and Restated 2007 Long Term Incentive Compensation Plan and the Third Amended and Restated 2011 Long Term Incentive Compensation Plan.

Non-Stockholder Approved Plans

Serrano Plan

On August 1, 2012, Elijio V. Serrano was appointed by our Board of Directors to the positions of Senior Vice President and Chief Financial Officer. In connection with Mr. Serrano’s appointment, the Board of Directors authorized the grant to Mr. Serrano of an employment inducement award of 79,051 nonqualified stock options and 46,898 shares of restricted stock to be effective as of August 15, 2012. The exercise price of the nonqualified stock options is $6.60, which is equal to the closing price per share of our common stock on the New York Stock Exchange on August 15, 2012. Subject to Mr. Serrano’s continued employment and other terms and conditions set forth the in the Employee Equity Award Agreement between us and Mr. Serrano, the nonqualified stock options vested 33.3334% on the first anniversary date of the award, continued to vest an additional 2.7778% each month, and became fully vested on the third anniversary date of the award. The award will expire on August 12, 2022.

2018 Inducement Restricted Stock Plan

The TETRA Technologies, Inc. 2018 Inducement Restricted Stock Plan was adopted effective as of February 12, 2018 and accordingly it is not reflected in the table above.  The purpose of the plan is to attract and retain the best available individuals for positions of substantial responsibility by providing a material inducement for such individuals to enter into employment with us or any of our affiliates. In connection with the employment of Brady M. Murphy, our new President and Chief Operating Officer, the Board of Directors authorized the grant to Mr. Murphy of an employment inducement award of 502,513 shares of restricted stock, effective as of February 12, 2018.  Subject to Mr. Murphy’s continued employment with us and other terms and conditions set forth in the Restricted Stock Award Agreement between us and Mr. Murphy, the shares of restricted stock will vest 50% on the one-year anniversary of the date of grant and 25% on each of the second and third-year anniversaries of the date of grant. In addition, in connection with our acquisition of Swiftwater Energy Services, LLC, the Board of Directors authorized the grant of awards totaling 420,992 shares of restricted common stock thirteen persons as an inducement to their employment with TETRA on February 28, 2018. Subject to their continued employment with us and other terms and conditions set forth in the Restricted Stock Award Agreement between us and each of the individuals, the shares of restricted stock will vest 100% on the third-year anniversary of the date of grant.  There are 76,495 shares available for future awards under the 2018 Inducement Restricted Stock Plan.

50 I TETRA Technologies, Inc.	2018 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting, internal controls, and audit functions on behalf of the Board of Directors.  Our management has the primary responsibility for preparing our financial statements in accordance with generally accepted accounting principles, maintaining effective internal control over financial reporting and assessing the effectiveness of our internal control over financial reporting.  We have a full-time internal audit department that reports to the Audit Committee.  This department is responsible for the evaluation of the adequacy and effectiveness of the organizations’ governance, risk management, and internal controls as well as carrying out assigned responsibilities to achieve the organizations’ stated goals and objectives.

Our independent registered public accountants, Ernst & Young, LLP, or E&Y, are responsible for auditing our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and issuing their reports based on that audit.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and schedule for the year ended December 31, 2017 that are included in our Annual Report filed with the Securities and Exchange Commission with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is comprised of four non-employee directors and is governed by a written charter adopted by the Board of Directors that is reviewed by the committee annually and was last amended on December 18, 2015  The charter is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. Under the charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (1) the integrity of our financial statements, including a review of the application of accounting principles, significant financial reporting issues and judgments in connection with the preparation of the financial statements, and the effects of regulatory and accounting initiatives on the financial statements; (2) reviewing and discussing with management and our independent registered public accountants our earnings press releases, as well as public earnings guidance; (3)  recommending to the Board the filing of our audited financial statements with the Securities and Exchange Commission; (4) our disclosure controls and procedures and internal control over financial reporting, including review of any material issues as to the adequacy of internal control over financial reporting; (5) our compliance with legal and regulatory requirements and our Code of Business Conduct; (6) the performance of our internal audit function; (7) the performance of our compliance function; (8) our enterprise risk management process; and (9) the evaluation, appointment and retention of our independent registered public accountants, including a review of the firm's qualifications, services, independence, fees and performance. In connection with the evaluation, appointment, compensation, retention and oversight of the independent registered public accountants, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accountants and lead partner, including taking into account the opinions of management and our internal auditor. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; sufficiency of firm resources, technical expertise and knowledge of the industry; quality of communication and interaction with the firm; known significant legal or regulatory proceedings related to the firm; external data on audit quality and performance, including PCAOB reports; independence; objectivity; and professional skepticism.  The Audit Committee also considers the advisability and potential impact of selecting a different accounting firm.

Further, the Audit Committee reviews in advance and pre-approves, explicitly, audit and permissible non-audit services provided to us by E&Y.  For more information regarding the Audit Committee’s preapproval procedures, please read “Audit Committee Preapproval Policies and Procedures” below.

The Audit Committee has also established procedures for the receipt, retention, and treatment, on a confidential basis, of any complaints related to accounting or compliance matters we receive.  We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters, or anything else that appears to involve financial or other wrongdoing through one of the methods described in our Whistleblower Policy which is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

2018 Proxy Statement	TETRA Technologies, Inc. I 51

AUDIT COMMITTEE REPORT

As discussed more fully in Proposal No. 2 on page 8 of the Proxy Statement, the Audit Committee and Board believe that it is in the best interests of the Company and its stockholders to continue the retention of E&Y to serve as our independent registered public accountants.  The Audit Committee has continued retention of E&Y as the Company’s independent auditor for 2018.  E&Y has been the independent auditor for the Company since 1981. Although the Audit Committee has the sole authority to appoint the independent registered public accountants, the Audit Committee will continue to recommend that the Board request the stockholders, at the Annual Meeting, to ratify the appointment of the independent registered public accountants.

The Board of Directors has determined that each member of the Audit Committee is independent and possesses the necessary level of financial literacy required to enable him to effectively serve as an Audit Committee member and that our Audit Committee Chairman qualifies as Audit Committee Financial Expert.  There were five  meetings of the Audit Committee during the year ended December 31, 2017. The meetings of the Audit Committee are designed to facilitate and encourage communication among the committee, the Company, our internal audit function and E&Y.

In connection with the preparation of the audited consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2017, the Audit Committee discussed with the Company’s internal auditors and E&Y the overall scope and plans for their respective audits.  The Audit Committee met with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee reviewed with E&Y, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and schedule with US generally accepted accounting principles, E&Y’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by the applicable requirements of the PCAOB, including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations.  In addition, the Audit Committee has discussed with E&Y their independence from our management and the Company, including the matters contained in the letter from E&Y required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by E&Y with E&Y’s independence.

The Audit Committee also reviewed and discussed together with management and E&Y our audited consolidated financial statements for the year ended December 31, 2017, and the results of management’s assessment of the effectiveness of our internal control over financial reporting and E&Y’s audit of internal control over financial reporting.

In addition, members of management, the internal auditor, and the independent auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including our (i) enterprise risk management process, (ii) business continuity plans, (iii) information technology systems and controls, (iv) cybersecurity, (v) strategy and management of the implementation of new systems, (vi) critical accounting policies, (vii) income tax strategy, and (viii) business insurance program.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our audited consolidated financial statements and schedule be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed by the Company with the SEC.

Submitted by the Audit Committee of the Board of Directors,

Mark E. Baldwin, Chairman

Paul D. Coombs

Kenneth E. White, Jr.

Joseph C. Winkler III

52 I TETRA Technologies, Inc.	2018 Proxy Statement

AUDIT COMMITTEE REPORT

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

Fees Paid to Principal Accounting Firm

The following table sets forth the aggregate fees for professional services rendered to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2017, and 2016, respectively:

	2017	2016
Audit fees	$1,605,000	$1,984,000
Audit related fees(1)	65,000	67,000
Tax fees(2)	35,000	9,000
All other fees	—	—
Total fees(3)	$1,705,000	$2,060,000

(1)	Consists primarily of fees for an employee benefit plan audit in 2017 that will be completed in mid-2018.
(2)	Consists of fees for international tax compliance review in 2017 and 2016.
(3)

Ernst & Young LLP also served as the auditor of CSI Compressco. The above table does not include the following fees related to the CSI Compressco audit: $1,753,000 in audit fees in 2017 and $1,572,000 in audit fees in 2016. CSI Compressco incurred no audit related fees or tax fees in either 2017 or 2016.

The Audit Committee preapproved 100% of these fees shown in the above table. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that it was.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted a pre-approval policy with respect to the services that may be performed by our independent registered public accounting firm (the “Audit Firm”).  This policy provides that all audit and non-audit services to be performed by the Audit Firm must be specifically pre-approved on a case-by-case basis by the Audit Committee.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions made by such member(s) to the entire Audit Committee at or before its next scheduled meeting.  As of the date hereof, the Audit Committee has delegated this authority to the Chairman of the Audit Committee.  Neither the Audit Committee, nor the person to whom pre-approval authority is delegated, may delegate to management their responsibilities to pre-approve services performed by the Audit Firm.

All requests or applications by the Audit Firm to provide services to us must be submitted to the Audit Committee or its chairman by both the Audit Firm and the Chief Financial Officer and must include a description of the services being requested for pre-approval and a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence.

2018 Proxy Statement	TETRA Technologies, Inc. I 53

AUDIT COMMITTEE REPORT

Executive Officers

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Stuart M. Brightman	61	Chief Executive Officer
Brady M.Murphy	58	President and Chief Operating Officer
Elijio V. Serrano	60	Senior Vice President and Chief Financial Officer
Bass C. Wallace, Jr.	59	Senior Vice President and General Counsel
Matthew Sanderson	44	Senior Vice President
Owen Serjeant	57	President - CSI Compressco GP Inc.
Ben C. Chambers	62	Vice President - Accounting and Controller
Elisabeth K. Evans	55	Vice President - Human Resources
Joseph J. Meyer	55	Vice President - Finance and Treasurer

(Information regarding the business experience of Mr. Brightman is set forth above under “Nominees for Director.”)

Brady M. Murphy has served as our President and Chief Operating Officer since February 2018. Prior to joining TETRA, Mr. Murphy served as chief executive officer of Paradigm Group B.V., a private company focused on strategic technologies for the upstream energy industry, from January 2016 until February 2018.  Mr. Murphy previously served at Halliburton Company and its affiliated companies for 26 years and held numerous international and North America positions, most recently as senior vice president - global business development and marketing from 2012 to December 2015, as senior vice president - business development Eastern Hemisphere from 2011 to 2012, and as senior vice president - Europe/Sub –Saharan Africa region from 2008 to 2011.  Earlier in his career, from 1981 until 1989, Mr. Murphy held several  positions with increasing responsibility at Gerhart Industries. Mr. Murphy received his B.S. degree in Chemical Engineering from Pennsylvania State University and is an alumnus of Harvard Business School’s Advanced Management Program.

Elijio V. Serrano has served as our Senior Vice President and Chief Financial Officer since August 2012. Mr. Serrano served as chief financial officer of UniversalPegasus International, a global project management, engineering and construction management company, from October 2009 through July 2012. Following his resignation from Paradigm BV in February 2009 and until his acceptance of the position with UniversalPegasus International in October 2009, Mr. Serrano was retired. From February 2006 through February 2009, Mr. Serrano served as chief financial officer and executive vice president of Paradigm BV (formerly, Paradigm Geophysical Ltd.), a provider of enterprise software solutions to the oil and gas industry. From October 1999 through February 2006, Mr. Serrano served as chief financial officer of EGL, Inc., a publicly-traded transportation and logistics company subject to the reporting requirements of the Securities Exchange Act of 1934. From 1982 through October 1999, Mr. Serrano was employed in various capacities by Schlumberger Ltd., including as vice president and general manager of the western hemisphere operations of Schlumberger’s Geco-Prakla seismic division (from 1997 to 1999), as group controller for the global operations of the Geco-Prakla seismic division (from 1996 to 1997), and from 1992 to 1996, as controller of various geographical units of the Geco-Prakla seismic division. Mr. Serrano served as a director, chairman of the audit committee, and as a member of the corporate governance and nominating committee of Tesco Corporation, a public company subject to the reporting requirements of the Exchange Act, until its acquisition by Nabors Industries Ltd. in December 2017.  Mr. Serrano received his B.B.A. degree in Accounting and Finance from the University of Texas at El Paso. Mr. Serrano was a certified public accountant in the State of Texas from 1986 until March 2002, at which time his license became inactive.

Bass C. Wallace, Jr. has served as our General Counsel since 1994 and as a Senior Vice President since May 2011.  Mr. Wallace served as our Corporate Secretary from 1996 until May 2013. From 1984 to 1994 he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

54 I TETRA Technologies, Inc.	2018 Proxy Statement

AUDIT COMMITTEE REPORT

Matthew J. Sanderson has served as Senior Vice President with responsibility for our Energy Services Group since December 2016. Prior to joining TETRA, Mr. Sanderson most recently served as Regional Vice President - U.S. West at Schlumberger from October 2015 to November 2016. Mr. Sanderson started his career as a Field Engineer at Schlumberger in 1997 and held various engineering and managerial roles with increasing responsibility, including Vice President Wireline Production Services from December 2014 to September 2015 and QHSE Manager from October 2012 to November 2014. As Senior Vice President at TETRA, Mr. Sanderson also has primary responsibility for the Production Testing and Fluids engineering groups in addition to his managerial responsibilities at TETRA. He earned a Bachelor of Applied Science in Civil Engineering from Queen's University in Kingston, Canada and a Master's of Science in Oil & Gas Industry Management from Heriot-Watt University in Edinburgh, Scotland.

Owen Serjeant has served as President and a director of our subsidiary, CSI Compressco GP Inc., the general partner of CSI Compressco LP, since November 2017. Mr. Serjeant served as Group Vice President – Global Operational Support of Schlumberger Limited, a publicly traded company subject to the reporting requirements of the Securities Exchange Act of 1934, from April 2016 to November 2017.  From July 1999 until April 2016, Mr. Serjeant served in various senior operations management roles with increasing responsibility, including most recently as Corporate Vice President – Global Operational Excellence and Group Vice President - Compression Systems Division, at Cameron International Corporation, a publicly traded company prior to its acquisition by Schlumberger in April 2016.  Mr. Serjeant began his career with Cooper Energy Services and served in a variety of operations, engineering, marketing, and sales roles from 1981 to 1999.  He earned his BSc degree in Mechanical Engineering from Aston University, United Kingdom, and his MBA degree from Henley Management College, United Kingdom.

Ben C. Chambers has served as our Vice President - Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992, Mr. Chambers held various management positions with Baker Hughes, Inc., ultimately serving as controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Elisabeth K. Evans has served as our Vice President - Human Resources since January 2013. Ms. Evans served as senior vice president of human resources and corporate communications of Boardwalk Pipeline Partners, LP, a midstream master limited partnership that provides transportation, storage, gathering, and processing of natural gas and liquids, from February 2009 through September 2012. Following her departure from Boardwalk Pipeline Partners, LP and until her acceptance of the position with us in January 2013, Ms. Evans was engaged in independent consulting on human resources issues. From April 2003 through January 2009, Ms. Evans served as vice president of human resources and administrative services for AGL Resources Inc., and from 1999 through 2001, she served as a global human resources director for Accenture, Ltd. Ms. Evans was employed in various capacities by ARAMARK Corporation, including as human resources director, from 1994 through 1999. From 1988 through 1994, Ms. Evans served in human resources positions with BP. Ms. Evans received her B.A. and M.A. degrees in Economics from Indiana University.

Joseph J. Meyer has served as our Vice President - Finance and Treasurer since February 2015.  He served as treasurer of JBT Corporation, a multi-national equipment and technology solutions provider to the food processing and air transportation industries, from July 2008 through May 2014.  From June 2014 until January 2015, Mr. Meyer was self-employed.  From June 2001 until July 2008, Mr. Meyer served as director, treasury operations of FMC Technologies, Inc., a multi-national company within the oil and gas equipment and services industry, food processing equipment industry, and air transportation equipment industry, and from 1995 until 2001 served in various managerial roles within the treasury department of FMC Corporation.  From 1988 through 1994, Mr. Meyer held positons with increasing responsibility with several national banks.  Mr. Meyer received his B.S. degree in Finance from the University of Illinois at Urbana-Champaign and his MS in Management from Northwestern University.

2018 Proxy Statement	TETRA Technologies, Inc. I 55

COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

This Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation philosophy and objectives and insight into the process by which our specific compensation practices are established and specific compensation decisions are made. Although the Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all of our compensation programs, many of which apply to a broad-base of our employees, this CD&A focuses on the compensation of our Chief Executive Officer and the officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other employees designated as our senior officers (together with our NEOs, “Senior Management”).

I. EXECUTIVE SUMMARY

Company Operations and Performance

We are a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, comprehensive water management solutions, frac flowback, production well testing, offshore rig cooling, and compression services and equipment. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ: CCLP), a master limited partnership.

Our 2017 financial results reflect the improvement of oil and natural gas commodity prices during 2017 that spurred increased industry drilling and completion activity and resulted in improved demand for many of our products and services compared to 2016. Compared to 2016, our 2017 revenues increased 18.1%, and our 2017 gross profit increased 94.1%, despite the impact of continued pricing pressure in the gradually recovering market for oil and gas services.

56 I TETRA Technologies, Inc.	2018 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

The gradual recovery that began in 2017 has increased competition for labor, including executive talent. As we enter 2018, we are mindful of the need to retain key members of Senior Management who are critical to the execution of our long-term growth strategies.

Consideration of Prior Year's Advisory Vote & Stockholder Outreach

During 2016, the chairman of our Committee conducted significant stockholder outreach to ensure the perspectives and feedback of our larger institutional stockholders were heard and well understood. We contacted stockholders who owned approximately 72% of our then outstanding common stock and requested an opportunity to have calls or in-person meetings with them. Stockholders who owned approximately 30% of our then outstanding common stock accepted the Committee's offer and participated in calls and in-person meetings with our Committee chairman and members of senior management from our human resources and legal departments. Their comments were summarized and discussed with both the Committee and our Board of Directors. During the engagement, stockholders were generally supportive of our compensation programs.

This support was reflected in the results of our “say-on-pay” resolution in May 2017, with approximately 99% of stockholder votes cast in favor of the resolution (excluding abstentions and broker non-votes). Following our 2017 Annual Meeting, as we considered the specific compensation practices through which we implement our compensation philosophy, we were mindful of the very strong support that our stockholders expressed for our 2016 executive compensation policies and practices. We made no significant changes to our compensation practices as a result of the 2017 say-on-pay vote.

Impact of Industry Cyclicality on Compensation

The unprecedented and lengthy downturn experienced by the oil and gas service industry required us to take certain cost reduction actions during 2015 and 2016, including reductions of several elements of Senior Management compensation. As we moved through 2017 and began to see signs of a recovery for the industry, we were able to reverse those reductions and effectively return most elements of the compensation of Senior Management to pre-downturn (2014) levels. In the latter half of 2017 and entering 2018, we are cognizant of the fact that our Senior Management compensation will require adjustment during 2018 in order to retain talent in the recovering market, which is characterized by a highly competitive labor market, particularly in certain geographic areas in which we operate.

•

Reinstatement of Base Pay. As part of our cost reduction efforts during the downturn, in February 2016 the Committee approved a 10% reduction in the base salaries of all of our NEOs employed by TETRA, and in May 2016 the Committee approved an additional reduction in the amount of 10% of the previously reduced base salaries of our NEOs. Portions of our NEOs’ base salaries were restored in January 2017, and NEOs’ base salaries were fully restored in April of 2017. As of year-end 2017, most members of Senior Management had not received an increase in their base pay in effect in April 2014; however, as disclosed below, certain NEOs received raises in March 2018 and we anticipate salary increases for other members of Senior Management in April 2018.

•

Reinstatement of Company Match under 401(K) Plan. As part of our cost reduction efforts, in May 2016 we suspended Company matching contributions under our 401(K) Plan, which impacted all of our NEOs. The Company matching contribution was reinstated for all participants in our 401(K) Plan, including our NEOs, in August of 2017.

•

Payout of 2017 Annual Cash Incentive Awards. Based on our 2017 financial performance compared to the performance measures established by the Committee for our 2017 annual cash incentive compensation awards, portions of such awards granted to our NEOs were determined to be earned. The earned amounts of such awards were paid to NEOs on March 13, 2018.

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

Overall Compensation Structure

We seek to structure a balance between achieving positive short-term annual results and ensuring long- term viability and success by providing both annual and long-term incentive opportunities. The following graphic illustrates the components of the total compensation opportunities available to members of our Senior Management:

Alignment of Pay with Performance

A significant portion of our NEOs’ total compensation is in the form of long-term incentive awards that are tied to the long-term performance of our stock and certain key measures that drive stockholder returns. To demonstrate this tie to performance, the table below details the differences between Total Direct Compensation as presented in the Summary Compensation Table, Target Total Direct Compensation as approved by the Committee (that is, the compensation opportunity) and current potential Realizable Compensation (that is, the current value of the compensation, which reflects the performance level of our CEO, Mr. Brightman). The table and accompanying graphs represent supplemental information that is not intended to be a substitute for the information provided in the Summary Compensation Table on page 71, which has been prepared in accordance with the SEC’s disclosure rules.

Measure of Compensation	Components Included
	Base Salary	Annual Performance-Based Cash	Long-Term Performance-Based Cash(1)	Time-Based Equity
				Stock Options	Restricted Shares
Summary Compensation Table: Total Direct Compensation	Actual Salary	Actual cash award earned based on annual performance	Actual portion of long-term cash incentive earned based on 3-year performance	Grant date value of awards made during the year	Grant date value of awards made during the year
Target Total Direct Compensation	Same	Target annual cash incentive	Target long-term cash incentive	Same	Same
Realizable Compensation	Same	Actual cash award earned based on annual performance	Actual portion of long-term cash incentive earned based on 3-year performance	Intrinsic value of options granted during the year based on market price at year end	Value of awards granted during the year based on market price at year end

(1) This component refers to the long-term performance-based cash incentive award granted in 2015 for the January 1, 2015 through December 31, 2017 performance period that was paid, to the extent earned, in March 2018.

The graph below shows Mr. Brightman's "realizable total compensation" in contrast to the original Target Total Compensation opportunity for compensation awarded in 2015, 2016, and 2017 as well as our one-year total stockholder returns (TSR) for 2015, 2016, and 2017. As illustrated by the chart below, our CEO's realizable total compensation has been well-aligned with stockholder returns over the three- years ended December 31, 2017, due in large part to the significant portion of his pay that is comprised of equity awards.

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

Key Compensation Practices and Policies

We have implemented and continue to maintain compensation practices and policies that we believe contribute to good governance.

What We Do	What We Don’t Do

✓   Tie a significant portion of our pay to performance through objective performance measures

✓   Include a provision in our annual cash incentives, our long-term cash incentives, and our long-term equity awards that makes awards subject to any claw-back policy we may adopt

✓   Require robust stock ownership through our stock ownership guidelines

✓   Retain an independent compensation consultant that does not provide any services to management

✓   Ensure a fully independent Compensation Committee

✓   Have established procedures for granting of equity awards

✓Annually review pay and performance alignment, including S.M.A.R.T.(1) goals for our executive team that are reviewed by our Board of Directors

X  Enter into employment agreements with fixed terms with our officers

X  Allow short sales, transactions involving derivatives of our stock, or other hedging transactions

X   Reload, reprice, or back-date stock options

X  Grant stock options with an exercise price less than fair market value

X  Provide tax gross-ups or significant executive perquisites

X  Allow single-trigger change of control agreements

(1) Specific, measurable, achievable, relevant, time-bound

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

II. COMPENSATION PHILOSOPHY & OBJECTIVES

Overview of Compensation Philosophy and Objectives

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the labor markets in which we operate. Our guiding philosophy is to maintain an executive compensation program that will attract, retain, motivate, and reward highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

•	design competitive total compensation programs that enhance our ability to attract and retain knowledgeable and experienced Senior Management;
•	motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual performance objectives;
•

establish salary and annual cash incentive compensation levels that reflect competitive market practices in relevant markets, taking into consideration compensation practices for the relevant peer group;

•	provide equity incentive compensation and long-term cash incentive compensation opportunities that are consistent with our overall compensation philosophy;
•	provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance measures and objectives; and
•	ensure that a significant portion of the total compensation package is determined by increases in stockholder value, thus assuring an alignment of Senior Management and our stockholders’ interests.

Focus on Performance-Based Pay

In establishing target compensation levels, the Committee places a significant portion of our NEOs’ compensation “at-risk” through the use of variable compensation, much of which is performance-based. Variable pay includes the following:

•	annual cash incentive awards: performance-based cash incentives based on achievement of specific annual performance objectives;
•	long-term performance-based cash awards: performance-based long-term cash incentives based on achievement of specific long-term financial and other performance objectives;
•	stock options: options on TETRA stock that vest over time and create value only if the price of TETRA stock increases; and
•	restricted stock: shares of TETRA stock that vest over time and create value based on the price of TETRA stock at the time of vesting.

By weighting our NEOs’ target compensation toward variable pay, we ensure that it is aligned with company performance, particularly over the long term. For 2017, approximately 84% of the target compensation opportunities for our CEO and 67% of the target compensation opportunities for our other NEOs were variable or “at-risk”, as illustrated in the following pie charts.

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

2017 NEO TARGET TOTAL DIRECT COMPENSATION
CEO	Other NEOs

III. ROLES & PROCESSES

Role of Committee. The Committee determines our overall compensation philosophy, sets the compensation of our CEO, approves the compensation of our NEOs, and oversees the compensation of the other members of Senior Management. In making compensation decisions, the Committee considers all of the following factors:

•	our financial results;
•	our strategic goals and accomplishments;
•	the performance and potential of our CEO and other members of Senior Management;
•	compensation paid by companies in our peer group;
•	compensation data from available surveys of the oilfield services industry for executive officers with similar positions and with roles and responsibilities similar to our Senior Management;
•	market data and analysis and recommendations provided by any compensation consultant engaged by the Committee;
•	overall compensation paid to our CEO and members of Senior Management in previous years, including the value of equity-based compensation;
•	the recommendations of our CEO with respect to specific compensation matters, including changes in compensation for our Senior Management; and
•	the retention value of long-term compensation plans.

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

The Committee has the authority to retain compensation consultants, outside counsel, or other advisors to assist the Committee in the discharge of its duties. In any given year, the Committee bases its decision on whether to retain a compensation consultant on factors including prevailing market conditions, regulatory changes governing executive compensation, and the quality of any other relevant data that may be available. If a compensation consultant is engaged, the Chairman of the Committee maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the Committee and/or the CEO and certain members of Senior Management. The Committee, and/or its Chairman, also periodically meets with the compensation consultant independently of management. Through this communication with the Chairman of the Committee, the consultant reports to, and acts at the direction of, the Committee. Although our CEO and certain members of Senior Management may receive the consultant’s report and data, the Committee retains and exercises sole control and authority over the compensation consultant.

Role of Compensation Consultant. During 2016, the Committee retained the services of Pearl Meyer & Partners ("Pearl Meyer"), an independent provider of compensation consulting services, to assist the Committee in its review of our compensation programs. As part of the engagement, Pearl Meyer provided the Committee with an evaluation of industry trends and executive compensation issues in August 2016 that indicated that most companies in our industry had, by that time, frozen or reduced executive base salaries and other elements of executive pay.

Before engaging Pearl Meyer, the Committee confirmed that Pearl Meyer did not provide other services to us, had procedures in place to prevent conflicts of interest, and did not have a business or personal relationship with any of our executive officers or any member of the Committee. The Committee discussed these considerations and concluded that there were no conflicts of interest with us with respect to the compensation consulting services provided by Pearl Meyer. The Committee continues to consider these matters on an ongoing basis.

The Role of Market Data. In most years, Pearl Meyer uses compensation data gathered from our peer group as well as supplemental data from market surveys to benchmark our Senior Management compensation. Our review of this data typically focuses on the main elements of Senior Management compensation: base salary, annual incentive cash award opportunity, long-term compensation, and total direct compensation. Although we review both target compensation and actual compensation paid, our focus is on target compensation, including the target amount of annual cash award opportunities, as it provides the best indication of competitive compensation levels for our Senior Management.

During 2016, the Committee reviewed Pearl Meyer’s evaluation of industry trends and executive compensation issues, which indicated that most companies in our industry had responded to the unprecedented downturn by freezing or reducing executive base salaries and other elements of executive pay. In light of that information, and a recommendation from the CEO that salaries should not be increased during 2017, the Committee did not seek the more specific data on peer-company compensation by position that would typically be provided by Pearl Meyer in November of a given year, and a peer group for the purpose of compensation review was not established.

Role of CEO. Our CEO makes recommendations to the Committee with regard to salary adjustments and the annual and long-term incentives available to our Senior Management, excluding himself. His recommendations are based on factors such as his judgment and experience, available market data, and his evaluation of individual performance and contribution.

In the Committee’s review of management’s annual compensation report and the changes in compensation recommended by the CEO, the Committee considers the CEO’s evaluations of and recommendations for each member of Senior Management as well as its own evaluations of Senior Management and, if a compensation consultant is retained for that year, the report and analysis of the consultant. The Committee reviews the compensation report in conjunction with our CEO and approves any prospective changes in compensation for Senior Management other than for our CEO. Subsequently, the Committee, in executive session, establishes the compensation for our CEO.

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

IV. COMPENSATION ELEMENTS

We strongly believe that Senior Management should be compensated with a package that includes, at a minimum, the following three elements:

•	salary and industry-standard benefits,
•	annual incentive cash compensation tied to key financial and operating results, and
•	long-term incentive compensation tied to stock price and key long-term value drivers.

Each of these components is discussed in greater detail below.

Salary. The Committee reviews relevant survey data and information and analysis provided by its compensation consultant, if one is retained for that year, or by management, if no compensation consultant is engaged, to ensure that our salary program is competitive. We believe that a competitive salary program and industry standard benefits are important factors in our ability to attract and retain Senior Management, and we generally compare base salaries paid to our Senior Management to the median base salaries reflected in the survey data as a check for competitiveness. The Committee reviews the salaries of all members of Senior Management at least annually. Salaries may be adjusted for performance, which may include individual, business unit, and/or company-wide performance, expansion of duties and responsibilities, and changes in market salary levels. In considering salary adjustments, the Committee gives weight to the foregoing factors, with particular emphasis on corporate performance goals, our CEO’s analysis of the individual’s performance and potential, and our CEO’s specific compensation recommendations (except with regard to his own salary). However, the Committee does not rely on formulas and considers all of the above factors when evaluating salary adjustments.

With the exception of Mr. Sanderson, who was first hired by us in November of 2016 and was not subject to the salary reduction program, salary reductions that were implemented during 2016 reducing our NEOs’ base salaries were still in effect as we entered 2017. In January 2017, a portion of our NEOs’ base salaries was restored, and their base salaries were fully reinstated on April 1, 2017. The table below shows the base salaries in effect for each of our NEOs during 2017. Mr. Elkhoury, our former Sr. Vice President and Chief Operating Officer, was no longer employed by us as of year-end 2017.

Name	Title	Annual Base Salary as of Jan. 1, 2017	Partially Reinstated Base Salary as of Jan. 7, 2017	Fully Reinstated Base Salary Effective Apr. 1, 2017
Stuart M. Brightman	President & Chief Executive Officer	$506,249	$562,499	$625,000
Elijio V. Serrano	Sr. Vice President & Chief Financial Officer	333,388	370,431	411,590
Matthew J. Sanderson	Sr. Vice President	360,000	360,000	360,000
Bass C. Wallace, Jr.	Sr. Vice President & General Counsel	262,829	292,032	324,480
Peter J. Pintar	Sr. Vice President	299,894	333,216	370,240
Joseph Elkhoury	Former Sr. Vice President & Chief Operating Officer	364,500	405,000	450,000

Annual Cash Incentives. Each member of Senior Management is provided an annual cash incentive compensation opportunity, calculated as a percentage of base salary. For each award opportunity, a threshold, target, stretch, and over- achievement performance objective is established for each applicable performance measure and the amount of the award payment that may be received is based on the level of achievement of such objectives.

As part of its December 2016 review of Senior Management compensation, the Committee reviewed a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded under our Cash Incentive Compensation Plan based on 2016 performance and discussed the overall effectiveness of the plan in furthering our compensation philosophy. In its consideration of changes for the 2017 plan year, the Committee gave significant

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

weight to the impact of the prolonged downturn impacting our industry, and elected not to make changes to the award opportunities available to our NEOs for the 2017 plan year.

The following table sets forth the award opportunities for the 2017 plan year, shown as a percentage of annual base salary, for our CEO and each of our NEOs under the Cash Incentive Compensation Plan. Mr. Elkhoury, our former Sr. Vice President and Chief Operating Officer, was no longer employed by us as of year-end 2017.

	Threshold	Target	Stretch	Over Achievement
Stuart M. Brightman	36%	120%	180%	240%
Elijio V. Serrano	24%	80%	120%	160%
Matthew J. Sanderson	18%	60%	90%	120%
Bass C. Wallace, Jr.	18%	60%	90%	120%
Peter J. Pintar	18%	60%	90%	120%
Joseph Elkhoury	24%	80%	120%	160%

The Committee may establish both financial and non-financial performance measures each year. As part of our ongoing efforts to build a robust culture of performance and a customer-centric environment, each performance measure under the 2017 plan was aligned to one of our four CØRE categories:

Under the annual Cash Incentive Compensation Plan awards for 2017, actual results for the TETRA Adjusted EBITDA performance measure had to reach a minimum threshold level of 70% of the established target performance objective for any portion of their awards to be earned; below that level of performance, no amount could be earned for any performance measure, other than Individual Performance Objectives (IPOs). In addition, for Messrs. Sanderson and Pintar, Division EBITDA for their respective areas of responsibility had to reach a minimum threshold level of 70% of established target performance objectives for any portion of their awards other than IPOs to be earned. For our corporate NEOs (Messrs. Brightman, Serrano, and Wallace), actual results for the TTI Adjusted EBITDA performance measure had to exceed 100% of the target performance objective for any other performance measure (other than IPOs) to be deemed to have been earned above the target level. Similarly, for Messrs. Sanderson and Pintar, Division EBITDA for their respective areas of responsibility had to exceed 100% of the target performance objective for any portion of the award other than IPOs to be deemed to have been earned above the target level. A threshold payment level of 30% corresponds to the threshold performance level of 70% of each established performance objective (with the exception of performance measures in the Drive to ZERØ category, for which no payment is earned for results below the target performance level); for actual results that fall between threshold and target, straight line interpolation is used to determine the earned amount of the award.

Under the terms of Mr. Elkhoury’s Separation and Release Agreement dated June 1, 2017, as further described below, Mr. Elkhoury received a cash payment of $180,000 on March 16, 2018, and he did not receive any portion of his annual Cash Incentive Compensation Plan award for 2017 performance.

The following table shows each performance measure for our corporate NEOs (Messrs. Brightman, Serrano, and Wallace) and our NEOs with responsibility for a specific business area (for Mr. Sanderson, our Energy Services Group (ESG) Division, and for Mr. Pintar, our former TETRA Offshore Services (TOS) Division), the CØRE strategy to which it aligns, the target performance objective under our 2017 annual incentive plan, our 2017 results, the percentage of the target performance objective attained, and the resulting percentage of the award deemed to have been earned based on 2017 results and the performance criteria discussed above.

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	Strategy	Performance Measure	Target Performance Objective	Result of 2017 Performance Period	% of Target Attained(1)	% of Target Earned(1)
CUSTOMERS	Develop new business, retain customers and manage price to protect market share	Revenues / Revenues from Key Business (TOS)	$86.9 million / $12.5 million	$96.7 million / $37.1 million	111.3% / 296.8%	0.0% / 0.0%
		Revenues from New Business / Sales of T5 Tech. (ESG)	$57.0 million / 25% of revenues	$59.1 million / 24.0%	103.7% / 96.0%	103.7% / 90.7%
DRIVE to ZERO	Change behaviors, identify hazards, and manage risks to Drive to Zero incidents	TRIR, CVIR, & BBO Participation(2) (Corporate)	0.62 TRIR / 0.58 CVIR / 85%BBO	0.99 TRIR / 0.63 EIR / 87% BBO	0.0% / 0.0% / 102.4%	0.0% / 0.0% / 100.0%
		TRIR, CVIR, & BBO Participation(2) (ESG)	0.64 TRIR / 0.52 CVIR / 70%BBO	1.51 TRIR / 0.77 CVIR / 80% BBO	0.0% / 0.0% / 114.3%	0.0% / 0.0% / 114.3%
		TRIR, EIR, & BBO Participation(2) (TOS)	0.14 TRIR / 0.00 EIR / 90% BBO	0.08 TRIR / 0.00 EIR / 117% BBO	143% / 100% / 130%	0.0% / 0.0% / 0.0%
RETURNS	Identify synergies, optimize costs and leverage to safeguard profitability	TTI Adj. EBITDA (All NEOs)	$86.5 million	$75.4 million	87.2%	70.1%
		ESG EBITDA & ESG Operating Expense Savings	$56.8 million / $4.0 million	$63.7 million / $6.4 million	111.2% / 160.0%	111.2% / 150.0%
		TOS EBITDA & TOS Operating Expense Savings	$9.2 million / $1.0 million	$(725) million / $2.2 million	0.0% / 220.0%	0.0% / 0.0%
EMPLOYEES	Train, retain, and recognize high value employees to improve performance	High-value retention (All NEOs)	90% retention	100% retention	100%	100%
		Performance Reviews	Completion of annual performance reviews	100% completion	100%	100%
		Training (all NEOs)	1 training completed per quarter, per employee	Better than 90% of employees completed each quarterly training	100%	100%
(1)

Performance measures for Corporate that were attained above the target (100%) performance level were capped at target payout under the performance criteria described above. Performance measures for TOS that were attained above the threshold (70%) performance level were not deemed to be earned under the performance criteria described above. For performance measures attained below the target (100%) performance level, straight line interpolation was used to determine the percentage of target earned.

(2)	Total Recordable Incident Rate, Environmental Incident Rate, Chargeable Vehicle Incident Rate & Behavior Based Observation Rate.

The relative weight of specific performance measures varies based on each participant's responsibilities; however, for each NEO, performance measures in the Returns category comprise 70% of the total target annual incentive, reflecting our NEOs’ significant focus on generating strong financial returns. Individual performance objectives (“IPOs”) for each NEO are aligned to the CØRE strategies and were approved by the Committee in February 2017. The following tables show the weight of each performance measure, the percentage of the award deemed to have been earned based on 2017 results and the performance criteria discussed above, and the amount of the award opportunity earned related to each performance measure.

	Target Amount of Award Opportunity	Weight of Metric	% of Target Earned	Weighted % Earned	Amount of Award Earned
Stuart M. Brightman	$749,998
TTI Adjusted EBITDA		70.0%	70.1%	49.1%	$367,874
Corporate TRIR		1.7%	0.0%	0.0%	-
Corporate CVIR		1.7%	0.0%	0.0%	-
Corporate BBO Participation		1.7%	100.0%	1.7%	12,525
High Value Retention		1.7%	100.0%	1.7%	12,525
Performance Reviews		1.7%	100.0%	1.7%	12,525
Training		1.7%	100.0%	1.7%	12,525
IPOs		20.0%	90.0%	18.0%	135,000
		100.0%		73.7%	$552,974

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

	Target Amount of Award Opportunity	Weight of Metric	% of Target Earned	Weighted % Earned	Amount of Award Earned
Elijio V. Serrano	$329,272
TTI Adjusted EBITDA		70.0%	70.1%	49.1%	$161,508
Corporate TRIR		1.7%	0.0%	0.0%	-
Corporate CVIR		1.7%	0.0%	0.0%	-
Corporate BBO Participation		1.7%	100.0%	1.7%	5,499
High Value Retention		1.7%	100.0%	1.7%	5,499
Performance Reviews		1.7%	100.0%	1.7%	5,499
Training		1.7%	100.0%	1.7%	5,499
IPOs		20.0%	100.0%	20.0%	65,854
		100.0%		75.7%	$249,358

	Target Amount of Award Opportunity	Weight of Metric	% of Target Earned	Weighted % Earned	Amount of Award Earned
Matthew J. Sanderson	$216,000
TTI Adjusted EBITDA		30.0%	70.1%	21.0%	$45,403
ESG Division EBITDA		30.0%	111.2%	33.4%	72,058
ESG OpEx Savings		10.0%	150.0%	15.0%	32,400
ESG Revenues from New Business		5.0%	103.7%	5.2%	11,189
ESG Sales of T5 Technology		5.0%	90.7%	4.5%	9,785
ESG TRIR		1.7%	0.0%	0.0%	-
ESG CVIR		1.7%	0.0%	0.0%	-
ESG BBO Participation		1.7%	114.3%	1.9%	4,104
High Value Retention		1.7%	100.0%	1.7%	3,607
Performance Reviews		1.7%	100.0%	1.7%	3,607
Training		1.7%	120.5%	2.0%	4,342
IPOs		10.0%	90.0%	9.0%	19,440
		100.0%		95.3%	$205,934

	Target Amount of Award Opportunity	Weight of Metric	% of Target Earned	Weighted % Earned	Amount of Award Earned
Bass C. Wallace, Jr.	$194,688
TTI Adjusted EBITDA		70.0%	70.1%	49.1%	$95,494
Corporate TRIR		1.7%	0.0%	0.0%	-
Corporate CVIR		1.7%	0.0%	0.0%	-
Corporate BBO Participation		1.7%	100.0%	1.7%	3,251
High Value Retention		1.7%	100.0%	1.7%	3,251
Performance Reviews		1.7%	100.0%	1.7%	3,251
Training		1.7%	100.0%	1.7%	3,251
IPOs		20.0%	100.0%	20.0%	38,938
		100.0%		75.7%	$147,437

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	Target Amount of Award Opportunity	Weight of Metric	% of Target Earned	Weighted % Earned	Amount of Award Earned
Peter J. Pintar	$222,144
TTI Adjusted EBITDA		30.0%	0.0%	0.0%	$-
TOS Division EBITDA		30.0%	0.0%	0.0%	-
TOS OpEx Savings		10.0%	0.0%	0.0%	-
TOS Revenues		5.0%	0.0%	0.0%	-
Revenues from Key Business		5.0%	0.0%	0.0%	-
TOS TRIR		1.7%	0.0%	0.0%	-
TOS EIR		1.7%	0.0%	0.0%	-
TOS BBO Participation		1.7%	0.0%	0.0%	-
High Value Retention		1.7%	0.0%	0.0%	-
Performance Reviews		1.7%	0.0%	0.0%	-
Training		1.7%	0.0%	0.0%	-
IPOs		10.0%	80.0%	8.0%	17,772
		100.0%		8.0%	$17,772

Long-Term Incentive Awards

Long-term incentives (or “LTI”) have historically comprised a significant portion of our Senior Management’s total compensation package. The Committee seeks to strike a balance between achieving short-term annual results and ensuring strong long-term success through grants of stock options, restricted stock, and long-term cash incentives for members of TETRA’s Senior Management, all of which are geared toward longer-term performance as they generally vest over multiple years and their values are tied to TETRA stockholder returns and longer term value drivers. We believe that tying a significant portion of the compensation of our CEO and our Senior Management team directly to our stockholders’ returns is an important aspect of our total compensation plan.

The following table summarizes the various elements of our 2017 long-term incentive program for our NEOs and Senior Management of TETRA, and their alignment with our compensation principles:

Component of LTI Program		Terms	Alignment with Compensation Principles
TETRA NEOs & Senior Management	Long-Term Performance-Based Cash Incentive (40% of Total LTI Mix for TETRA Senior Management)

•3-year performance period

•Payout range of 0% to 200% of target award

•Performance based on pre-established metrics

−   Relative TSR (50%)

−   Cumulative Free Cash Flow (50%)

•TSR performance relative to peer group

•Final payout subject to committee discretion

Our long-term, performance-based cash incentive awards work in conjunction with annual grants of long-term, equity-based awards to provide us with increased retention value and reward participants for both improved financial results and improved relative stock price performance.

	Stock Options (30% of Total LTI Mix for TETRA Senior Management)	•Exercise price equal to closing price on date of grant •Vests in installments over 3-year period, subject to continued service •10-year term	We consider stock options to be a key element in aligning our Senior Management’s interests with those of our long-term stockholders; these awards only have value if the stock price appreciates.
	Restricted Stock (30% of Total LTI Mix for TETRA Senior Management)	•Vests in installments over 3-year period, subject to continued service

Restricted stock awards provide full value shares to our Senior Management which is key to retention and aligning interests with our stockholders; the ultimate value of these awards is dependent on stock price performance.

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2017 Program Awards

While the Committee does consider peer group compensation practices in establishing equity incentive opportunities, it does not specifically benchmark the value of equity awards relative to any survey or peer group data. The Committee has observed that market price volatility resulting from changes in commodity prices, weather events in the Gulf of Mexico and elsewhere, and other industry-specific and broader, macro-economic cycles and trends create significant year-to-year variances in the value of our equity awards. As these variances are difficult to predict and may not impact all peer group companies on an equal basis, the accuracy and usefulness of peer group data in establishing specific equity award benchmarks may be limited. The Committee does, however, annually review peer group equity compensation practices in order to gain a general impression of the proportionate share of equity award value and the magnitude of equity awards in the total compensation packages offered by peer group companies.

The following tables summarizes the 2017 LTI grants to each of our Named Executive Officers:

	Stock/ Options Stock Appreciation Rights	Restricted Shares	Long-Term Performance Based Cash	Total Long-Term Award Value
Stuart M. Brightman(1)	$638,827	$750,004	$1,000,000	$2,388,831
Elijio V. Serrano	285,000	285,000	380,000	950,000
Matthew J. Sanderson	135,001	135,002	180,000	450,003
Bass C. Wallace, Jr.	139,050	139,052	185,400	463,502
Peter J. Pintar	112,502	112,502	150,000	375,004
Joseph Elkhoury	345,001	345,001	460,000	1,150,002
(1)	The allocation of Brightman’s award does not conform to the weights of components described above due to equity plan limitations.

Time-Based Awards Granted under the TETRA 2011 Equity Incentive Compensation Plan during 2017.

The Committee approved awards of TETRA stock options and restricted stock to each of our NEOs on February 22, 2017. One-third of the TETRA stock options, which were granted with an exercise price equal to 100% of the market price on the date of grant, vested on the first anniversary of the date of grant, and 2.78% portions of the stock options vest monthly thereafter. One-third of the shares of restricted stock vests on the first anniversary of the grant date, and 16% portions of the shares of restricted stock vest once every six months thereafter.

Subsequent to the Committee’s approval of such awards, we determined that the aggregate number of shares of our common stock covered by the February 22, 2017 award to Mr. Brightman were not validly granted pursuant to the 2011 Plan because such awards exceeded plan limits on the maximum awards that may be granted to a participant in a calendar year. Accordingly, on August 9, 2017, the Committee modified and reformed the stock option award to Mr. Brightman to cover a total of 233,702 shares of our common stock. References in this proxy statement to Mr. Brightman’s 2017 stock option awards reflect only the stock option awards that were validly granted.  Also on August 9, 2017, the Committee unanimously approved the grant of cash-settled stock appreciation rights covering 133,946 shares of our common stock, at an exercise price equal to the exercise price contained in the voided awards. One-third of such stock appreciation rights, vested on February 22, 2018, and 16% portions of the stock appreciation rights vest once every six months thereafter. The stock appreciation rights were designed to replace the value of the stock options that were not validly granted.

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

Long-Term Performance-Based Cash Incentives.

In February 2017, the Committee established performance measures and performance objectives applicable to long-term cash incentive awards granted to our NEOs under the Cash Incentive Compensation Plan for the performance period ending on December 31, 2019. The performance measures and the relative weights of each such performance measure for these long-term incentive awards, are:

•	TETRA's three-year cumulative free cash flow for the period ending December 31, 2019, weighted 50%; and
•	total stockholder return relative to a peer group for the three-year period ending December 31, 2019, weighted 50%.
−

the companies constituting such peer group include Archrock, Flotek, Forum Energy, Frank’s International, Helix Energy, Newpark Resources, Oil States, Parker Drilling, Patterson-UTI, RPC, Superior Energy, and Tidewater.

For each performance measure, a threshold, target, stretch, and over achievement performance objective has been established by the Committee. The amount of the award that may be earned by a participant at the end of the three-year performance period will be based on our attainment of such performance objectives, subject to the discretion of the Committee.

Payment of Long-Term Performance-Based Cash Incentives Granted in 2015. In May 2015, the Committee established performance measures and performance objectives applicable to long-term cash incentive awards granted to certain of our NEOs under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2017. The performance measures for these long-term incentive awards, and the weight of each performance measure in the determination of payouts under the awards were:

•	total stockholder return relative to a peer group, weighted 50%; and
•	cumulative free cash flow for the three-year period ended December 31, 2017, weighted 50%.

For each performance measure, a threshold, target, stretch, and over achievement performance objective was established by the Committee. Messrs. Sanderson and Elkhoury, who were not employed by us at the time the 2015 awards were granted, did not receive long-term performance-based cash incentive awards in 2015.

The following table provides the specific performance objective established by the Committee for each of the performance measures and the portion of the target amount of the total award that would be earned at each level of performance:

Performance & Payout Levels – 2015 Long-Term Performance-Based Cash Incentives
Performance Level	TSR v. Peer Group	Portion of Target Award Vested	3-Year Cumulative Free Cash Flow	Portion of Target Award Vested
Below Threshold	below 25th %tile	—%	$133.0 million	—%
Threshold	25th %tile	10%	$133.0 million	10%
Target	50th %tile	50%	$190.0 million	50%
Stretch	75th %tile	80%	$247.0 million	80%
Over Achievement	90th %tile	100%	$285.0 million	100%

Based on analysis of our results for the performance period ended December 31, 2017, the Committee has determined that our total stockholder return placed us at the 79th percentile (within the first quartile, as shown below) of the applicable peer group, between the stretch and over achievement performance levels. While recognizing that our total stockholder return for the performance period was negative, the Committee noted that only one company in the peer group had achieved a positive total stockholder return for the performance period, and our ability to outperform the majority of our peers in an extremely challenging market merited payment of the total stockholder return portion of the award between the stretch and over achievement levels established by the Committee.

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

2015 Peer Group TSR Percentile Rank

The Committee further determined that our three-year cumulative free cash flow for the performance period did not reach the required threshold level of performance. Accordingly, the Committee has approved payment of the following earned portions of the 2015 long-term, performance-based cash awards to the following officers who received such awards and who are included in our NEOs for 2017:

2015 Earned Award Opportunities - Long-Term Cash Incentive Compensation Plan
	Target Value of 2015 Long-Term Performance-Based Award	Amount Earned as of December 31, 2017
Stuart M. Brightman	$584,025	$494,669
Elijio V. Serrano	225,000	190,575
Bass C. Wallace, Jr.	115,875	98,146
Peter J. Pintar	222,144	188,156

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security benefits. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum dollar amount established under the Code. We generally make a matching contribution under the 401(k) Plan equal to 50% of the first 6% of annual compensation the participant contributes to the 401(k) Plan; however, in connection with other cost reduction efforts, the matching contribution was suspended from May 2016 through August 2017. As of December 31, 2017, approximately 90% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(K) Plan.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were 25 participants in the program at December 31, 2017. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the deemed investment elections selected by the participant from among various

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control.

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, requires us to disclose the annual total compensation of Mr. Brightman, our CEO, and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). For 2017:

•	Median employee’s total compensation$72,760
•	Mr. Brightman’s total annual compensation$3,042,482
•	Ratio of CEO to median employee compensation41.8 to 1

We used a consistently applied compensation measure to identify the median of the annual total compensation of all of our employees, and to determine the annual total compensation of our CEO. To make them comparable, salaries for newly hired employees who had worked less than a year were annualized, and the target annual bonus amount was applied to their total compensation measure. To identify the median of the annual total compensation of all employees and the median employee’s compensation, we took the following steps:

•	We determined that our employee population as of December 31, 2017 consisted of 2,575 full- and part-time employees located in 12 countries (we do not have temporary or seasonal workers).
•	We selected December 31, 2017 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic matter.
•

For our international employees paid in their local currency, we converted each such employee’s total annual compensation as of December 31, 2017 to U.S. dollars; however, we did not make any cost of living adjustment with respect to any of our U.S. or international employees.

The CEO pay ratio reported above is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, and adjustments, as well as significantly varying workforce structures, CEO pay ratios reported by other companies are not likely to be comparable to our CEO pay ratio.

Perquisites

Perquisites (“perks”) are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for the private use of country clubs, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. Further, our NEOs do not receive compensation or reimbursements for hunting and fishing camp costs or home security expenses. During 2017, no NEO received any compensation for or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes.

Severance Plan and Termination Payments

With the exception of the Change of Control Agreements described below and the Separation and Release Agreement with Mr. Elkhoury, we do not have a defined severance plan for, or any agreement with, any Named Executive Officer that would require us to make any termination payments.

Separation and Release Agreement with Mr. Elkhoury. On June 1, 2017, in connection with his resignation from the positions of Sr. Vice President and Chief Operating Officer, we entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Elkhoury, pursuant to which Mr. Elkhoury remained employed by us and provided transition services to us through November 30, 2017. The Separation Agreement contains a confidentiality provision and imposes other obligations on Mr. Elkhoury that are applicable before and after his effective separation date. In addition, subject to the terms and conditions set forth in the Separation Agreement, Mr.

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

Elkhoury received a lump sum payment of $400,000, less legally required withholdings, on June 6, 2017. Upon termination of Mr. Elkhoury’s employment, the remaining unvested shares of restricted stock granted pursuant to his inducement award became fully vested and were no longer subject to forfeiture. Under the terms of the Separation Agreement and as a result of Mr. Elkhoury continuing his employment with us through November 30, 2017, (a) 12,124 shares of unvested restricted stock awarded to Mr. Elkhoury in 2017 became fully vested and no longer subject to forfeiture, and (b) Mr. Elkhoury received a cash payment of $180,000 on March 16, 2018.  Mr. Elkhoury also received payment or waiver of any contribution that would otherwise be required from him for continuing to receive coverage for medical, prescription, and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, through the date of Mr. Elkhoury’s commencement of other employment through which he became eligible for such benefits.

Employment Agreements

We have previously entered into employment agreements with Messrs. Brightman, Serrano, Sanderson, Wallace, and Pintar that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above. Mr. Elkhoury had also executed a similar form of employment agreement.

Double Trigger Change of Control Agreements

We have entered into change of control agreements ("COC Agreements") with each of our current NEOs and certain other members of our Senior Management. Each COC Agreement has an initial two-year term, with an automatic one- year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each NEO upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA . A qualifying termination event under the COC Agreements includes termination of the NEO’s employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the NEO for Good Reason (as that term is defined in the COC Agreements). For an overview of the specific terms and conditions of the NEOs' COC Agreements, please read the section titled "Potential Payments upon a Change of Control or Termination" below.

Indemnification Agreements

Each of our current directors and NEOs has executed an indemnification agreement that provides that we will indemnify these directors and officers to the fullest extent permitted by our Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law, and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his or her services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as an officer or director. In addition, Messrs. Brightman and Serrano, in their capacities as directors and/or executive officers of CSI Compressco LP, have executed indemnification agreements with CSI Compressco LP that are substantially similar to the indemnification agreements executed by each of them in connection with their services to us.

Stock Ownership Guidelines

Our Board of Directors has adopted a policy regarding stock ownership guidelines for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors

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COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

and executive officers with the interests of our stockholders. Under this policy, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. In addition, ownership of the common units of CSI Compressco LP counts toward fulfillment of the ownership requirement. The multiples applicable to our executive officers are as follows: Chief Executive Officer, five-times base salary; Chief Operating Officer and Chief Financial Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-times base salary. Newly elected officers have five years from the date of appointment to achieve compliance with the policy.

As of the date of this report, all directors and officers are in compliance with the policy, with the exception of one executive officer who is not an NEO. Such executive officer received a two-year waiver of compliance with the guideline from our board in February 2018.

Tax and Accounting Implications of Executive Compensation

Under Section 162(m) of the Code, publicly-held corporations generally may not take a tax deduction for compensation paid in excess of $1,000,000 in a year with respect to the corporation’s chief executive officer and other named executive officers. The former exception to this $1,000,000 limitation for performance-based compensation was repealed by the Tax Cuts and Jobs Act of 2017. Our analysis of the impact of the recent tax legislation on our ability to take such deductions in the future is still ongoing; however, we do not expect it to have a material impact on the structure of our compensation programs.

We may from time to time pay compensation to our executive officers that may not be deductible, including payments made under our Cash Incentive Compensation Plan, discretionary bonuses, and other types of compensation outside of our plans. Although the Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided.

Changes for Fiscal Year 2018

In March 2018, in light of strengthening commodity prices and signs of an improving market for the oil and gas industry, the Committee approved increases in the base salaries of our NEOs, with the exception of Mr. Pintar, who was no longer employed by us following the March 1, 2018 divestiture of our TOS business. The following increases were effective as of March 3, 2018:

Changes in 2018 Annual Base Salaries
	Original Base Salary as of January 1, 2018	Increased Base Salary Effective as of March 3, 2018
Stuart M. Brightman	$625,000	$700,000
Elijio V. Serrano	411,590	450,000
Matthew J. Sanderson	360,000	390,000
Bass C. Wallace, Jr.	324,480	350,000
Peter J. Pintar(1)	370,240	—

(1)	Mr. Pintar was no longer employed by us on March 3, 2018.

2018 Proxy Statement	TETRA Technologies, Inc. I 73

COMPENSATION COMMITTEE REPORT

The Compensation Committee met four times during the year ended December 31, 2017. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Compensation Committee of the Board of Directors,

Thomas R. Bates, Jr., Chairman

John F. Glick

Stephen A. Snider

Kenneth E. White, Jr.

This report of the Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), (iii) our former Sr. Vice President and Chief Operating Officer, who served in such positions for a portion of 2017, and (iv) each of our other three most highly compensated executive officers (each a “Named Executive Officer”), for the fiscal year ended December 31, 2017.

Summary Compensation Table

Name and Principal		Salary(1)	Bonus		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Comp.(3)	All Other Comp.(4)	Total
Position	Year	($)	($)		($)	($)	($)	($)	($)
Stuart M. Brightman(5)	2017	$606,008	$-		$750,004	$638,827	$1,047,643	$-	$3,042,482
President & CEO(6)	2016	535,095	-		1,250,009	625,001	525,000	16,460	2,951,565
	2015	624,998	-		1,468,057	584,025	1,425,354	17,704	4,120,138
Elijio V. Serrano	2017	$399,084	$-		$285,000	$285,000	$439,933	$877	$1,409,894
Sr. Vice President & CFO	2016	352,385	-		461,155	236,008	252,000	14,170	1,315,718
	2015	411,590	-		600,023	225,000	551,113	17,704	1,805,430
Matthew J. Sanderson(7)	2017	$357,231	$-		$135,002	$135,001	$205,934	$97,049	$930,217
Sr. Vice President	2016	27,692	154,508	(8)	379,561	-	-	-	561,761

Bass C. Wallace, Jr.	2017	$314,621	$-		$139,052	$139,050	$245,583	$-	$838,306
Sr. Vice President &	2016	277,805	-		224,996	115,147	113,568	12,860	744,376
General Counsel	2015	324,480	-		381,774	115,876	341,282	17,328	1,180,740
Peter J. Pintar	2017	$358,990	$-		$112,502	$112,502	$205,928	$1,602	$791,524
Sr. Vice President	2016	316,982	-		126,442	126,700	155,501	13,691	739,316
	2015	370,240	-		316,626	166,609	337,207	17,526	1,208,208
Joseph Elkhoury	2017	$423,184	$-		$345,001	$345,001	$-	$400,000	$1,513,186
Former Sr. Vice President &	2016	385,269	-		509,696	260,852	-	14,582	1,170,399
COO	2015	450,000	-		377,325	-	368,280	70,325	1,265,930
(1)	Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.
(2)

The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2017, 2016, and 2015, in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans and stock-appreciation rights may be found in “Note L - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 1, 2018.

(3)

For Messrs. Brightman, Serrano, Wallace, and Pintar amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2017 reflect the sum of the annual cash incentive earned for 2017 performance, and the long-term performance-based cash incentive earned for the three-year performance period ended December 31, 2017 under our Cash Incentive Compensation Plan. For Mr. Sanderson, the amount shown for 2017 is the amount of the annual cash incentive award earned for 2017 performance.

(4)

For 2017, the amounts reflected represent matching contributions under our 401(K) Retirement Plan following reinstatement of such contributions in August 2017, and: (i) for Mr. Sanderson, relocation costs of $96,025; and, (ii) for Mr. Elkhoury, a lump sum cash payment in the amount of $400,000 under the terms of his Separation and Release Agreement dated June 1, 2017.

(5)	Mr. Brightman elected to defer $54,541 of his 2017 salary, $47,942 of his 2016 salary, and $56,250 of his 2015 salary under the Executive Nonqualified Excess Plan.
(6)	In February 2018, Mr. Murphy was elected as our President and Mr. Brightman continues to serve as our CEO.
(7)	Mr. Sanderson was first employed by us on November 28, 2016.
(8)	The amount shown in the “Bonus” column for Mr. Sanderson in 2016 is the sign-on bonus paid in November 2016 in connection with his employment with us.

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COMPENSATION OF EXECUTIVE OFFICERS

Grants of Plan Based Awards

The following table discloses the actual number of TETRA stock options, stock appreciation rights, and restricted stock awards granted during the fiscal year ended December 31, 2017 to each Named Executive Officer, including the grant date fair value of these awards, and the threshold, target, and maximum amounts of annual cash incentives and long-term non-equity (cash) incentives granted to each Named Executive Officer.

Grants of Plan Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair Value of Stock
Name	Grant Date	Threshold	Target	Maximum		Number of Shares or Units(1)	Securities Underlying Options(2)	Price of Option Awards	and Option Awards(3)
		($)	($)	($)		(#)	(#)	($/Share)	($)
Stuart M. Brightman	2/22/2017	$225,000	$750,000	$1,500,000	(4)
	2/22/2017	$200,000	$1,000,000	$2,000,000	(5)
	2/22/2017					166,298	233,702	$4.51	$1,226,756
	8/9/2017						133,946		$162,075
Elijio V. Serrano	2/22/2017	$98,782	$329,272	$658,544	(4)
	2/22/2017	$76,000	$380,000	$760,000	(5)
	2/22/2017					63,193	139,706	$4.51	$570,001
Matthew J. Sanderson	2/22/2017	$64,800	$216,000	$432,000	(4)
	2/22/2017	$36,000	$180,000	$360,000	(5)
	2/22/2017					29,934	66,177	$4.51	$270,003
Bass C. Wallace, Jr.	2/22/2017	$58,406	$194,688	$389,376	(4)
	2/22/2017	$37,080	$185,400	$370,800	(5)
	2/22/2017					30,832	68,162	$4.51	$278,103
Peter J. Pintar	2/22/2017	$66,643	$222,144	$444,288	(4)
	2/22/2017	$30,000	$150,000	$300,000	(5)
	2/22/2017					24,945	55,148	$4.51	$225,004
Joseph Elkhoury	2/22/2017	$108,000	$360,000	$720,000	(4)
	2/22/2017	$92,000	$460,000	$920,000	(5)
	2/22/2017					76,497	169,118	$4.51	$690,002
(1)	TETRA restricted shares that vest ratably over a period of three years following the award date.
(2)	The amounts reported are the number of shares of TETRA common stock underlying stock options and stock appreciation rights granted in 2017.
(3)

The dollar amount reported reflects the fair value on the date of grant, in each case in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of option awards and stock appreciation rights granted during 2017 may be found in “Note L - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 5, 2018.

(4)

The non-equity incentive plan awards granted on February 22, 2017 are the threshold, target, and maximum amounts of the annual cash incentive granted for 2017 performance under our Cash Incentive Compensation plan. The actual amounts of annual cash incentive earned for 2017 performance and paid on March 13, 2018, are as follows: Mr. Brightman, $552,974; Mr. Serrano, $249,358; Mr. Sanderson, $205,934; Mr. Wallace, $147,437; and, Mr. Pintar, $17,772. Mr. Elkhoury, who was no longer employed by us as of year end 2017, did not earn an annual cash incentive for the 2017 performance period.

(5)

The non-equity incentive plan awards granted on February 22, 2017 are the threshold, target, and over-achievement amounts of the long-term cash incentive granted for the January 1, 2017 through December 31, 2019 performance period that may be paid, to the extent earned and at the Committee's discretion, in March 2020.

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COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information regarding outstanding stock option awards  and restricted stock awards granted under the TETRA equity plans, and outstanding phantom unit awards and performance phantom unit awards granted under the CSI Compressco equity plan, all as of December 31, 2017.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock or Unit Awards
	Number of Securities Underlying Unexercised Options			Option Exercise	Option Expiration	Number of Shares of Stock or Units that Have Not		Market Value of Shares of Stock or Units that Have Not	Equity Incentive Plan Awards: Number of Unearned Units that Have Not		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units that Have Not
Name	Exercisable	Unexercisable		Price(1)	Date	Vested		Vested(2)	Vested(3)		Vested(3)
	(#)	(#)		($/Share)		(#)		($)	(#)		($)
Stuart M. Brightman	77,000	—		$21.10	5/20/2018
Stuart M. Brightman	100,000	—		$3.78	2/12/2019
Stuart M. Brightman	52,150	—		$10.20	5/20/2020
Stuart M. Brightman	54,873	—		$13.00	5/20/2021
Stuart M. Brightman	78,480	—		$6.81	5/20/2022
Stuart M. Brightman	91,055	—		$10.30	5/20/2023
Stuart M. Brightman	87,210	—		$11.16	5/20/2024
Stuart M. Brightman	158,646	25,589	(4)	$7.15	5/4/2025
Stuart M. Brightman	104,387	93,398	(5)	$7.14	5/2/2026
Stuart M. Brightman	—	233,702	(6)	$4.51	2/22/2027
Stuart M. Brightman	—	133,946	(7)	$4.51	2/22/2027
Stuart M. Brightman						13,614	(8)	$58,132
Stuart M. Brightman						43,768	(9)	$186,889
Stuart M. Brightman						166,298	(10)	$710,092
Stuart M. Brightman						13,697	(11)	$74,923	74,761	(12)	$408,943
Elijio V. Serrano	79,051	—		$6.60	8/15/2022
Elijio V. Serrano	29,646	—		$10.30	5/20/2023
Elijio V. Serrano	41,860	—		$11.16	5/20/2024
Elijio V. Serrano	61,120	9,858	(4)	$7.15	5/4/2025
Elijio V. Serrano	39,418	35,268	(5)	$7.14	5/2/2026
Elijio V. Serrano	—	139,706	(6)	$4.51	2/22/2027
Elijio V. Serrano						5,245	(8)	$22,396
Elijio V. Serrano						16,493	(9)	$70,425
Elijio V. Serrano						63,193	(10)	$269,834
Elijio V. Serrano						6,984	(11)	$38,202	26,989	(12)	$147,630
Matthew J. Sanderson	—	66,177	(6)	$4.51	2/22/2027
Matthew J. Sanderson						67,179	(13)	$286,854
Matthew J. Sanderson						29,934	(10)	$127,818
Bass C. Wallace, Jr.	50,000	—		$21.10	5/20/2018
Bass C. Wallace, Jr.	56,000	—		$3.78	2/12/2019
Bass C. Wallace, Jr.	17,000	—		$10.20	5/20/2020
Bass C. Wallace, Jr.	14,872	—		$13.00	5/20/2021
Bass C. Wallace, Jr.	21,365	—		$6.81	5/20/2022
Bass C. Wallace, Jr.	19,664	—		$10.30	5/20/2023
Bass C. Wallace, Jr.	18,866	—		$11.16	5/20/2024
Bass C. Wallace, Jr.	31,477	5,077	(4)	$7.15	5/4/2025
Bass C. Wallace, Jr.	19,232	17,207	(5)	$7.14	5/2/2026
Bass C. Wallace, Jr.	—	68,162	(6)	$4.51	2/22/2027
Bass C. Wallace, Jr.						2,701	(8)	$11,533
Bass C. Wallace, Jr.						8,047	(9)	$34,361
Bass C. Wallace, Jr.						30,832	(10)	$131,653
Bass C. Wallace, Jr.						6,984	(11)	$38,202	13,168	(12)	$72,029
Peter J. Pintar	24,926	—		$6.81	5/20/2022
Peter J. Pintar	22,437	—		$10.30	5/20/2023
Peter J. Pintar	25,829	—		$11.16	5/20/2024
Peter J. Pintar	45,258	7,300	(4)	$7.15	5/4/2025
Peter J. Pintar	21,161	18,934	(5)	$7.14	5/2/2026
Peter J. Pintar	—	55,148	(6)	$4.51	2/22/2027
Peter J. Pintar						3,884	(8)	$16,585
Peter J. Pintar						8,854	(9)	$37,807

2018 Proxy Statement	TETRA Technologies, Inc. I 77

COMPENSATION OF EXECUTIVE OFFICERS

	Option Awards				Stock or Unit Awards
	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Number of Shares of Stock or Units that Have Not		Market Value of Shares of Stock or Units that Have Not	Equity Incentive Plan Awards: Number of Unearned Units that Have Not	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units that Have Not
Name	Exercisable	Unexercisable	Price(1)	Date	Vested		Vested(2)	Vested(3)	Vested(3)
	(#)	(#)	($/Share)		(#)		($)	(#)	($)
Peter J. Pintar					24,945	(10)	$106,515
Peter J. Pintar					6,984	(11)	$38,202
(1)	Under the terms of the TETRA equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant.
(2)

Market value of awards granted under the TETRA equity plans is determined by multiplying the number of shares of stock that have not vested by $4.27, the closing price of our common stock on December 29, 2017. Market value of awards granted under the CCLP equity plan is determined by multiplying the number of units that have not vested by $5.47, the closing price of CSI Compressco's units on December 29, 2017.

(3)

The number of units earned under the CCLP performance phantom unit award will be determined based on the actual level of achievement of an established performance objective. The amounts shown in these columns assume achievement of the target performance objective. Market value is determined by multiplying the target number of unearned units that have not vested by $5.47, the closing price of CSI Compressco's units on December 29, 2017.

(4)	The remaining unvested portion of the stock option award granted on May 4, 2015 will vest 2.7778% of the award each month until becoming fully vested on May 4, 2025.
(5)	The remaining unvested portion of the stock option award granted on May 2, 2016 will vest 2.7778% of the award each month until becoming fully vested on May 2, 2026.
(6)	One-third of the stock option award granted on February 22, 2017 vested on February 22, 2018; 2.7778% portions of the award will vest each month until becoming fully vested on February 22, 2027.
(7)	One-third of the stock appreciation rights granted on August 9, 2017 vested on February 22, 2018; 2.7778% portions of the award will vest each month until becoming fully vested on February 22, 2027.
(8)	The remaining unvested portion of the TETRA restricted stock award granted on May 4, 2015 will vest on May 4, 2018.
(9)	One-sixth portions of the restricted stock award granted on May 2, 2016 will vest on May 2, 2018, November 2, 2018, and May 2, 2019.
(10)

One-third of the TETRA restricted stock award granted on February 22, 2017 will vested on February 22, 2018; one-sixth portions of the remaining unvested award will vest once every six months until becoming fully vested on February 22, 2020.

(11)	The CCLP phantom unit award granted on May 4, 2015 will cliff-vest on the third anniversary date of the award.
(12)

The CCLP performance phantom unit award for the performance period of January 1, 2016 through December 31, 2018 may be settled pursuant to the terms of the award in March of 2019 if applicable performance objectives are met. The number of units shown is the target number of units that may be issued under the award.

(13)	One-half of the TETRA restricted stock award granted on December 1, 2016 will vested on December 1, 2018, and the remaining one-half portion of the award will vest on December 1, 2019.

Option Exercises and Stock Vested

The following table sets forth certain information regarding TETRA stock options and stock awards exercised and vested, respectively, under the TETRA equity plans, by each of our Named Executive Officers during the fiscal year ended December 31, 2017.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares or Units Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Stuart M. Brightman	—	$-	79,396	$248,475
Elijio V. Serrano	—	$-	31,016	$97,322
Matthew J. Sanderson	—	$-	—	—
Bass C. Wallace, Jr.	—	$-	15,267	$47,827
Peter J. Pintar	—	$-	19,111	$59,837
Joseph Elkhoury	—	$-	115,685	$392,916

78 I TETRA Technologies, Inc.	2018 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2017.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Stuart M. Brightman(1)	$54,541	$—	$386,977	$—	$2,205,846
Elijio V. Serrano	—	—	—	—	—
Matthew J. Sanderson	—	—	—	—	—
Bass C. Wallace, Jr.	—	—	10,403	—	84,154
Peter J. Pintar	—	—	—	—	—
Joseph Elkhoury	—	—	—	—	—
(1)	The $54,541 in contributions by Mr. Brightman is reported in his 2017 salary in the Summary Compensation Table.

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

Potential Payments upon Termination or Change of Control

With the exception of the Separation and Release Agreement with Mr. Elkhoury, as of the date of this proxy statement, we do not have a defined severance plan for, or any agreement with, any Named Executive Officer that would require us to make any termination payments. We have previously entered into employment agreements with each of our Named Executive Officers that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance or change in control payments.

In addition, we have entered into change of control agreements ("COC Agreements") with each of our NEOs and other members of our senior management. The COC Agreements have an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each Named Executive Officer upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA. A qualifying termination event under the COC Agreements includes termination of the Named Executive Officer's employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the Named Executive Officer for Good Reason (as that term is defined in the COC Agreements).

Under the COC Agreements, if a qualifying termination event occurs in connection with or within two years following a change of control, we have an obligation to pay to each Named Executive Officer the following cash severance

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COMPENSATION OF EXECUTIVE OFFICERS

amounts: (i)(A) an amount equal to the Named Executive Officer's earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to the Named Executive Officer had the Named Executive Officer remained employed by us, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) the Named Executive Officer's prorated target Annual Bonus for the current year, plus (C) an amount equal to the Named Executive Officer's target Long Term Bonus for each outstanding award; plus (ii) the product of 2.99, in the case of Mr. Brightman, or 2, in the case of the other Named Executive Officers, times the sum of the Named Executive Officer's Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to the Named Executive Officer due to an election of continuation of coverage that the Named Executive Officer would be required to pay if the Named Executive Officer elected to continue medical and dental benefits under our group health plan for the Named Executive Officer and the Named Executive Officer's eligible dependents without subsidy from us for a period of two years following the date of a qualifying termination of  the Named Executive Officer's employment. The Agreement also provides for full acceleration of any outstanding stock options, restricted stock awards and other stock-based awards upon a qualifying termination of the Named Executive Officer's employment to the extent permitted under the applicable plan.  All payments and benefits due under the COC Agreement are conditioned upon the execution and nonrevocation by the Named Executive Officer of a release for our benefit.  All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreements also contain certain confidentiality provisions and related restrictions applicable to the NEOs.  In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), each Named Executive Officer agrees that for a period of two years following a termination of employment for any reason, such Named Executive Officer will not solicit our employees or otherwise engage in a competitive business with us as more specifically set forth in the COC Agreement.  Such obligations are only applicable to the Named Executive Officer if he receives the severance benefits described above.

Under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan, the CSI Compressco Board of Directors, in its sole discretion, may accelerate the vesting of phantom units and performance phantom units held by plan participants upon termination of their employment. Similarly, under the TETRA Technologies, Inc. Third Amended and Restated 2011 Long Term Incentive Compensation Plan, the Compensation Committee of our Board of Directors may accelerate the vesting of stock options, restricted stock awards, and other equity-based awards held by plan participants at its sole discretion. The following table quantifies the potential payments to Named Executive Officers who were employed by us as of December 31, 2017, under the contracts, agreements or plans discussed above in various scenarios involving a change of control or termination of employment, assuming a December 31, 2017 termination date. In addition to the amounts reflected in the table, the Named Executive Officers would receive upon termination any salary earned through December 31, 2017, and any benefits they would otherwise be entitled to under our 401(k) Plan and Executive Nonqualified Excess Plan.

Separation and Release Agreement with Mr. Elkhoury. On June 1, 2017, in connection with his resignation from the positions of Sr. Vice President and Chief Operating Officer, we entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Elkhoury, pursuant to which Mr. Elkhoury remained employed by us and provided transition services to us through November 30, 2017. The Separation Agreement contains a confidentiality provision and imposes other obligations on Mr. Elkhoury that are applicable before and after his effective separation date. In addition, subject to the terms and conditions set forth in the Separation Agreement, Mr. Elkhoury received a lump sum payment of $400,000, less legally required withholdings, on June 6, 2017. Upon termination of Mr. Elkhoury’s employment, the remaining unvested shares of restricted stock granted pursuant to his inducement award became fully vested and were no longer subject to forfeiture. Under the terms of the Separation Agreement and as a result of Mr. Elkhoury continuing his employment with us through November 30, 2017, (a) 12,124 shares of unvested restricted stock awarded to Mr. Elkhoury in 2017 became fully vested and no longer subject to forfeiture, and (b) Mr. Elkhoury received a cash payment of $180,000 on March 16, 2018.  Mr. Elkhoury also received payment or waiver of any contribution that would otherwise be required from him for continuing to receive coverage for medical, prescription, and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, through the date of Mr. Elkhoury’s commencement of other employment through which he became eligible for such benefits.

80 I TETRA Technologies, Inc.	2018 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments upon Termination or Change of Control Table

Name	Cash Severance Payment(1)	Bonus Payment(2)	Accelerated Exercisability of Unvested Options(3)	Accelerated Vesting of Shares or Units(4)	Continuation of Health Benefits	Total
Stuart M. Brightman
Death/disability	$-	$-	$-	$1,440,456	$-	$1,440,456
Retirement	—	—	—	1,440,456	—	1,440,456
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	4,111,250	2,672,643	—	1,440,456	55,461	8,279,810

Elijio V. Serrano
Death/disability	$-	$-	$-	$548,487	$-	$548,487
Retirement	—	—	—	548,487	—	548,487
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,481,724	1,057,433	—	548,487	34,187	3,121,831

Matthew J. Sanderson
Death/disability	$-	$-	$-	$414,673	$-	$414,673
Retirement	—	—	—	414,673	—	414,673
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,152,000	385,928	—	414,673	44,478	1,997,079

Bass C. Wallace, Jr.
Death/disability	$-	$-	$-	$287,778	$-	$287,778
Retirement	—	—	—	287,778	—	287,778
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,038,336	546,858	—	287,778	48,139	1,921,111

Peter J. Pintar
Death/disability	$-	$-	$-	$199,108	$-	$199,108
Retirement	—	—	—	199,108	—	199,108
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,184,768	525,928	—	199,108	48,139	1,957,943

Joseph Elkhoury
Separation Agreement(5)	$400,000	$180,000	—	$48,739	$8,023	$636,762
(1)	Amounts shown are a multiple of base salary plus target annual cash bonus, as provided under the terms of the COC Agreements.
(2)

Includes earned annual cash incentive for the 2017 performance period and earned long-term cash incentive for the three-year performance period ended December 31, 2017, as applicable, and any target amounts of long-term cash incentives granted for the 2016 through 2018 and 2017 through 2019 performance periods.

(3)

The TETRA and CSI Compressco equity plans allow acceleration upon death, disability or retirement at the discretion of the Compensation Committee or CSI Compressco GP Board of Directors, as applicable. Under our COC Agreements, acceleration would occur upon a qualifying termination of employment following a change of control. The value of accelerated vesting of options is calculated by subtracting the exercise price of outstanding options from $4.27, the closing price of our common stock on December 29, 2017; however, as no unvested stock options were in the money at that time, no values are shown.

2018 Proxy Statement	TETRA Technologies, Inc. I 81

COMPENSATION OF EXECUTIVE OFFICERS

(4)

The TETRA and CSI Compressco equity plans allow acceleration upon death, disability or retirement at the discretion of the Compensation Committee or CSI Compressco Board of Directors, as applicable. Under our COC Agreements, acceleration would occur upon a qualifying termination of employment following a change of control. The value of accelerated vesting of TETRA restricted stock is calculated by multiplying the number of accelerated shares by $4.27, the closing price of our common stock on December 29, 2017. The value of accelerated CSI Compressco unit awards is calculated by multiplying the number of accelerated units by $5.47, the closing price of CSI Compressco's units on December 29, 2017.

(5)	See “Potential Payments upon Termination or Change of Control – Separation and Release Agreement with Mr. Elkhoury” for information regarding the Separation Agreement.

COMPENSATION RISK

The Compensation Committee of our Board of Directors reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans that were in effect during 2017, as well as the incentive compensation arrangements proposed for 2018 as described above, the Compensation Committee determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our Cash Incentive Compensation Plan, the amount of each participant’s prospective payment, for both annual and long-term awards, is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and nonfinancial measures. With respect to long-term Cash Incentive Compensation Plan, attainment of targeted levels of performance is measured over two or more years. Notwithstanding the attainment of any established performance measures, the amount of the annual or long-term cash incentive payment received by any participant is subject to the ultimate discretion of the Compensation Committee. Further, annual and long-term cash awards are paid only after the Compensation Committee has reviewed our audited financial statements for the applicable performance period.

Long-term equity incentive awards typically consist of stock options, restricted stock, and/or CSI Compressco phantom units that generally vest ratably over a three-year period, and/or CSI Compressco performance phantom units that vest at the end of a performance period. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our common stock or the CSI Compressco units.

82 I TETRA Technologies, Inc.	2018 Proxy Statement

DIRECTOR COMPENSATION

During the period from March 1, 2016 until March 31, 2017, the Board of Directors voluntarily agreed to reductions in the annual retainers and meeting fees paid in cash in order to align with our employee wage and salary reductions that were in effect during that time. These reductions ended  March 31, 2017 and the board compensation structure that was in effect prior to the reductions was reinstated at that time.

The key terms of our non-management director compensation include the following:

	2017 Compensation (Jan 1 – March 31)	2017 Compensation (March 31 – Dec 31)
Board Annual Retainer paid to all non-employee directors except Chairman of the Board (paid in cash)	● $40,500; paid in monthly installments	● $50,000; paid in monthly installments
Non-Executive Chairman Annual Retainer (paid in cash)	● $106,920; paid in monthly installments	● $132,000; paid in monthly installments
Committee Chair Annual Retainers (paid in cash)	● Audit Committee - $12,150; paid in quarterly installments ● Compensation Committee -$8,100; paid in quarterly installments ● Governance Committee - $8,100; paid in quarterly installments	● Audit Committee - $15,000; paid in quarterly installments ● Compensation Committee - $10,000 (1); paid in quarterly installments ● Governance Committee - $10,000; paid in quarterly installments
Meeting Fees paid to all non-employee directors except Chairman of the Board (paid in cash)	● Board meetings - $1,215 per meeting ● Committee meetings (including Special Committee) - $1,215 per meeting	● Board meetings - $1,500 per meeting ● Committee meetings (including Special Committee) - $1,500 per meeting
Annual Equity Award	● No Change

●  Annual award value of $100,000 granted in restricted shares using the closing stock price on the grant date.

●  Annual awards granted on the date of TETRA’s Annual Stockholder Meeting, with 25% of the award vesting on the date of grant and additional 25% portions of the award vesting on August 4, 2017, November 4, 2017, and February 4, 2018

Other

●  All non-employee directors, including Mr. Sullivan, are reimbursed for out-of-pocket expenses incurred in attending meetings of the board or its committees and related activities, including director education courses and materials.

●  Directors who are also our officers or employees do not receive any compensation for duties performed as directors

(1)

Effective January 1, 2018, our board approved a $5,000 increase in the annual cash retainer paid to the chairman of the Compensation Committee to compensate him for additional work with management and outside advisors required in preparing to lead committee meetings.

On May 4, 2017, each non-employee director as of that date, including Mr. Sullivan, received an award of 32,363 shares of restricted stock with an aggregate grant date fair market value of $100,002. Twenty-five percent of the shares of restricted stock so awarded vested on the date of grant, and additional 25% portions of the award vested on August 4 and November 4, 2017 and February 4, 2018. It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded in conjunction with our Annual Meeting of Stockholders held in May of each year.

2018 Proxy Statement	TETRA Technologies, Inc. I 83

DIRECTOR COMPENSATION

In addition, on February 23, 2017, each of the non-employee directors were granted shares of bonus stock pursuant to the TETRA Technologies, Inc. Amended and Restated 2007 Long Term Incentive Compensation Plan to compensate for awards of restricted stock granted, with respect to Messrs. Baldwin, Bates, Coombs, Glick, Sullivan, and White  on May 4, 2015, with respect to Mr. Snider on August 13, 2015, and with respect to Mr. Winkler on August 29, 2015, that were subsequently determined by our Board of Directors to have been null and void.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Non-employee Directors during the fiscal year ended December 31, 2017.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)
Mark E. Baldwin (2)	$84,487.53	$163,782.72	$—	$—	248,270.25
Thomas R. Bates, Jr.(2)	75,795.03	163,782.72	—	—	239,577.75
Paul D. Coombs (2)(5)	74,415.03	163,782.72	—	—	238,197.75
John F. Glick (2)	80,010.03	163,782.72	—	—	243,792.75
Stephen A. Snider (3)	68,986.03	147,457.92	—	—	216,442.95
William D. Sullivan (2)	125,730.00	163,782.72	—	—	237,267.75
Kenneth E. White, Jr. (2)	73,485.03	163,782.72	—	—	237,267.75
Joseph C. Winkler, III (4)	70,200.03	143,499.51	—	—	213,699.50
(1)

On May 4, 2017, each Non-employee Director as of that date was awarded 32,363 shares of restricted stock with a FASB ASC Topic 718 value of $3.09 per share. Twenty-five percent of such shares vested on the date of grant, and additional 25% portions of the award vested on August 4 and November 4, 2017, and on February 4, 2018.

(2)

On February 23, 2017, Messrs. Baldwin, Bates, Coombs, Glick, Sullivan, and White were each awarded 13,987 shares of bonus stock with a FASB ASC Topic 718 value of $4.56 per share to compensate each of them for an award of restricted stock granted on May 4, 2015 that was subsequently determined by our Board of Directors to have been null and void.

(3)

On February 23, 2017, Mr. Snider was awarded 10,407 shares of bonus stock with a FASB ASC Topic 718 value of $4.56 per share to compensate him for an award of restricted stock granted on August 13, 2015 that was subsequently determined by our Board of Directors to have been null and void.

(4)

On February 23, 2017, Mr. Winkler was awarded 9,539 shares of bonus stock with a FASB ASC Topic 718 value of $4.56 per share to compensate him for an award of restricted stock granted on August 29, 2015 that was subsequently determined by our Board of Directors to have been null and void.

(5)

Our health insurance plan permits directors who were former employees of TETRA to participate in our health plan.  Mr. Coombs participates in, and pays his portion of the contribution to, our health plan.  Because TETRA has a self-insured medical plan, our cost of coverage is the amount of any actual medical claims we pay on behalf of Mr. Coombs and his covered dependents.

84 I TETRA Technologies, Inc.	2018 Proxy Statement

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2017, with respect to each person that beneficially owns five percent (5%) or more of our common stock, and as of March 5, 2018 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
BlackRock, Inc.	15,089,690	(1)	13.0%
55 East 52nd Street
New York, New York 10022
T. Rowe Price Associates, Inc.	9,257,520	(2)	7.90%
100 E. Pratt Street
Baltimore, Maryland 21202
The Vanguard Group, Inc.	8,759,343	(3)	7.55%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Fuller & Thaler Asset Management, Inc.	8,081,075	(4)	6.8%
401 Borel Way, Suite 300
San Mateo, California 94402
FMR LLC	6,558,671	(5)	5.64%
245 Summer Street
Boston, Massachusetts 02210
Dimensional Fund Advisors LP	5,956,819	(6)	5.14%
6300 Bee Cave Road
Austin, Texas 78746
Mark E. Baldwin	72,308		*
Thomas R. Bates, Jr.	108,830		*
Stuart M. Brightman	2,109,490	(7)	1.7%
Paul D. Coombs	751,338		*
John F. Glick	91,408		*
Stephen A. Snider	56,659		*
William D. Sullivan	167,410		*
Kenneth E. White, Jr.	143,410		*
Joseph C. Winkler III	55,791		*
Elijio V. Serrano	917,430	(8)	*
Matthew J. Sanderson	172,383	(9)	*
Bass C. Wallace, Jr.	513,980	(10)	*
Peter J. Pintar	363,285	(11)	*
Joseph Elkhoury	317,306	(12)	*
Directors and executive officers as a group (20 persons)	7,144,226	(13)	5.69%
*	Less than 1%
(1)

Pursuant to a Schedule 13G/A dated January 17, 2018, BlackRock, Inc. has sole dispositive power with respect to 15,089,690 shares of our common stock and sole voting power with respect to 14,828,006 of such shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock, but no one person's interest in our common stock is more than 5% of the total outstanding shares.

(2)

Pursuant to a Schedule 13G dated February 14, 2018, T Rowe Price Associates has sole dispositive power with respect to 9,257,520 shares of our common stock and sole voting power with respect to 2,627,420 of such shares and T Rowe Price Small-Cap Value Fund Inc. has sole voting power with respect to 6,564,900 shares of our common stock.  T. Rowe Price Associates is a registered investment advisor and a registered investment company and does not serve as custodian of shares of our common stock held by any of its clients; accordingly, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such shares of our common stock and not more than 5% of our outstanding shares of common stock is owned by any one client subject to the investment advice of T. Rowe Price Associates.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

(3)

Pursuant to a Schedule 13G/A dated February 7, 2018, The Vanguard Group, Inc. has sole dispositive power with respect to 8,635,633 shares of our common stock, shared dispositive power with respect to 123,710 shares of our common stock, sole voting power with respect to 130,510 shares of our common stock, and shared voting power with respect to 5,500 shares of our common stock. The shares reported include shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 118,210 shares of our common stock, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 17,800 shares of our common stock.

(4)

Pursuant to Schedule 13G/A dated February 12, 2018, Fuller & Thaler Asset Management, Inc. has sole dispositive power with respect to 8,081,075 shares of our common stock and sole voting power with respect to 7,925,575 shares of our common stock.  Fuller & Thaler Asset Management, Inc. is deemed to be the beneficial owner of the number of common shares reported pursuant to separate arrangements whereby it acts as investment advisor to certain persons.  Each person for whom Fuller & Thaler Asset Management, Inc. acts as investment advisor has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock.  The Undiscovered Managers Behavioral Value Fund, an open-end management investment company, has an economic interest in more than 5% of the subject securities reported.

(5)

Pursuant to a Schedule 13G/A dated February 13, 2018, FMR LLC has sole voting power with respect to 74,500 shares of our common stock and sole dispositive power with respect to 6,558,671 shares of our common stock. Neither FMR LLC, nor Abigale P. Johnson, a predominant owner of FMR LLC, has the sole power to vote or direct the voting of shares owned directly by the various Fidelity Funds advised by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, which power resides with Fidelity Funds’ Board of Trustees.  Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Board of Trustees..

(6)

Pursuant to a Schedule 13G dated February 9, 2018, Dimensional Fund Advisors LP has sole voting power with respect to 5,591,947 shares of our common stock and sole dispositive power with respect to 5,956,819 shares of our common stock. Dimensional Fund Advisors LP is a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”).  Although Dimensional Fund Advisors LP possess voting and investment power over the reported share and is deemed to be the beneficial owner of such shares, it disclaims beneficial ownership of such shares.  Various Funds have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock, but no one Fund's interest in our common stock is more than 5% of the total outstanding shares.

(7)	Includes 940,232 shares subject to options exercisable within 60 days of the record date.
(8)	Includes 325,654 shares subject to options exercisable within 60 days of the record date.
(9)	Includes 25,735 shares subject to options exercisable within 60 days of the record date.
(10)	Includes 285,120 shares subject to options exercisable within 60 days of the record date.
(11)	Includes 163,141 shares subject to options exercisable within 60 days of the record date.
(12)	As of Mr. Elkhoury’s date of separation from service, of November 30, 2017.
(13)	Includes 2,177,348 shares subject to options exercisable within 60 days of the record date.

86 I TETRA Technologies, Inc.	2018 Proxy Statement

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of CSI Compressco LP common units as of March 5, 2018 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Mark E. Baldwin	—		*
Thomas R. Bates, Jr.	500		*
Stuart M. Brightman	38,667		*
Paul D. Coombs	32,999		*
John F. Glick	2,000		*
Stephen A. Snider	—		*
William D. Sullivan	47,768		*
Kenneth E. White, Jr.	—		*
Joseph C. Winkler III	—		*
Elijio V. Serrano	6,984		*
Matthew J. Sanderson	—		*
Bass C. Wallace, Jr.	16,984		*
Peter J. Pintar	30,000		*
Joseph Elkhoury	2,000	(1)	*
Directors and executive officers as a group (20 persons)	321,549		1.0%
*	Less than 1%
(1)	As of November 30, 2017, Mr. Elkhoury’s date of separation from service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required and we believe that during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner, with the exception of the initial Form 3 for Owen Serjeant.

Proposals of Stockholders

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2019 Annual Meeting of Stockholders at our principal executive offices no later than November 23, 2018. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2018 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. Proxies to be solicited by the board for the 2018 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at

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BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

that meeting, unless we receive notice of such proposal not later than February 13, 2018. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

Additional Financial Information

Stockholders may obtain additional financial information about us for the year ended December 31, 2017 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Investor Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

Other Matters

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 5, 2018 will be available for stockholder inspection at our office ten days prior to the meeting date of May 4, 2018.

88 I TETRA Technologies, Inc.	2018 Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Friday, May 4, 2018 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules adopted by the SEC, we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about March 22, 2018. The Notice is not a form for voting, and presents only an overview of the more complex proxy materials. Stockholders are encouraged to access and review the proxy materials before voting.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about March 22, 2018 at www.envisionreports.com/TTI for registered holders and at www.proxyvote.com  for beneficial holders. You may also request a printed copy of this proxy statement and the form of proxy by telephone, over the internet or by email by following the instructions printed on your Notice.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2017 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record and the Notice was sent directly to you by us.

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GENERAL INFORMATION ABOUT THE MEETING AND VOTING

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can vote by internet, by telephone, or by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

401(k) Plan Participants. If you participate in our 401(k) Retirement Plan (the “401(k) Plan”) and have contributions allocated to the TETRA stock fund, you are entitled to direct the 401(k) Plan trustee to vote the shares of our common stock credited to your account as of the close of business on the record date. You may deliver your voting instructions to the 401(k) Plan trustee by internet or telephone by following the instructions on your proxy card, or by indicating your voting instructions on your proxy card and returning it by mail. All proxy cards that are properly completed, signed, and returned by mail or submitted via the internet or by telephone prior to May 1, 2018 will be voted. If you return your proxy card with no voting instructions marked, or if you do not return a proxy card or submit voting instructions via the internet or by telephone, your shares will be voted by the trustee as directed by our 401(k) Plan Administrator.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to our Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process. If you are a 401(k) Plan participant, you may revoke your voting instructions by submitting a new proxy containing your voting instructions via the internet, by telephone, or by delivering a later dated proxy card by mail prior to April 27, 2018.

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GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Voting Rules

Stockholders Entitled to Vote - the Record Date. We fixed the close of business on March 5, 2018 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 126,210,853 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting on Proposal No. 1 - Election of Directors.  When voting on this proposal, you have two options:

•	vote FOR a nominee; or
•	WITHHOLD authority to vote for a nominee.

If a quorum is present at the Annual Meeting, the seven persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker nonvotes will not be considered in the vote totals and will have no effect on the vote regarding the election of directors. However, as described in greater detail in the “Corporate Governance” section of this proxy, our Board of Directors has adopted a majority vote policy that applies to the election of directors. Under this policy, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of “withheld” votes from his or her election than votes “for” his or her election is required, unless such nominee has previously submitted an irrevocable resignation in accordance with the policy, to tender his or her resignation to the Chairman of the Board. Consequently, the number of “withheld” votes with respect to a nominee will affect whether or not our majority vote policy will apply to that individual. You may not cumulate your votes for any one of the nominees.

Voting on Proposal Nos. 2, 3, 4, and 5. When voting on Proposal Nos. 2, 3, 4, and 5, you have three options:

•	vote FOR a given proposal;
•	vote AGAINST a given proposal; or
•	ABSTAIN from voting on a given proposal.

Proposal No. 2 - Ratification of the appointment of auditors requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting.  Brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal.  For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

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GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Proposal No. 3 - Advisory vote to approve the compensation of executive officers is advisory in nature and will not be binding on or overrule any decisions by our Board of Directors or the Compensation Committee of our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns. Brokers do not have discretionary authority to vote on the advisory vote to approve executive compensation. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote.  For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 4 - Approval of the 2018 Equity Incentive Plan requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting.  Brokers do not have discretionary authority to vote on this proposal.  Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

In addition to the vote required by our bylaws described above, under the New York Stock Exchange (“NYSE”) rules, the approval of this proposal requires approval of a majority of votes cast on the proposal.  The NYSE takes the position that a broker non-vote is not a “vote cast.”  Accordingly, broker non-votes will have no effect on the outcome of the vote on this matter.  However, abstentions will be counted by the NYSE as a vote cast and will be treated as a vote against the proposal.

Proposal No. 5 - Approval of the 2018 Non-Employee Director Equity Incentive Plan requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting.  Brokers do not have discretionary authority to vote on this proposal.  Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

In addition to the vote required by our bylaws described above, under the NYSE rules, the approval of this proposal requires approval of a majority of votes cast on the proposal.  The NYSE takes the position that a broker non-vote is not a “vote cast.”  Accordingly, broker non-votes will have no effect on the outcome of the vote on this matter.  However, abstentions will be counted by the NYSE as a vote cast and will be treated as a vote against the proposal.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of each of the nominees for director;
•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm;
•	FOR the approval of the compensation of executive officers;
•	FOR the approval of our 2018 Equity Incentive Plan; and
•	FOR the approval of our 2018 Non-Employee Director Equity Incentive Plan.

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GENERAL INFORMATION ABOUT THE MEETING AND VOTING

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Computershare Trust Company, N.A.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers, and employees may, without extra compensation, solicit the return of proxies by mail, personal interview, telephone, or email.  We have also retained Alliance Advisors LLC to assist in the solicitation of proxies for a fee of approximately $7,500 plus customary costs and other expenses.  Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

Householding of Annual Meeting Materials

SEC rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one notice of internet availability of the proxy materials or one paper copy proxy statement and annual report, as applicable, to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our notice of internet availability of proxy materials or our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the notice of internet availability of proxy materials or our proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one notice of internet availability of proxy materials or proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

By order of the Board of Directors,

Kimberly M. O'Brien
Corporate Secretary
March 22, 2018
The Woodlands, Texas

2018 Proxy Statement	TETRA Technologies, Inc. I 93

Appendix A

TETRA TECHNOLOGIES, INC.
2018 EQUITY INCENTIVE PLAN

1.Purposes of this Plan.  The purposes of this Plan are to: (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) provide additional incentive to Employees and Consultants, and (iii) promote the success of the Company's business interests.  This Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Other Stock-Based Awards and cash-based awards.

2.Definitions.  As used in this Plan, the following definitions shall apply:

(a)“Administrator” means the Board or any of its Committees that shall be administering this Plan, in accordance with Section 4 of this Plan.

(b)“Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

(c)“Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Other Stock‑Based Awards and cash-based awards.

(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award.  An Award Agreement is subject to the terms and conditions of this Plan.

(e)“Awarded Stock” means the Common Stock subject to an Award.

(f)“Board” means the Board of Directors of the Company.

(g)“Cause” means as defined in an employment agreement or similar agreement between the Participant and the Company.  If no such agreement exists, or if such an agreement exists but “cause” is not defined therein, then Cause means a termination of the Participant's status as a Service Provider because of: (i) any act or omission that constitutes a material breach by the Participant of any of his or her obligations under an Award Agreement or any other material agreement between the Participant and the Company; (ii) the Participant's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or any Subsidiary or otherwise impair or impede its or their operations; (iii) the Participant engaging in any act of dishonesty, violence or violation of federal securities laws that is or could be materially injurious to the Company or any of its Subsidiaries or affiliates; (iv) the Participant's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company or any of its Subsidiaries; (v) the Participant's refusal to follow the lawful directions of the Participant's immediate supervisor, the Administrator or the Committee; or (vi) any other willful misconduct by the Participant which is materially injurious to the financial condition, operations or business reputation of the Company or any of its Subsidiaries or affiliates.  Notwithstanding anything herein to the contrary, whether Cause exists shall be determined in the sole discretion of the Committee.

(h)“Change in Control” means (y) if the Participant is a party to an employment agreement or similar agreement between the Participant and the Company and any such agreement provides for a definition of “change in control” (or substantially similar term), the definition contained therein, or (z) if no such agreement exists, or if any such agreement exists but “change in control” (or substantially similar term) is not defined therein, then Change in Control means the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (2) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock in the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

(ii)The sale or disposition by the Company of all or substantially all of the Company's assets other than (1) the sale or disposition of all or substantially all of the assets of the Company to a person or persons (as defined above) who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (2) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company's stockholders;

(iii)A change in the composition of the Board during any twelve (12) consecutive month period the result of which fewer than a majority of the Directors are Incumbent Directors.  For this purpose, “Incumbent Directors” are Directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the U.S. Treasury regulations promulgated thereunder.  Any reference to a section of the Code shall be deemed a reference to any successor or amended section of the Code.

(j)“Committee” means a committee of Directors or other individuals that satisfies Applicable Laws and was appointed by the Board in accordance with Section 4 of this Plan.

(k)“Common Stock” means the common stock, $0.01 par value per Share, of the Company.

(l)“Company” means TETRA Technologies, Inc., a Delaware corporation, and any successor to thereto.

(m)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(n)“Corporate Transaction” means a transaction described in either clause (ii) or clause (iv) of the definition of a Change in Control.

(o)“Date of Grant” means the effective date on which an Award is granted by the Administrator to a Participant, or such later date as may be specified by the Administrator on the date the Administrator approves the Award, in each case as set forth in the applicable Award Agreement; provided, however, that for purposes of compliance with Section 16 of the Exchange Act or other

Applicable Law, the Date of Grant will be the date of shareholder approval of the Plan if such date is later than the effective date of the Award, as applicable.

(p)“Director” means a member of the Board.

(q)“Disability” means, if the Participant is a party to an employment agreement or similar agreement between the Participant and the Company and any such agreement provides for a definition of “disability” (or substantially similar term), the definition contained therein.  If no such agreement exists, or if any such agreement exists but “disability” (or substantially similar term) is not defined therein, then (y) Disability shall have the meaning given to such term (or substantially similar term) within a disability insurance program that is sponsored by the Company for the benefit of the Participant, or if no such definition exists or the Participant is not covered by such a program, then (z) Disability means Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) is determined by the Social Security Administration to be disabled.  Notwithstanding the foregoing to the contrary, the term Disability means a total and permanent disability as defined in Section 22(e)(3) of the Code for all Awards intended to qualify for Incentive Stock Option treatment.  For all purposes of this Section 2(q), the Participant shall not be considered to have incurred a “disability” unless proof of such impairment, sufficient to satisfy the Administrator in its sole discretion, is provided by or on behalf of such Participant to the Administrator.

(r)“Dividend Equivalent” means a credit, made at the sole discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant.  Under no circumstances shall the payment of a Dividend Equivalent be made contingent on the exercise of an Option or Stock Appreciation Right.  Additionally, Dividend Equivalents shall be subject to the same restrictions on transferability and forfeitability as the Award with respect to which they were paid.

(s)“Employee” means any person, including an officer, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute “employment” by the Company.

(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

Notwithstanding the foregoing to the contrary, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(v)“Incentive Stock Option” means an Option intended to qualify and receive favorable tax treatment as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

(w)“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x)“Option” means an Incentive Stock Option or a Nonqualified Stock Option to purchase Common Stock granted pursuant to this Plan.

(y)“Other Stock-Based Award” means any other award not specifically described in this Plan that is payable by delivery of Shares or valued, in whole or in part, by reference to, or are otherwise based on, Shares in accordance with Section 12 of this Plan.

(z)“Parent” means either (y) with respect to an Award of Incentive Stock Options, a “parent corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code; or (z) with respect to an Award other than an Incentive Stock Option, an entity that is a parent to the Company as determined by the Board.

(aa)“Participant” means a Service Provider who has been granted an Award under this Plan or, if applicable, such other person who holds an outstanding Award.

(bb)“Performance Goal” means a goal which has been established by the Committee in connection with an Award and that is based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: net income; cash flow; cash flow on investment; cash flow from operations; pre-tax or post-tax profit levels or earnings; operating income or earnings; closings; return on investment; earned value added; expenses; free cash flow; free cash flow per share; earnings; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total stockholder return; stock price; stock price appreciation; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; capital expended; working capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; implementation or completion of critical projects; research; horsepower; horsepower utilization rate; product development; government relations; compliance; mergers; acquisitions or sales of assets or subsidiaries; health; safety; environmental; debt level; cost reduction targets; equity ratios; depreciation and amortization; G&A expense or adjusted G&A measures; charge offs; and such other criteria as established by the Committee in its sole discretion from time to time.

(cc)“Performance Period” means the time period during which the Performance Goals must be met.

(dd)“Performance Share” means Shares issued pursuant to a Performance Share Award under Section 10 of this Plan.

(ee)“Performance Unit” means, pursuant to Section 10 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal to the value set forth in the Award Agreement.

(ff)“Plan” means this 2018 Equity Incentive Plan.  In accordance with Section 16, this Plan became effective on the date it was adopted by the Board, subject to the Company's stockholders approving this Plan within the 12-month period thereafter.

(gg)“Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 8 of this Plan.

(hh)“Restricted Stock Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or a combination thereof equal in value to the Fair Market Value of one Share in the Company on the date of vesting or settlement, or as otherwise set forth in the Award Agreement, pursuant to Section 11.

(ii)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to this Plan.

(jj)“Service Provider” means an Employee or Consultant.

(kk)“Share” means a share of Common Stock, as may be adjusted in accordance with Section 15 of this Plan.

(ll)“Share Reserve” has the meaning set forth in Section 3(a).

(mm)“Stock Appreciation Right” or “SAR” means an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised and the Fair Market Value of a Share as of its Date of Grant, or as otherwise set forth in the Award Agreement, pursuant to Section 9.

(nn)“Subsidiary” means either (y) with respect to an Award of Incentive Stock Options, a “subsidiary corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code; or (z) with respect to an Award other than an Incentive Stock Option, and for any other purpose herein, an entity that is a subsidiary of the Company as determined by the Board.

3.Stock Subject to this Plan.

(a)Stock Subject to this Plan.  Subject to the provisions of Section 15(a) of this Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards under this Plan is six million three hundred sixty-five thousand (6,365,000) Shares, all of which may be subject to Incentive Stock Option treatment.  Awards that may be settled only in cash shall not be counted against the Share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.  Shares issued under this Plan may come from authorized and unissued shares or treasury shares.

(b)Effect of Forfeitures and Other Actions.  Any Shares subject to an Award that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the Share Reserve shall be correspondingly replenished.  The following Shares shall not, however, again become available for Awards or replenish the Share Reserve: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option issued under this Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award under this Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of an Option issued under this Plan, and (iv) Shares subject to a stock settled Stock Appreciation Right issued under this Plan that are not issued in connection with the settlement of that Award upon its exercise.

(c)Reserved Shares.  The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

(d)No Fractional Shares. No fractional Shares will be issued under the Plan, but the Administrator may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

4.	Administration of this Plan.

(a)	Procedure.

(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer this Plan.

(ii)Rule 16b-3.  If a transaction is intended to be exempt under Rule 16b-3, then it shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)Other Administration.  Other than as provided above, this Plan shall be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.

(b)Powers of the Administrator.  Subject to (i) the provisions of this Plan and compliance with Applicable Laws, and (ii) in the case of a Committee, the specific duties delegated by the Board to the Committee, the Administrator shall have the authority, in its discretion to take the following actions under the Plan:

(i)determine the Fair Market Value of Awards;

(ii)select the Service Providers to whom Awards may be granted under this Plan;

(iii)determine the number of Shares to be covered by each Award granted under this Plan;

(iv)determine when Awards are to be granted under this Plan and the applicable Date of Grant;

(v)approve forms of Award Agreements for use under this Plan;

(vi)determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted under this Plan including, but not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any acceleration of vesting or waiver of forfeiture or repurchase restrictions (subject to the provisions of Section 6(c)), and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)construe and interpret the terms of this Plan and Award Agreements;

(viii)prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to the creation and administration of sub-plans;

(ix)amend the terms of any outstanding Award, including the discretionary authority to extend the post‑termination exercise period of Awards and accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, provided that any amendment that would adversely affect the Participant's rights under an outstanding Award shall not be made without the Participant's written consent.  Notwithstanding the foregoing, an amendment shall not be treated as adversely affecting the rights of the Participant if the amendment causes an Incentive Stock Option to become a Nonqualified Stock Option or if the amendment is made to the minimum extent necessary to avoid the adverse tax consequences to the Participant of Section 409A of the Code;

(x)allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the amount required to be withheld based on any amount up to the minimum supplemental income tax rate in the applicable jurisdiction. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of the tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xi)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award to the extent permitted under Section 409A of the Code;

(xiii)determine whether Awards shall be settled in Shares, cash or in a combination of Shares and cash;

(xiv)determine whether Awards shall be adjusted for dividends or Dividend Equivalents, provided, however, that to the extent an Award is to be settled in Shares, any dividends or Dividend Equivalents shall not be issued or granted with respect to unvested Awards, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Award becoming vested;

(xv)create Other Stock-Based Awards for issuance under this Plan;

(xvi)impose such restrictions, conditions or limitations as it determines appropriate with respect to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvii)to the extent consistent with Section 409A of the Code, establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of Performance Goals, or other event that, absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award;

(xviii)to interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission under, this Plan or any Award Agreement or other and any instrument or agreement relating to an Award; and

(xix)taking such actions as are provided in Section 4(d) with respect to Awards to foreign Service Providers; and

(xx)make all other determinations that the Administrator deems necessary or advisable for administering this Plan.

The express grant in this Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  However, the Administrator may not exercise any right or power reserved to the Board under the express terms of this Plan or by Applicable Laws.

(c)Prohibition on Repricing of Options and SARs.  Notwithstanding anything in this Plan to the contrary, no repricing of Options or SARs may be effectuated without the prior approval of the Company's stockholders; provided, however, that the foregoing prohibition shall not apply to the extent an adjustment is required under Section 15.

(d)Awards to Foreign Service Providers.  The Administrator may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Administrator, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of this Plan.  In connection therewith, the Administrator may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(e)Effect of Administrator's Decision.  The Administrator's decisions, determinations, actions and interpretations shall be final, conclusive and binding on all persons having an interest under this Plan.

(f)Indemnification.  The Company shall defend and indemnify all past and present members of the Board, the Committee, the Administrator, officers and Employees of the Company or of a Parent or Subsidiary to whom authority to act for the Board, the Committee, the Administrator or the Company has been delegated under this Plan (“Indemnitees”), to the maximum extent permitted by law, against (i) all reasonable expenses, including reasonable attorneys' fees incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein (collectively, a “Claim”), to which any of them is a party by reason of any action taken or failure to act in connection with this Plan, or in connection with any Award granted under this Plan; and (ii) all amounts required to be paid by them in settlement of a Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim.  However, no such person shall be entitled to indemnification to the extent it is determined in such Claim that such person did not in good faith and in a manner reasonably believed to be in the best interests of the Company (or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful).  In addition, to be entitled to indemnification, the Indemnitee must, within thirty (30) days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company's expense, to defend the Claim.  The right to indemnification shall be in addition to all other rights of indemnification available to the Indemnitee.

5.Eligibility.  With the exception of Incentive Stock Options, Awards may be granted to Employees and Consultants.  Incentive Stock Options may be granted only to Employees.

6.Limitations.

(a)$100,000 Limitation for Incentive Stock Options.  Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.  For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time the Options with respect to such Shares are granted.

(b)Special Annual Limits.  Subject to Section 15(a) of this Plan, the maximum number of Shares that may be subject to Options or Stock Appreciation Rights granted to any Service

Provider in any calendar year shall equal one million (1,000,000) Shares.  Subject to Section 15(a) of this Plan, the maximum number of Shares that may be subject to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards granted to any Service Provider in any calendar year shall equal one million (1,000,000) Shares.

(c)Minimum Vesting Requirement.  Except as permitted under the Carve-Out Exception (defined below), all Awards that are designated to be settled in Shares shall be subject to a minimum vesting requirement of at least one year from the date the Award was granted, and no portion of any such Award may vest or become exercisable earlier than the first anniversary of the date such Award was granted; provided, however, that the foregoing minimum vesting requirement shall not apply: (i) with respect to 5% of the Share reserve as initially set forth in Section 3(a) (such 5% being the “Carve-Out Exception”), and (ii) to the vesting of an Award that is accelerated as a result of a Change in Control under terms consistent with this Plan.  For purposes of clarity and avoidance of doubt, the vesting of Awards that have not been held by a Participant for at least one year from the Date of Grant may be accelerated (in whole or in part) in accordance with the terms of this Plan, however, any such acceleration, other than in connection with a Change in Control,  within such one-year period with respect to Awards designated to be settled in Shares shall be included in, and reduce the number of Shares available under, the Carve-Out Exception.  To the extent Section 3(a) is amended to increase the number of Shares reserved therein, then 5% of the Shares subject to such increase shall be added to, and increase, the number of Shares subject to the Carve-Out Exception.

7.	Options.

(a)Grant of Options.  Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Option Agreement.  Each Award of an Option shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions (if any) applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Term of Option.  The term of each Option shall be stated in the Award Agreement.  In the case of an Incentive Stock Option, the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(d)Option Exercise Price and Consideration.

(i)Exercise Price.  The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be determined by the Administrator, subject to the following:

(1)In the case of an Incentive Stock Option:

(A)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant; and

(B)granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the Date of Grant.

(2)In the case of a Nonqualified Stock Option, the per Share exercise price shall be determined by the Administrator, but shall not be less than the Fair Market Value per Share on the Date of Grant unless the terms of such Nonqualified Stock Option would otherwise comply with the exemption from taxation under Section 409A of the Code.

(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Date of Grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.  Subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, accelerate the satisfaction of such conditions at any time.

(e)Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant.  Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

(i)cash;

(ii)check;

(iii)in the discretion of the Administrator, other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences;

(iv)in the discretion of the Administrator, consideration received by the Company under a cashless exercise or net exercise program implemented by the Company in connection with this Plan;

(v)in the discretion of the Administrator, a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement;

(vi)in the discretion of the Administrator, any combination of the foregoing methods of payment; or

(vii)in the discretion of the Administrator, any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.

(f)Exercise of Option.

(i)Procedure for Exercise; Rights as a Stockholder.  Any Option granted under this Plan shall be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (including provision for any applicable tax withholding).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan.  Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such

Shares promptly after the Option is exercised.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of this Plan or the applicable Award Agreement.  Exercising an Option in any manner shall decrease the number of Shares thereafter available for purchase under the Option by the number of Shares as to which the Option is exercised.

(ii)Termination of Relationship as a Service Provider (Other Than Death or Disability).  If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant ceasing to be a Service Provider, the vested portion of such Option shall be exercisable for three (3) months following his or her ceasing to be a Service Provider (other than upon the Participant's death or Disability).  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider (other than upon the Participant's death or Disability), then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

(iii)Disability of Participant.  If a Participant ceases to be a Service Provider as a result of his or her Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant ceasing to be a Service Provider as a result of his or her Disability, the vested portion of such Option shall be exercisable for twelve (12) months following the Participant ceasing to be a Service Provider as a result of his or her Disability.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of his or her Disability, then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

(iv)Death of Participant.  If a Participant dies while a Service Provider, the vested portion of the Option may be exercised within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement), by the beneficiary designated by the Participant prior to his or her death in accordance with Section 26.  If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant's death, the vested portion of such Option shall be exercisable for twelve (12) months following his or her date of death.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of his or her death, then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant's beneficiary designated pursuant to Section 26 does not exercise the Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

8.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Removal of Restrictions.  Subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, accelerate the time at which any restrictions shall lapse or be removed.

(d)Voting Rights.  Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise as set forth in the Award Agreement.

(e)Dividends and Other Distributions.  Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares.  All such dividends and distributions shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid and no such dividends or other distributions shall be issued or granted with respect to shares of Restricted Stock, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Awards becoming vested.

(f)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall again be available for grant under this Plan as set forth in Section 3.

9.Stock Appreciation Rights.

(a)Grant of SARs.  Subject to the terms and conditions of this Plan, a SAR may be granted to a Service Provider at any time and from time to time as shall be determined by the Administrator in its sole discretion.  The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.  Subject to the provisions of Section 6(c), the Administrator shall have complete discretion to determine the terms and conditions of SARs granted under this Plan, including the sole discretion to accelerate exercisability at any time; provided, however, that the per Share exercise price that will determine the amount of the payment the Company receives upon exercise of a SAR shall not be less than the Fair Market Value per Share on the Date of Grant.

(b)SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Expiration of SARs.  A SAR granted under this Plan shall expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement; provided, however, no SAR shall be exercisable later than 10 years after the Date of Grant.  Notwithstanding the foregoing, the rules of Sections 7(f)(ii), 7(f)(iii) and 7(f)(iv) shall also apply to SARs.

(d)Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Administrator, the payment upon the exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

10.Performance Units and Performance Shares.

(a)Grant of Performance Units and Performance Shares.  Subject to the terms and conditions of this Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as shall be determined by the Administrator in its sole discretion.  The Administrator shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Service Provider.

(b)Value of Performance Units and Performance Shares.  Each Performance Unit and Performance Share shall have an initial value established by the Administrator on or before the Date of Grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant.

(c)Performance Goals and Other Terms.  The Administrator shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, shall determine the number or value of Performance Units and Performance Shares that shall be paid out to the Participant.  Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the Date of Grant, Performance Period and such other terms and conditions as the Administrator in its sole discretion shall determine.  The Administrator may set Performance Goals based upon the achievement of Company‑wide, divisional, or individual goals (including solely continued service) or any other basis determined by the Administrator in its sole discretion.

(d)Earning of Performance Units and Performance Shares.  After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payout of the number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.  After the grant of Performance Units or Performance Shares, and subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, reduce or waive any performance objectives for the Performance Unit or Performance Share.

(e)Form and Timing of Payment of Performance Units and Performance Shares.  Payment of earned Performance Units and earned Performance Shares, if any, shall be made after the expiration of the applicable Performance Period at the time determined by the Administrator.  The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as applicable, at the close of the applicable Performance Period) or in a combination of cash and Shares.

(f)Cancellation of Performance Units or Performance Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units and Performance Shares shall be forfeited to the Company, and the Shares subject to such Awards (if any) shall again be available for grant under this Plan as set forth in Section 3.

11.Restricted Stock Units.  Restricted Stock Units shall consist of Shares of Restricted Stock, Performance Shares or Performance Unit Awards that the Administrator, in its sole discretion, permits to be paid out in a lump sum, installments or on a deferred basis, in accordance with rules and procedures established by the Administrator

12.Other Stock-Based Awards and Cash-Based Awards.  Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under this Plan and/or cash awards made outside of this Plan.  The Administrator shall have authority to determine the Service Providers, to whom and the time or times at which, Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other terms and conditions of the Other Stock-Based Awards, including any dividend or voting rights and whether the Award should be paid in cash. Cash-based awards may be granted in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

13.Leaves of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted under this Plan shall be suspended during any unpaid leave of absence and shall resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit shall be awarded for the time vesting has been suspended during such leave of absence.  A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no leave of absence may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract, then at the end of three months following the expiration of the leave of absence, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.

14.Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than as provided in Section 26 or by will or by the laws of descent or distribution following the Participant’s death.  An outstanding Award may be exercised during the lifetime of the Participant only by the Participant.  If the Administrator makes an Award transferable, such Award Agreement shall contain such additional terms and conditions as the Administrator deems appropriate.

15.Adjustments; Dissolution or Liquidation; Change in Control.

(a)Adjustments for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under this Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by this Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of this Plan.  No adjustment shall be made pursuant to this Section 15(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)Corporate Transactions.

(i)Continuation, Assumption or Replacement of Awards.  Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that involves a Corporate Transaction, then the surviving or successor corporation or a parent or subsidiary entity of the successor corporation (collectively, the “Successor Corporation”) may continue, assume or substitute Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 15(a)), and such Awards or substitutions therefor shall remain outstanding and be governed by their respective terms subject to Section 15(b)(iv) below.  A Successor Corporation may elect to continue, assume or substitute only some Awards or portions of Awards.  For purposes of the foregoing, an Award shall be considered assumed or substituted if in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an Incentive Stock Option) either (1) the contractual obligations represented by the Award are expressly assumed by the Successor Corporation with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate

Transaction, or (2) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(ii)Acceleration. Unless otherwise provided in an applicable Award Agreement, in the event of a Change in Control that involves a Corporate Transaction, if and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then:

(1)such outstanding Awards of Options and Stock Appreciation Rights shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Administrator, and shall terminate at the effective time of the Corporate Transaction;

(2)such outstanding Awards other than Awards of Options and Stock Appreciation Rights shall fully vest immediately prior to the effective time of the Corporate Transaction; and

(3)to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 15(b)(ii)(3) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

The Administrator shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 15(b)(ii) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(iii)Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Administrator may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for cash payments to the holders as provided in this Section 15(b)(iii). The Administrator will not be required to treat all Awards similarly for purposes of this Section 15(b)(iii). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (1) the fair market value (as determined in good faith by the Administrator) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (2) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 15(b)(iii) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 15(b)(iii) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 15(b)(iii). Payment of any amount under this Section 15(b)(iii) shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Administrator’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(iv)Termination After a Corporate Transaction.  If and to the extent the Awards are continued, assumed or replaced under the circumstances described in Section 15(b)(i), and if within twenty-four months after the Corporate Transaction the Participant’s status as a Service Provider is terminated by the Company or Successor Corporation without Cause or by the Participant for Good Reason, then:

(1)all outstanding Awards of Options and Stock Appreciation Rights issued to such Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the date the Participant ceases to be a Service Provider;

(2)all outstanding Awards other than Awards of Options and Stock Appreciation Rights shall fully vest immediately upon the date the Participant ceases to be a Service Provider; and

(3)to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall vest as provided in Section 15(b)(ii)(3), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider.

For purposes of the foregoing, the term “Good Reason” means a voluntary termination by a Participant who is an Employee of his or her employment with the Company or the Successor Corporation because of: (1) a material diminution in the Participant's base salary or bonus opportunity from those applicable to him or her as of the date immediately prior to such Change in Control; (1) a material diminution in the nature or scope of the Participant's authority, duties or responsibilities from those applicable to him or her as of the date immediately prior to such Change in Control; (3) the Company or the Successor Corporation requiring the Participant to be based at any office or location more than fifty (50) miles from where the Participant was based as of the date immediately prior to such Change in Control; or (4) a material breach by the Company or the Successor Corporation of any term or provision of this Plan, an Award Agreement, employment agreement or other contractual agreement (if any) between the Participant and the Company or the Successor Corporation.

(c)Other Change in Control.  Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that does not involve a Corporate Transaction, the Administrator may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i)  providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 15(b)(iii) or (ii) making such adjustments to the Awards then outstanding as the Administrator deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Administrator will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)Dissolution or Liquidation.  Unless otherwise provided in an applicable Award Agreement, in the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  An Award will terminate immediately prior to the consummation of such proposed action.

16.Board and Stockholder Approval; Term of Plan.  The Board approved this Plan to be effective on March 15, 2018, subject to the Company's stockholders approving this Plan within the 12-month period thereafter.  The Company's stockholders approved this Plan on May 4, 2018.  From its effectiveness, this Plan shall continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of this Plan.  If the requisite stockholder approval is not obtained within such 12-month period, any Awards granted hereunder will automatically become null and void and of no force or effect.  No Awards may be granted under this Plan on or after the date which is ten (10) years following the effective date of this Plan.  This Plan will remain in effect until all Awards granted under the Plan have been satisfied or expired.

17.Amendment and Termination of this Plan.

(a)Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate this Plan.

(b)Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension, or termination of this Plan shall materially or adversely impair the rights of any Participant without the Participant’s prior written consent, unless such action is required by Applicable Law or stock exchange rules.  Termination of this Plan shall not affect the Administrator's ability to exercise the powers granted to it under this Plan with respect to Awards granted under this Plan prior to the date of termination.

18.	Conditions upon Issuance of Shares.

(a)Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award and the issuance and delivery of such Shares shall comply with Applicable Laws.

(b)Taxes.  No Shares shall be delivered under this Plan to any Participant or other person until the Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., U.S.-federal, U.S.-state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of up to the whole number of Shares covered by the Award sufficient to satisfy the withholding obligations incident to the exercise or vesting of an Award based on the minimum supplemental rate in the applicable jurisdiction.

19.No Rights to Awards.  No eligible Service Provider or other person shall have any claim to be granted any Award pursuant to this Plan, and neither the Company nor the Administrator shall be obligated to treat Participants or any other person uniformly.

20.No Stockholder Rights.  Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award until the Participant becomes the record owner of the Shares.

21.Fractional Shares.  No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

22.Governing Law.  This Plan, all Award Agreements, and all related matters, shall be governed by the laws of the State of Delaware, without regard to choice of law principles that direct the application of the laws of another state.

23.No Effect on Terms of Employment or Consulting Relationship.  This Plan shall not confer upon any Participant any right as a Service Provider, nor shall it interfere in any way with his or her right or the right of the Company or a Parent or Subsidiary to terminate the Participant's service at any time, with or without cause, and with or without notice.

24.Unfunded Obligation.  This Section 24 shall only apply to Awards that are not settled in Shares.  Participants shall have the status of general unsecured creditors of the Company.  Any amounts of cash payable to Participants pursuant to this Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Neither the Company nor any Parent or Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations under this Plan.  Any investments or the creation or maintenance of any trust for any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Parent or Subsidiary and Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company or Parent or Subsidiary.  The Participants shall have no claim against the Company or any Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

25.No Guarantee of Tax Consequences.  The Company, Board, Committee and the Administrator do not make any commitment or guarantee that any United States federal, state, local, or foreign tax treatment will apply or be available under the Plan to any Participant or other person participating or eligible to participate hereunder.  Neither the Company, the Board, the Committee, nor the Administrator will be liable to any Participant or any other person as to any expected or realized tax consequences for any Participant or other person due to the grant, exercise, lapse of restriction, vesting, distribution, payment or other taxable event involving any Award. Although the Company may endeavor to (a) qualify an Award for favorable tax treatment in a jurisdiction or (b) avoid adverse tax treatment for an Award, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

26.Designation of Beneficiary by Participant.  Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation will revoke all prior designations by the same Participant, must be in the form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator (or its delegate), and received and accepted during the Participant’s lifetime.  In the absence of any such valid beneficiary designation, benefits remaining unpaid at the Participant’s death will be paid as follows: (i) if a Participant leaves a surviving spouse, payment will be made to such surviving spouse on behalf of the Participant; and (ii) if a Participant leaves no surviving spouse, payment will be made to (A) if there is administration of such Participant’s estate, the executor or administrator of such estate, upon receipt by the Administrator of supporting evidence from the estate that is satisfactory to the Administrator, or (B) if there is no administration of such Participant’s estate, to such Participant’s heirs at law, but only after such heirs are determined by a court of competent jurisdiction and in such proportion as determined by such court in its signed order that is received by, and satisfactory to, the Administrator.

27.Requirements of Law and Securities Exchanges.  The granting of Awards and the issuance or delivery of Shares under the Plan will be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing Shares delivered under the Plan (to the extent that such Shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any other Applicable Law.  The Administrator may cause a legend or legends to be placed upon such certificates to make appropriate reference to such restrictions.

The Company will not be obligated to take any affirmative action in order to cause the exercise of an Award or the issuance of Shares pursuant to the Plan to comply with any Applicable Law.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Administrator or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.

28.Clawback.  All compensation and Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or other receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy as may be implemented from time to time, including any clawback policy adopted to comply with any Applicable Law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) as set forth in such clawback policy or the Award Agreement. Any such policy may subject a Participant’s Award, and amounts paid or realized with respect to any Award, to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur; such events including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

29.No Obligation to Exercise Awards; No Right to Notice of Expiration Date.  An Award of a Stock Option or a SAR imposes no obligation upon the Participant to exercise the Award.  The Company and the Administrator have no obligation to inform a Participant of the date on which a Stock Option or SAR is no longer exercisable except for including such expiration date in the Participant’s Award Agreement.

30.Rule 16b-3 Securities Law Compliance for Insiders.  Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3.  Any ambiguities or inconsistencies in the construction of the Plan or an Award will be interpreted to give effect to such intention and, to the extent any provision of the Plan or action by the Administrator fails to so comply, it may be deemed null and void by the Administrator, in its discretion, to the extent permitted by Applicable Laws.

31.Section 409A.

(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Code Section 409A (“Section 409A”), such that no adverse tax consequences, interest, or penalties under Section 409A apply.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt the Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date.  The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise.  The Company and its Subsidiaries will have no obligation under this Section 31 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s employment or consulting relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s employment or consulting relationship.  For purposes of the Plan or any Award Agreement relating to any such payments, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or any Incentive Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A as determined by the Administrator) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Code Section 409A(a)(1)(B)(i), be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest) but not later than 60 days following the end of such six-month period. Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d)Payment Upon Vesting or Lapse of Risk of Forfeiture.  In the case of an Award subject to Section 409A providing for distribution or settlement upon vesting or lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution or settlement shall be made by March 15 of the calendar year next following the calendar year in which such Award vested or the risk of forfeiture lapsed.

(e)Timing of Payment.  In the case of any distribution of any other Award subject to Section 409A, if the timing of such distribution is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(f)Separate Payment.  Each payment that a Participant may receive under this Plan that is subject to Section 409A shall be treated as a “separate payment” for purposes of Section 409A.

32.No Restriction on Corporate Action.  Nothing contained in the Plan will be construed to prevent the Company or any Subsidiary from taking any action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan.

33.Severability.  If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction as to any person or Award, or would disqualify the Plan or Award under any Applicable Law, such provision will be (a) construed or deemed amended to conform to Applicable Law or (b) if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, person or Award Agreement, and thereafter the remainder of the Plan and any such Award Agreement will remain in full force and effect.

34.Rules of Construction.  In the interpretation of the Plan, except where the context otherwise requires:

(a)“including” or “include” does not denote or imply any limitation;

(b)“or” has the inclusive meaning “and/or”;

(c)the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)captions or headings are only for reference and are not to be considered in interpreting the Plan;

(e)any grammatical form or variant of a term defined in the Plan will be construed to have a meaning corresponding to the definition of the term set forth herein;

(f)the terms “hereof,” “hereto,” “hereunder” and similar terms in the Plan refer to the Plan as a whole and not to any particular provision of the Plan;

(g)“Section” refers to a Section of the Plan, unless otherwise stated in the Plan;

(h)a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof, and the authoritative guidance issued thereunder by an appropriate governmental entity; and

(i)This Plan shall be construed as a whole and according to its fair meaning, and the Plan and any Award Agreement issued hereunder shall not be strictly construed against the Company or the Administrator.

*     *     *     *     *

Appendix B

TETRA TECHNOLOGIES, INC.

2018 NON-EMPLOYEE DIRECTOR
EQUITY INCENTIVE PLAN

1.Purposes of this Plan.  The primary purposes of the Plan are to (a) attract and retain Outside Directors of the Company by providing such individuals with a proprietary interest in the Company through granting of incentive awards in the form of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and cash-based awards; (b) increase the interest of Outside Directors in the Company’s welfare; and (c) furnish incentives to such individuals to continue their services for the Company.

2.Definitions.  As used in this Plan, the following definitions shall apply:

(a)“Administrator” means the Board or the Committee that shall be administering this Plan, in accordance with Section 4 of this Plan.

(b)“Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

(c)“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock‑Based Awards and cash-based awards.

(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award.  An Award Agreement is subject to the terms and conditions of this Plan.

(e)“Awarded Stock” means the Common Stock subject to an Award.

(f)“Board” means the Board of Directors of the Company.

(g)“Change in Control” means the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (B) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock in the Company), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)The sale or disposition by the Company of all or substantially all of the Company’s assets other than (A) the sale or disposition of all or substantially all of the assets of the Company to a person or persons (as defined above) who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (B) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company’s stockholders;

(iii)A change in the composition of the Board during any twelve (11) consecutive month period the result of which fewer than a majority of the Directors are Incumbent Directors.  For this purpose, “Incumbent Directors” are Directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the U.S. Treasury regulations promulgated thereunder. Any reference to a section of the Code shall be deemed a reference to any successor or amended section of the Code.

(i)“Committee” means a committee of Directors or other individuals that satisfies Applicable Laws and was appointed by the Board in accordance with Section (d) of this Plan.

(j)“Common Stock” means the common stock, $0.01 par value per Share, of the Company.

(k)“Company” means TETRA Technologies, Inc., a Delaware corporation, and any successor thereto.

(l)“Date of Grant” means the effective date on which an Award is granted by the Administrator to a Participant, or such later date as may be specified by the Administrator on the date the Administrator approves the Award, in each case as set forth in the applicable Award Agreement; provided, however, that for purposes of compliance with Section 16 of the Exchange Act or other Applicable Law, the Date of Grant will be the date of shareholder approval of the Plan if such date is later than the effective date of the Award, as applicable.

(m)“Director” means a member of the Board.

(n)“Disability” means Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (11) months; or (ii) is determined by the Social Security Administration to be disabled.  For all purposes of this Section (m), the Participant shall not be considered to have incurred a “Disability” unless proof of such impairment, sufficient to satisfy the Administrator, in its sole discretion, is provided by or on behalf of such Participant to the Administrator.

(o)“Dividend Equivalent” means a credit, made at the sole discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant.  Under no circumstances shall the payment of a Dividend Equivalent be made contingent on the exercise of a Nonqualified Stock Option or Stock Appreciation Right.  Additionally, Dividend Equivalents shall be subject to the same restrictions on transferability and forfeitability as the Award with respect to which they were paid.

(p)“Employee” means any person, including an officer, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company shall make the Director an Employee hereunder.

(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(iv)Notwithstanding the foregoing to the contrary, for federal, state, and local income tax reporting purposes, and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(s)“Nonqualified Stock Option” means a stock option that by its terms does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(t)“Other Stock-Based Award” means any other award not specifically described in this Plan that is payable by delivery of Shares or valued, in whole or in part, by reference to, or are otherwise based on, Shares in accordance with Section 9 of this Plan.

(u)“Outside Director” means a Director of the Company who is not an Employee.

(v)“Parent” means an entity that is a parent to the Company as determined by the Board.

(w)“Participant” means an Outside Director who has been granted an Award under this Plan or, if applicable, such other person who holds an outstanding Award.

(x)“Plan” means this 2018 Non-Employee Director Equity Incentive Plan.  In accordance with Section 13, this Plan became effective on the date it was adopted by the Board, subject to the Company’s stockholders approval of this Plan.

(y)“Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section (iv).

(z)“Restricted Stock Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or a combination thereof equal in value to the Fair Market Value of one Share in the Company on the date of vesting or settlement, or as otherwise set forth in the Award Agreement, pursuant to Section 9.

(aa)“Rule 16b-3” means Rule 16b-3 of the Exchange Act, or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to this Plan.

(bb)“Share” means a share of Common Stock, as may be adjusted in accordance with Section 11.

(cc)“Share Reserve” has the meaning set forth in Section 3(a).

(dd)“Stock Appreciation Right” or “SAR” means an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised and the Fair Market Value of a Share as of its Date of Grant, or as otherwise set forth in the Award Agreement, pursuant to Section 8.

(ee)“Subsidiary” means an entity that is a subsidiary of the Company as determined by the Board.

3.Stock Subject to this Plan.

(a)Stock Subject to this Plan.  Subject to the provisions of Section 11, the maximum aggregate number of Shares that may be issued pursuant to all Awards under this Plan is three hundred thirty-five thousand (335,000) Shares (as such number is adjusted from time to time under the terms of this Plan, the “Share Reserve”).  Awards that may be settled only in cash shall not be counted against the Share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.  Shares issued under this Plan may come from authorized and unissued shares or treasury shares.

(b)Effect of Forfeitures and Other Actions.  Any Shares subject to an Award that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the Share Reserve shall be correspondingly replenished.  The following Shares shall not, however, again become available for Awards or replenish the Share Reserve: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of a Nonqualified Stock Option issued under this Plan, (ii) Shares repurchased by the Company with proceeds received from the exercise of a Nonqualified Stock Option issued under this Plan, and (iii) Shares subject to a stock settled Stock Appreciation Right issued under this Plan that are not issued in connection with the settlement of that Award upon its exercise.

(c)Reserved Shares.  The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

(d)No Fractional Shares. No fractional Shares will be issued under the Plan, but the Administrator may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(e)Annual Limits.  No Outside Director may be granted during any calendar year Awards having an aggregate Fair Market Value, determined on the Date of Grant, in excess of $300,000.

4.Administration of this Plan.

(a)Procedure.

(i)General Administration; Establishment of Administrator.  Subject to Applicable Laws and this Section (d), the Plan shall be administered by the Board or the Committee.  Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.  At any time there is no Committee to administer this Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

(ii)Membership on the Committee.  The Committee shall consist of not fewer than two individuals.  The members of the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3.  The Committee shall select one of its members to act as its Chairman.  A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

(iii)Rule 16b-3.  If a transaction is intended to be exempt under Rule 16b-3, then it shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(b)Powers of the Administrator.  Subject to (i) the provisions of this Plan and compliance with Applicable Laws, and (ii) in the case of a Committee, the specific duties delegated by the Board to the Committee, the Administrator shall have the authority, in its discretion, to take the following actions under the Plan:

(i)determine the Fair Market Value of Awards;

(ii)select the Outside Directors to whom Awards may be granted under this Plan;

(iii)determine the number of Shares to be covered by each Award granted under this Plan;

(iv)determine when Awards are to be granted under this Plan and the applicable Date of Grant;

(v)approve forms of Award Agreements for use under this Plan;

(vi)determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted under this Plan including, but not limited to, the exercise price, the time or times when Awards may be exercised, any acceleration of vesting or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)construe and interpret the terms of this Plan and Award Agreements;

(viii)prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to the creation and administration of sub-plans;

(ix)amend the terms of any outstanding Award, including the discretionary authority to extend the post‑termination exercise period of Awards and accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, provided that any amendment that would adversely affect the Participant’s rights under an outstanding Award shall not be made without the Participant’s written consent. Notwithstanding the foregoing, an amendment shall not be treated as adversely affecting the rights of the Participant if the amendment is made to the minimum extent necessary to avoid the adverse tax consequences to the Participant of Section 409A of the Code;

(x)allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the amount required to be withheld based on any amount up to the minimum supplemental income tax rate in the applicable jurisdiction. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of the tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xi)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award to the extent permitted under Section 409A of the Code;

(xiii)determine whether Awards shall be settled in Shares, cash or in a combination of Shares and cash;

(xiv)determine whether Awards shall be adjusted for dividends or Dividend Equivalents; provided, however, that to the extent an Award is to be settled in Shares, any dividends or Dividend Equivalents shall not be issued or granted with respect to unvested Awards, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Award becoming vested;

(xv)create Other Stock-Based Awards for issuance under this Plan;

(xvi)impose such restrictions, conditions or limitations as it determines appropriate with respect to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvii)to the extent consistent with Section 409A of the Code, establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award or other event that, absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award;

(xviii)to interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission under, this Plan or any Award Agreement or other instrument or agreement relating to an Award; and

(xix)make all other determinations that the Administrator deems necessary or advisable for administering this Plan.

The express grant in this Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  However, the Administrator may not exercise any right or power reserved to the Board under the express terms of this Plan or by Applicable Laws.

(c)Prohibition on Repricing of Nonqualified Stock Options and SARs.  Notwithstanding anything in this Plan to the contrary, no repricing of Nonqualified Stock Options or SARs may be effectuated without the prior approval of the Company’s stockholders; provided, however, that the foregoing prohibition shall not apply to the extent an adjustment is required under Section 11.

(d)Effect of Administrator’s Decision.  The Administrator’s decisions, determinations, actions and interpretations shall be final, conclusive and binding on all persons having an interest under this Plan.

(e)Indemnification.  The Company shall defend and indemnify all past and present members of the Board, the Committee, the Administrator, officers and Employees of the Company or of a Parent or Subsidiary to whom authority to act for the Board, the Committee, the Administrator or the Company has been delegated under this Plan (“Indemnitees”), to the maximum extent permitted by law, against (i) all reasonable expenses, including reasonable attorneys' fees incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein (collectively, a “Claim”), to which any of them is a party by reason of any action taken or failure to act in connection with this Plan, or in connection with any Award granted under this Plan; and (ii) all amounts required to be paid by them in settlement of a Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim.  However, no such person shall be entitled to indemnification to the extent it is determined in such Claim that such person did not in good faith and in a manner reasonably believed to be in the best interests of the Company (or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful).  In addition, to be entitled to indemnification, the Indemnitee must, within thirty (29) days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company's expense, to defend the Claim.  The right to indemnification shall be in addition to all other rights of indemnification available to the Indemnitee.

5.Eligibility.  Awards under the Plan may only be granted to Outside Directors.

6.Nonqualified Stock Options.

(a)Grant of Nonqualified Stock Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Nonqualified Stock Options to Outside Directors in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Option Agreement.  Each Award of a Nonqualified Stock Option shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term of the Nonqualified Stock Option, the number of Shares subject to the Nonqualified Stock Option, the exercise restrictions (if any) applicable to the Nonqualified Stock Option, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Term of Nonqualified Stock Option.  The term of each Nonqualified Stock Option shall be stated in the Award Agreement.

(d)Nonqualified Stock Option Exercise Price and Consideration.

(i)Exercise Price.  The per Share exercise price for the Shares to be issued pursuant to the exercise of a Nonqualified Stock Option shall be determined by the Administrator, subject to the following:

(1)The per Share exercise price shall be determined by the Administrator, but shall not be less than the Fair Market Value per Share on the Date of Grant unless the terms of such Nonqualified Stock Option would otherwise comply with the exemption from taxation under Section 409A of the Code.

(2)Notwithstanding the foregoing, Nonqualified Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Date of Grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)Waiting Period and Exercise Dates.  At the time a Nonqualified Stock Option is granted, the Administrator shall fix the period within which the Nonqualified Stock Option may be exercised and shall determine any conditions that must be satisfied before the Nonqualified Stock Option may be exercised.  The Administrator may, in its sole discretion, accelerate the satisfaction of such conditions at any time.

(e)Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising a Nonqualified Stock Option, including the method of payment.  Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

(i)cash;

(ii)check;

(iii)in the discretion of the Administrator, other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences;

(iv)in the discretion of the Administrator, consideration received by the Company under a cashless exercise or net exercise program implemented by the Company in connection with this Plan;

(v)in the discretion of the Administrator, any combination of the foregoing methods of payment; or

(vi)in the discretion of the Administrator, any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.

(f)Exercise of Nonqualified Stock Option.

(i)Procedure for Exercise; Rights as a Stockholder.  Any Nonqualified Stock Option granted under this Plan shall be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  A Nonqualified Stock Option shall be deemed exercised when the Company receives: (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Nonqualified Stock Option, and (B) full payment for the Shares with respect to which the Nonqualified Stock Option is exercised (including provision for any applicable tax withholding).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan.  Shares issued upon exercise of a Nonqualified Stock Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Nonqualified Stock Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Nonqualified Stock Option is exercised.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 11 or the applicable Award Agreement.  Exercising a Nonqualified Stock Option in any manner shall decrease the number of Shares thereafter available for purchase under the Nonqualified Stock Option by the number of Shares as to which the Nonqualified Stock Option is exercised.

(ii)Termination of Relationship as an Outside Director (Other Than Death or Disability).  If a Participant ceases to be an Outside Director, other than upon the Participant’s death or Disability, the Participant may exercise the vested portion of his or her Nonqualified Stock Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of such Nonqualified Stock Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Nonqualified Stock Option must be exercised following a Participant ceasing to be an Outside Director, the vested portion of such Nonqualified Stock Option shall be exercisable for three (3) months following his or her cessation of service as an Outside Director (other than upon the Participant’s death or Disability).  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Nonqualified Stock Option on the date he or she ceases to be an Outside Director (other than upon the Participant’s death or Disability), then immediately thereafter, the Shares covered by the unvested portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Nonqualified Stock Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Nonqualified Stock Option shall terminate and the Shares covered by the unexercised portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.

(iii)Disability of Participant.  If a Participant ceases to be an Outside Director as a result of his or her Disability, the Participant may exercise the vested portion of his or her Nonqualified Stock Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Nonqualified Stock Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Nonqualified

Stock Option must be exercised following a Participant ceasing to be an Outside Director as a result of his or her Disability, the vested portion of such Nonqualified Stock Option shall be exercisable for twelve (11) months following the Participant ceasing to be an Outside Director as a result of his or her Disability.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Nonqualified Stock Option on the date he or she ceases to be an Outside Director as a result of his or her Disability, then immediately thereafter, the Shares covered by the unvested portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Nonqualified Stock Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Nonqualified Stock Option shall terminate and the Shares covered by the unexercised portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.

(iv)Death of Participant.  If a Participant dies while an Outside Director, the vested portion of the Nonqualified Stock Option may be exercised within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Nonqualified Stock Option as set forth in the Award Agreement), by the beneficiary designated by the Participant prior to his or her death in accordance with Section 25.  If the Award Agreement does not specify a time period within which the vested portion of such Nonqualified Stock Option must be exercised following a Participant’s death, the vested portion of such Nonqualified Stock Option shall be exercisable for twelve (11) months following his or her date of death.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Nonqualified Stock Option on the date he or she ceases to be an Outside Director as a result of his or her death, then immediately thereafter, the Shares covered by the unvested portion of the Nonqualified Stock Option shall again be available for grants under this Plan as set forth in Section 3.  Additionally, if the Participant’s beneficiary designated pursuant to Section 25 does not exercise the Nonqualified Stock Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Nonqualified Stock Option shall terminate and the Shares covered by the unexercised portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.

7.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Outside Directors in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Removal of Restrictions.  The Administrator may, in its sole discretion, accelerate the time at which any restrictions shall lapse or be removed.

(d)Voting Rights.  Outside Directors holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise as set forth in the Award Agreement.

(e)Dividends and Other Distributions.  Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares.  All such dividends and distributions shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid and no such dividends or other distributions shall be issued or granted with respect to shares of Restricted Stock, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Awards becoming vested.

(f)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall again be available for grant under this Plan as set forth in Section 3.

8.Stock Appreciation Rights.

(a)Grant of SARs.  Subject to the terms and conditions of this Plan, a SAR may be granted to an Outside Director at any time and from time to time as shall be determined by the Administrator in its sole discretion.  The Administrator shall have complete discretion to determine the number of SARs granted to any Outside Director.  The Administrator shall have complete discretion to determine the terms and conditions of SARs granted under this Plan, including the sole discretion to accelerate exercisability at any time; provided, however, that the per Share exercise price that will determine the amount of the payment the Company receives upon exercise of a SAR shall not be less than the Fair Market Value per Share on the Date of Grant.

(b)SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Expiration of SARs.  A SAR granted under this Plan shall expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement; provided, however, no SAR shall be exercisable later than 10 years after the Date of Grant.  Notwithstanding the foregoing, the rules of Sections (i), (ii) and (iii) shall also apply to SARs.

(d)Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Administrator, the payment upon the exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

9.Restricted Stock Units.  Restricted Stock Units shall consist of Shares of Restricted Stock that the Administrator, in its sole discretion, permits to be paid out in a lump sum, installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

10.Other Stock-Based Awards and Cash-Based Awards.  Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under this Plan and/or cash awards made outside of this Plan.  The Administrator shall have authority to determine the Outside Directors to whom, and the time or times at which, Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other terms and conditions of the Other Stock-Based Awards, including any dividend or voting rights and whether the Award should be paid in cash. Cash-based awards may be granted in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

11.Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than as provided in Section 25 or by will or by the laws of descent or distribution following the Participant’s death.  An outstanding Award may be exercised during the lifetime of the Participant only by the Participant.  If the Administrator makes an Award transferable, such Award Agreement shall contain such additional terms and conditions as the Administrator deems appropriate.

12.Adjustments; Dissolution or Liquidation; Change in Control.

(a)Adjustments for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under this Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, and (iii) the exercise price of outstanding Nonqualified Stock Options and SARs.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of this Plan.  No adjustment shall be made pursuant to this Section 11 in connection with the conversion of any convertible securities of the Company, or in a manner that would cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)Change in Control. Unless otherwise provided in an applicable Award Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control:

(i)all outstanding Awards of Nonqualified Stock Options and Stock Appreciation Rights shall become fully vested and exercisable for such period of time prior to the effective time of the Change in Control as is deemed fair and equitable by the Administrator, and shall terminate at the effective time of the Change in Control;

(ii)all outstanding Awards other than Awards of Nonqualified Stock Options and Stock Appreciation Rights shall fully vest immediately prior to the effective time of the Change in Control.

The Administrator shall provide written notice of the period of accelerated exercisability of Nonqualified Stock Option and SAR Awards to all affected Participants. The exercise of any Nonqualified Stock Option or SAR Award whose exercisability is accelerated as provided in this Section (b) shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before such consummation.

(c)Dissolution or Liquidation.  Unless otherwise provided in an applicable Award Agreement, in the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  An Award will terminate immediately prior to the consummation of such proposed action.

13.Board and Stockholder Approval; Term of Plan.  The Board approved this Plan to be effective on March 15, 2018, subject to the Company’s stockholders approving this Plan.  The Company’s stockholders approved this Plan on May 4, 2018.  From its effectiveness, this Plan shall continue in effect for a term of ten (9) years unless terminated earlier under Section 13 of this Plan.  If the requisite stockholder approval is not obtained, any Awards granted hereunder will automatically become null and void and of no force or effect.  No Awards may be granted under the Plan on or after the date which is ten (9) years following the effective date of this Plan.  This Plan will remain in effect until all Awards granted under the Plan have been satisfied or expired.

14.Amendment and Termination of this Plan.

(a)Amendment and Termination.  The Board may, at any time, amend, alter, suspend or terminate this Plan.

(b)Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension, or termination of this Plan shall materially or adversely impair the rights of any Participant without the

Participant’s prior written consent, unless such action is required by Applicable Law or stock exchange rules.  Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted under this Plan prior to the date of termination.

15.Conditions upon Issuance of Shares.

(a)Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award and the issuance and delivery of such Shares shall comply with Applicable Laws.

(b)Taxes.  No Shares shall be delivered under this Plan to any Participant or other person until the Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., U.S.-federal, U.S.-state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of up to the whole number of Shares covered by the Award sufficient to satisfy the withholding obligations incident to the exercise or vesting of an Award based on the minimum supplemental rate in the applicable jurisdiction.

16.No Rights to Awards.  No eligible Outside Director or other person shall have any claim to be granted any Award pursuant to this Plan, and neither the Company nor the Administrator shall be obligated to treat Participants or any other person uniformly.

17.No Stockholder Rights.  Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award until the Participant becomes the record owner of the Shares.

18.Fractional Shares.  No fractional Shares shall be issued and the Administrator shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

19.Governing Law. This Plan, all Award Agreements, and all related matters, shall be governed by the laws of the State of Delaware, without regard to choice of law principles that direct the application of the laws of another state.

20.No Effect on Terms of Directorship Relationship.  This Plan shall not confer upon any Participant any right to continue service as an Outside Director, nor shall it interfere in any way with his or her right or the right of the Company to terminate the Participant’s service at any time, with or without cause, and with or without notice.

21.Unfunded Obligation.  This Section 20 shall only apply to Awards that are not settled in Shares.  Participants shall have the status of general unsecured creditors of the Company.  Any amounts of cash payable to Participants pursuant to this Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Neither the Company nor any Parent or Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations under this Plan.  Any investments or the creation or maintenance of any trust for any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Parent or Subsidiary and Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company or Parent or Subsidiary.  The Participants shall have no claim against the Company or any Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

22.No Guarantee of Tax Consequences.  The Company, Board, Committee and the Administrator do not make any commitment or guarantee that any United States federal, state, local, or foreign tax treatment will apply or be available under the Plan to any Participant or other person participating or eligible to participate hereunder.  Neither the Company, the Board, the Committee nor the Administrator will be liable to any Participant or any other person as to any expected or realized tax consequences for any Participant or other person due to the grant, exercise, lapse of restriction, vesting, distribution, payment or other taxable event involving any Award. Although the Company may endeavor to (a) qualify an Award for favorable tax treatment in a jurisdiction or (b) avoid adverse tax treatment for an Award, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

23.Designation of Beneficiary by Participant.  Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation will revoke all prior designations by the same Participant, must be in the form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator (or its delegate), and received and accepted during the Participant’s lifetime.  In the absence of any such valid beneficiary designation, benefits remaining unpaid at the Participant’s death will be paid as follows: (i) if a Participant leaves a surviving spouse, payment will be made to such surviving spouse on behalf of the Participant; and (ii) if a Participant leaves no surviving spouse, payment will be made to (A) if there is administration of such Participant’s estate, the executor or administrator of such estate, upon receipt by the Administrator of supporting evidence from the estate that is satisfactory to the Administrator, or (B) if there is no administration of such Participant’s estate, to such Participant’s heirs at law, but only after such heirs are determined by a court of competent jurisdiction and in such proportion as determined by such court in its signed order that is received by, and satisfactory to, the Administrator.

24.Requirements of Law and Securities Exchanges.  The granting of Awards and the issuance or delivery of Shares under the Plan will be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing Shares delivered under the Plan (to the extent that such Shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any other Applicable Law.  The Administrator may cause a legend or legends to be placed upon such certificates to make appropriate reference to such restrictions.

The Company will not be obligated to take any affirmative action in order to cause the exercise of an Award or the issuance of Shares pursuant to the Plan to comply with any Applicable Law.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Administrator or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.

25.Clawback.  All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or other receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy as may be implemented from time to time, including any clawback policy adopted to comply with any Applicable Law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) as set forth in such clawback policy or the Award Agreement. Any such policy may subject a Participant’s Award, and amounts paid or realized with respect to any Award, to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur; such events including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

26.No Obligation to Exercise Awards; No Right to Notice of Expiration Date.  An Award of a Nonqualified Stock Option or a SAR imposes no obligation upon the Participant to exercise the Award.  The Company and the Administrator have no obligation to inform a Participant of the date on which a Nonqualified Stock Option or SAR is no longer exercisable except for including such expiration date in the Participant’s Award Agreement.

27.Rule 16b-3 Securities Law Compliance for Insiders.  Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3.  Any ambiguities or inconsistencies in the construction of the Plan or an Award will be interpreted to give effect to such intention and, to the extent any provision of the Plan or action by the Administrator fails to so comply, it may be deemed null and void by the Administrator, in its discretion, to the extent permitted by Applicable Laws.

28.Section 409A.

(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Code Section 409A (“Section 409A”), such that no adverse tax consequences, interest, or penalties under Section 409A apply.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt the Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date.  The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise.  The Company and its Subsidiaries will have no obligation under this Section 30 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s directorship relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s directorship relationship.  For purposes of the Plan or any Award Agreement relating to any such payments, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or any Incentive Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A as determined by the Administrator) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Code Section 409A(a)(1)(B)(i), be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest) but not later than 60 days following the end of such six-month period. Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d)Payment Upon Vesting or Lapse of Risk of Forfeiture.  In the case of an Award subject to Section 409A providing for distribution or settlement upon vesting or lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution or settlement shall be made by March 15 of the calendar year next following the calendar year in which such Award vested or the risk of forfeiture lapsed.

(e)Timing of Payment.  In the case of any distribution of any other Award subject to Section 409A, if the timing of such distribution is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(f)Separate Payment.  Each payment that a Participant may receive under this Plan that is subject to Section 409A shall be treated as a “separate payment” for purposes of Section 409A.

29.No Restriction on Corporate Action.  Nothing contained in the Plan will be construed to prevent the Company or any Subsidiary from taking any action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan.

30.Severability.  If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction as to any person or Award, or would disqualify the Plan or Award under any Applicable Law, such provision will be (a) construed or deemed amended to conform to Applicable Law or (b) if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, person or Award Agreement, and thereafter the remainder of the Plan and any such Award Agreement will remain in full force and effect.

31.Rules of Construction.  In the interpretation of the Plan, except where the context otherwise requires:

(a)“including” or “include” does not denote or imply any limitation;

(b)“or” has the inclusive meaning “and/or”;

(c)the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)captions or headings are only for reference and are not to be considered in interpreting the Plan;

(e)any grammatical form or variant of a term defined in the Plan will be construed to have a meaning corresponding to the definition of the term set forth herein;

(f)the terms “hereof,” “hereto,” “hereunder” and similar terms in the Plan refer to the Plan as a whole and not to any particular provision of the Plan;

(g)“Section” refers to a Section of the Plan, unless otherwise stated in the Plan;

(h)a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof, and the authoritative guidance issued thereunder by an appropriate governmental entity; and

(i)This Plan shall be construed as a whole and according to its fair meaning, and the Plan and any Award Agreement issued hereunder shall not be strictly construed against the Company or the Administrator.

* * * * *

TETRA

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

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Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Mark E. Baldwin	☐	☐	02 - Thomas R. Bates, Jr.	☐	☐	03 - Stuart M. Brightman	☐	☐
04 - Paul D. Coombs	☐	☐	05 - John F. Glick	☐	☐	06 - William D. Sullivan	☐	☐
07 - Joseph C. Winkler III	☐	☐						

Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
2. To ratify and approve the appointment of Ernst & Young LLP as TETRA's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐	3. To approve, on an advisory basis, the compensation of the named executive officers of TETRA Technologies, Inc.	☐	☐	☐
4. To approve TETRA's 2018 Equity Incentive Plan.	☐	☐	☐	5. To approve TETRA's 2018 Non-Employee Director Equity Incentive Plan.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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